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RADIANT LOGISTICS, INC.

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2021

Notice of Annual

Meeting of Stockholders

and Proxy Statement

Wednesday, November 17, 2021

9:00 a.m. Local Time

Triton Towers Two

700 S. Renton Village Place, Seventh Floor

Renton, Washington 98057

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Triton Towers Two

700 S. Renton Village Place, Seventh Floor

Renton, Washington 98057

FROM OUR CHAIRMAN OF THE BOARD

Dear Stockholder:

The 2021 Annual Meeting of Stockholders will be held at our principal executive offices located at Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057, at 9:00 a.m. local time, on Wednesday, November 17, 2021. In light of the serious nature and health risks from the spreading of COVID-19 in public gatherings, our meeting may be different than in past years. As part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held at a different venue or solely by means of virtual communication. If we take this step, we will publicly announce the decision to do so in advance, and details on how to participate will be posted on our website at https://radiantdelivers.com and filed with the Securities and Exchange Commission as additional proxy materials.

In connection with the Annual Meeting, stockholders will be asked to consider and vote upon the following proposals: (1) to elect four directors to serve for the ensuing year as members of the Board of Directors of Radiant Logistics, Inc.; (2) to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022; (3) to approve, on an advisory basis, our executive compensation; (4) to approve the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan; and (5) to transact such other business as may properly come before the Annual Meeting or at any continuation, postponement, or adjournment thereof. The accompanying Notice of 2021 Annual Meeting of Stockholders and proxy statement describe these matters in more detail. We urge you to read this information carefully.

The Board of Directors recommends a vote: FOR each of the four nominees for director named in the proxy statement and FOR the approval of the other proposals being submitted to a vote of stockholders.

Voting your shares of Radiant Logistics common stock is easily achieved without the need to attend the Annual Meeting in person. Regardless of the number of shares of Radiant Logistics common stock that you own, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to vote your shares of Radiant Logistics common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. Voting over the Internet, by telephone, or by written proxy will ensure that your shares are represented at the Annual Meeting.

On behalf of the Board of Directors and management of Radiant Logistics, we thank you for your participation and continued support.

Sincerely,

Bohn H. Crain

Chairman of the Board and Chief Executive Officer

October 1, 2021

You can help us make a difference by eliminating paper proxy materials. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxyvote.com. Your consent to receive stockholder materials electronically will remain in effect until canceled.

Radiant Logistics, Inc. – 2021 Proxy Statement1

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

The 2021 Annual Meeting of Stockholders of Radiant Logistics, Inc., a Delaware corporation, will be held on Wednesday, November 17, 2021, at 9:00 a.m. local time at our principal executive offices located at Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057, for the following purposes:

1.

To elect four directors to serve as members of the Board of Directors of Radiant Logistics, Inc. until the next annual meeting of stockholders and until their successors are duly elected and qualified. The director nominees named in the proxy statement for election to the Board of Directors are: Bohn H. Crain, Michael Gould, Kristin Toth Smith and Richard P. Palmieri;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending June 30, 2022;
3.	To approve, on an advisory basis, our executive compensation;
4.	To approve the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan; and
5.	To transact such other business as may properly come before the Annual Meeting or at any continuation, postponement, or adjournment thereof.

The proxy statement accompanying this Notice describes each of these items of business in detail. Only holders of record of our common stock at the close of business on September 23, 2021 are entitled to notice of, to attend, and to vote at the Annual Meeting or any continuation, postponement, or adjournment thereof. A list of such stockholders will be available for inspection, for any purpose germane to the Annual Meeting, at our principal executive offices during regular business hours for a period of no less than 10 days prior to the Annual Meeting.

As part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held at a different venue or solely by means of virtual communication. If we take this step, we will publicly announce the decision to do so in advance, and details on how to participate will be posted on our website at https://radiantdelivers.com and filed with the Securities and Exchange Commission as additional proxy materials.

To ensure your representation at the Annual Meeting, you are urged to vote your shares of Radiant Logistics common stock via the Internet, by telephone, or by promptly marking, dating, signing, and returning the proxy card. If your shares of Radiant Logistics common stock are held by a bank, broker, or other agent, please follow the instructions from your bank, broker, or other agent to have your shares voted.

BY ORDER OF THE BOARD OF DIRECTORS

Bohn H. Crain

Chairman of the Board and

Chief Executive Officer

Renton, Washington

October 1, 2021

Radiant Logistics, Inc. – 2021 Proxy Statement2

CONTENTS

_____________________

References in this proxy statement to:

•	“Radiant Logistics,” “we,” “us,” “our,” or the “Company” refer to Radiant Logistics, Inc.;
•	“Board” refer to the Board of Directors of Radiant Logistics;
•	“Annual Meeting” refer to our 2021 Annual Meeting of Stockholders; and
•	“2021 Annual Report” or “2021 Annual Report to Stockholders” refer to our Annual Report on Form 10-K for the year ended June 30, 2021, being made available together with this proxy statement.

Information on our website and any other website referenced herein is not incorporated by reference into, and does not constitute a part of, this proxy statement.

™ and ® denote trademarks and registered trademarks of Radiant Logistics, Inc. or our affiliates, registered as indicated in the United States. All other trademarks and trade names referred to in this release are the property of their respective owners.

We intend to make this proxy statement and our 2021 Annual Report available on the Internet and to commence mailing of the notice to all stockholders entitled to vote at the Annual Meeting beginning on or about October 1, 2021. We will mail paper copies of these materials, together with a proxy card, within three business days of a request properly made by a stockholder entitled to vote at the 2021 Annual Meeting of Stockholders.

Radiant Logistics, Inc. – 2021 Proxy Statement3

PROXY STATEMENT SUMMARY

This executive summary provides an overview of the information included in this proxy statement. We recommend that you review the entire proxy statement and our 2021 Annual Report to Stockholders before voting.

2021 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME

Wednesday, November 17, 2021

9:00 a.m. (Pacific Time)

LOCATION

Radiant Logistics, Inc.

Principal Executive Offices

Triton Towers Two

700 S. Renton Village Place, 7th Floor

Renton, Washington 98057

Due to the COVID-19 pandemic, various safety restrictions and limitations will be in effect, and the Annual Meeting may be held at a different venue or solely by means of virtual communication.

RECORD DATE

Holders of record of our common stock at the close of business on September 23, 2021, are entitled to notice of, to attend, and to vote at the 2021 Annual Meeting of Stockholders or any continuation, postponement, or adjournment thereof.

VOTING ITEMS
Proposal	Board’s Vote Recommendation	Page
Proposal No. 1: Election of directors	FOR	25
Proposal No. 2: Ratification of appointment of independent registered public accounting firm	FOR	28
Proposal No. 3: Advisory vote on executive compensation	FOR	31
Proposal No. 4: Approval of Radiant Logistics, Inc. 2021 Omnibus Incentive Plan	FOR	34

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on Wednesday, November 17, 2021

This proxy statement and our 2021 Annual Report of Stockholders are available on the Internet, free of charge, at www.proxyvote.com. On this website, you will be able to access this proxy statement, our 2021 Annual Report, and any amendments or supplements to these materials that are required to be furnished to stockholders. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Fiscal 2021 BUSINESS HIGHLIGHTS

Radiant Logistics, Inc. – 2021 Proxy Statement4

Although fiscal 2021 was marked by continued uncertainty due to the COVID-19 pandemic, it proved to be a milestone year for Radiant Logistics, achieving several financial records. Highlights of our achievements include:

FINANCIAL

$889.1 million	Revenues Achieved a record $889.1 million in total revenues, a 4% ↑ year-over-year
$220.8 million	Non-GAAP Net Revenues Achieved a record $220.8 million in Non-GAAP net revenues, a 5.4% ↑ year-over-year
$22.9 million	Net Income Achieved record net income of $22.9 million, a 117% ↑ year-over-year, or $0.45 per diluted share, a 114.3% ↑ year-over-year
$34.4 million	Non-GAAP Adjusted Net Income Achieved record non-GAAP adjusted net income of $34.4 million, a 34.3% ↑ year-over-year, or $0.67 per diluted share, a 34.8% ↑ year-over-year
$48.8 million

Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin

Achieved record Non-GAAP Adjusted EBITDA of $48.8 million, a 27.5% ↑ year-over-year, and non-GAAP Adjusted EBITDA Margin of 22.1%, ↑ 380 basis points year-over-year

OPERATIONAL

✓

Strong Network of Company-Owned Locations and Agents

Maintains a strong network of over 20 company-owned locations and over 100 strategic operating partners (agents) in the United States and Canada as well as additional global partners to facilitate international shipments

✓

Compelling Multi-Modal Service Offering

Continues to build out a strong compelling multi-modal service offering, leveraging our technology and bundling value-added logistics solutions with our core transportation service offerings

✓	Highly Diversified Customer Base Cultivates significant long-standing customer relationships across the platform, with no one customer representing more than 5% of our revenues

STRATEGIC

$2.1 million

Robust and Advanced Technology Offerings and Platform

Provides robust and advanced technology offerings to our customers, while providing advanced technology to our operations, strategic operating partners and management. During fiscal 2021, we invested over $2.1 million on technology enhancements and software systems to increase our operating efficiency and improve technology offerings.

19 acquisitions	Proven Growth Platform Continues to deliver profitable growth with a track record of executing and integrating 19 acquisitions since our inception in 2006.

Annex I provides reconciliations of non-GAAP financial measures to most comparable U.S. GAAP measures.

CORPORATE GOVERNANCE

HIGHLIGHTS

✓	Three-quarters of directors are independent	✓	Annual say-on-pay vote
✓	Annual election of all directors	✓	Officer and director stock ownership and retention requirements
✓	Majority vote standard for uncontested director elections, with a director resignation policy	✓	Hedging, pledging, and stock option repricing prohibitions
✓	Emphasis on diversity in Board refreshment efforts	✓	Double trigger change of control arrangements
✓	Independent lead director	✓	Robust clawback policy
✓	Board oversight of ESG policies	✓	No poison pill
✓	Robust Board and committee evaluations	✓	Single class of stock

STOCKHOLDER ENGAGEMENT

We are committed to a robust and proactive stockholder engagement program. The Board of Directors values the perspectives of our stockholders, and feedback from stockholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for Board discussions throughout the year.

During fiscal 2021, our Board reached out to approximately 85% of our institutional investors. Stockholder feedback is thoughtfully considered and has led to modifications in our executive compensation program, governance practices and disclosures. Some of the actions we have taken in response to feedback over the last several years are described below.

What We Heard	What We Did
Align the interest of executive officers with those of stockholders.

We adopted stock ownership and retention guidelines applicable to our NEOs to ensure that their interests would be closely aligned with those of our stockholders. All of our NEOs are in compliance with our guidelines.

We also have an anti-hedging/pledging policy.

Our founder and CEO owns approximately 20% of our outstanding common stock.

Emphasize long-term performance-based incentives.

Beginning in fiscal 2022, we revised our Long-Term Incentive Program (LTIP) to provide for new performance unit awards which will vest based upon achievement of a combination of company and individual performance goals as measured over a three-year period. The performance unit awards are in addition to our restricted stock unit awards which are granted on an annual basis and are determined based, in large part, on the achievement of annual company and individual performance goals, and once granted do not vest until the three-year anniversary of the grant date. The performance unit awards will constitute at least 75% of our CEO’s target LTIP opportunity for fiscal 2022.

Increase disclosure on executive compensation.

As a smaller reporting company, we are not required to include a Compensation Discussion & Analysis section in our proxy statement nor the more extensive executive compensation tables. This year, in response to stockholder feedback, we have substantially increased and improved our executive compensation disclosure in this proxy statement, with an eye towards transparency despite the fact that we are not required to provide these disclosures.

Radiant Logistics, Inc. – 2021 Proxy Statement5

What We Heard	What We Did
Ensure the recovery of incentive compensation based on incorrect calculations that resulted in a financial restatement.	In September 2021, we adopted a separate more robust clawback policy covering cash and equity incentive compensation applicable to current and former executives.
Perform a compensation risk assessment.

As a smaller reporting company, we are not required to perform a compensation risk assessment. This year, in response to stockholder feedback, we performed a compensation risk assessment which concluded that our compensation policies, practices and programs, along with our governance structure, work together in a manner so as to encourage our executives (and employees) to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our Company.

Disclose CEO pay ratio.

As a smaller reporting company, we are not required to disclose a CEO pay ratio. This year, in response to stockholder feedback, we have calculated and disclosed a CEO pay ratio in accordance with SEC rules and regulations under “—CEO Pay Ratio”.

Adopt or disclose an anti-hedging/pledging policy.	We have increased substantially our disclosure of our anti-hedging/pledging policy in this proxy statement.
Adopt a no tax gross-up policy.	In September 2021, we adopted a new tax gross-up policy that prohibits tax gross-ups, other than the grandfathered provision in the employment agreement of our founder and CEO.
Increase board diversity.	We added Ms. Kristin Toth Smith to the Board of Directors effective June 3, 2021.
Formalized a Lead Independent Director role to the board.

Our Board designated the Chairman of the Company’s Audit Executive and Oversight Committee as the Company’s Lead Independent Director to formalize the position and to further enhance the Company’s corporate governance practices, which already include a majority of independent directors.

Radiant Logistics, Inc. – 2021 Proxy Statement6

BOARD NOMINEES

Below are the directors nominated for election by stockholders at the Annual Meeting for a one-year term. The Board recommends a vote “FOR” each of these nominees.

Director	Age	Serving Since	Independent	Committees	Other Public Boards
Bohn H. Crain	57	2005	No(1)	N/A	0
Richard P. Palmieri	68	2014	Yes	Audit and Executive Oversight Committee	0
Michael Gould	57	2016	Yes	Audit and Executive Oversight Committee	0
Kristin Toth Smith	46	2021	Yes	Audit and Executive Oversight Committee	0

(1)Bohn H. Crain is not independent because he also serves as Radiant Logistics Chief Executive Officer.

KEY QUALIFICATIONS

The following are some of the key qualifications, skills, and experiences of our Board nominees.

Director	CEO/Senior Officer Experience	Financial/Finance Experience	Industry Experience	Technology and E-Commerce	Corporate Governance
Bohn H. Crain	●	●	●
Michael Gould	●		●	●
Richard P. Palmieri	●	●			●
Kristin Toth Smith	●		●	●

The lack of a mark for a particular item does not mean that the director does not possess that qualification, characteristic, skill, or experience. We look to each director to be knowledgeable in these areas; however, the mark indicates that the item is a particularly prominent qualification, characteristic, skill, or experience that the director brings to the Board.

Radiant Logistics, Inc. – 2021 Proxy Statement7

EXECUTIVE COMPENSATION BEST PRACTICES

Our compensation practices include many best pay practices that support our executive compensation objectives and principles and benefit our stockholders.

What We Do	What We Don’t Do
Maintain a competitive compensation package	No guaranteed salary increases or bonuses
Structure our executive officer compensation so that a significant portion of pay is at risk	No excessive perquisites
Emphasize long-term performance in our equity-based incentive awards	No repricing of stock options unless approved by stockholders
Maintain a robust clawback policy	No pledging of Radiant securities
Require a double-trigger for equity acceleration upon a change of control	No short sales or derivative transactions in Radiant stock, including hedges
Have robust stock ownership and retention guidelines	No current payment of dividends on unvested awards
Hold an annual say-on-pay vote	No excise or other tax gross-ups (other than the grandfathered arrangement with our founder and CEO)

2022 ANNUAL MEETING OF STOCKHOLDERS

Date of 2022 Annual Meeting of Stockholders

We anticipate that our 2022 Annual Meeting of Stockholders will be held on or about Wednesday, November 9, 2022.

Important Dates for Stockholder Submissions

The following are important dates in connection with our 2022 Annual Meeting of Stockholders.

Stockholder Action	Submission Deadline
Proposal Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934	No later than June 3, 2022
Nomination of a Candidate Pursuant to our Bylaws	Between August 11, 2022 and September 10, 2022
Proposal of Other Business for Consideration Pursuant to our Bylaws	Between August 26, 2022 and September 20, 2022

Radiant Logistics, Inc. – 2021 Proxy Statement8

OUR COMMITMENT TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE PRINCIPLES

esg COMMITMENTS

ENVIRONMENTAL COMMITMENTS: We are committed to operating in an environmentally responsible manner to reduce our carbon footprint and our impact on climate change, conserve natural resources and operate in compliance with environmental regulations.

SOCIAL COMMITMENTS: We are committed to being a socially responsible employer by fostering an environment of diversity and inclusion across our business, with a focus on empowering, operating ethically and supporting our local communities. Since the outbreak of the COVID-19 pandemic, we have prioritized the health and safety of our employees, customers and communities.

GOVERNANCE COMMITMENTS: We are committed to building a culture dedicated to ethical business behavior and responsible corporate activity.

Our Focus Areas	Our Approach
ENVIRONMENT

✓We are a long-term member of the SmartWay® Transport Partnership that is a collaboration between the U.S. Environmental Protection Agency and its member companies to improve supply chain efficiencies by sharing information about fuel use and freight emissions across supply chains.

✓Radiant’s Clipper Exxpress division emphasizes rail transportation that is reported to be four (4) times more efficient regarding fuel usage and emissions than over the road transportation.

✓Radiant strives to maintain compliance with all applicable local, state, federal and international environmental and transportation law and regulations.

SOCIAL

✓At Radiant, our employees are first and foremost.

✓Since the outbreak of the COVID-19 pandemic, we have prioritized the health and safety of our employees, customers and communities. We implemented protocols with these goals in mind, such as outfitting our employees with computers and telecommunication equipment to enable our employees to work virtually or in the office, enhanced cleaning measures, modifications to our building sites to allow for social distancing, and virtual interactions with customers.

✓We provide in-house employee training and development programs that are designed to improve individual skills in the areas of technical, people management, communication and teamwork.

✓We continue to adjust our practices and policies to meet the ever-changing needs of our employees, customers and environment.

GOVERNANCE

✓Members of our Board of Directors are actively involved in every quarterly audit.

✓Every employee signs our Radiant Code of Ethics that is renewed annually for each employee.

✓We actively maintain an Ethics Hotline where concerns regarding unethical or illegal behavior can be reported confidentially.

✓This year we added a new director, Kristin Toth Smith, who brings her knowledge and skills in the area of corporate governance to our Board.

Radiant Logistics, Inc. – 2021 Proxy Statement9

CORPORATE GOVERNANCE

best PRACTICES

We have adopted several corporate governance best practices, which are designed to promote actions that benefit our stockholders and create a framework for our decision-making.

Annual election of all directors	All directors are elected annually for a one-year term.
Majority vote standard for uncontested director elections, with a director resignation policy	We have a majority voting standard for uncontested director elections, and directors who do not receive more votes “for” than “against” their election must offer to resign from the Board.
Three-quarters of our directors are independent	Three of the four directors on our Board are independent.
Robust Board and committee evaluations	Our Board and committees conduct annual performance self-evaluations.
No poison pill	We believe that not having a poison pill benefits our stockholders by not discouraging takeover attempts that may increase value for our stockholders.
Board oversight of ESG initiatives	The Audit and Executive Oversight Committee has been delegated oversight authority of our ESG initiatives.
Emphasis on gender and racial/ethnic diversity in Board

Effective June 3, 2021, the Board added a new female director to the Board. In addition, our Chairman and CEO is a Native American Indian. As a result, half of our Board is diverse based on gender and racial/ethnic diversity.

Robust stockholder outreach program	Our executives hold numerous meetings primarily with institutional investors to seek stockholder input and strive to take actions that reflect the input received.
Officer and director stock ownership and retention requirements	We have robust stock ownership and retention guidelines for our directors and officers that require maintenance of a specified level of ownership based on compensation.
Hedging, pledging, and stock option repricing prohibitions

We prohibit certain employees, including our NEOs, from engaging in any hedging transactions, short sales, transactions in publicly traded options, such as puts, calls and other derivatives, or short-term trading.

Require a double trigger for cash severance and accelerated vesting of equity upon a change of control	The double trigger feature incentivizes executives to accept or continue employment with Radiant Logistics in the event of a change of control event.
Robust clawback policy	We maintain a robust clawback policy pursuant to which we may recover cash and equity incentive compensation from current or former officers in the event of a restatement.
Single class of stock	We have a single class of stock, so our stockholders all have equal voting rights.

Radiant Logistics, Inc. – 2021 Proxy Statement10

GUIDELINES

The Board has adopted Corporate Governance Principles covering, among other things, the duties and responsibilities of, and independence standards applicable to, our directors and Board committee structures and responsibilities. Among the topics addressed in our Corporate Governance Guidelines are:

1.Role of directors

2.Selection of the Chairman of the Board

3.Selection of new directors

4.Director qualifications

5.Other directorships

6.Director independence

7.Directors who change their present job responsibility

8.Retirement and resignation policy

9.Board compensation

10.Separate sessions of independent directors

11.Board and Board committee self-evaluations

12.Strategic direction of the Company

13.Board access to management

14.Succession planning

15.Management development

16.Board materials

17.Board interaction with institutional investors, analysts, press, and customers

18.Board orientation and continuing education

19.Director attendance at annual meetings of stockholders

20.Frequency of meetings

21.Selection of agenda items for Board meetings

22.Number and names of Board committees

23.Independence of Board committees

24.Assignment and rotation of committee members

25.Evaluation of Board committee charters

26.Evaluation of executive officers

27.Risk management

28.Prohibited loans

29.Communications with directors

From time to time, the Board, upon recommendation of the Audit and Executive Oversight Committee, reviews and updates the Corporate Governance Guidelines as it deems necessary and appropriate. The Corporate Governance Guidelines are available in the “Investors—Corporate Governance—Governance Documents” section of the Company’s website located at About - Radiant Global Logistics (radiantdelivers.com).

MAJORITY VOTE STANDARD AND RESIGNATION POLICY

Our Bylaws provide for a majority vote standard for uncontested director elections. Director nominees will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” such director nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election. However, director nominees will be elected by a plurality of the votes cast in connection with a contested election, as defined in our Bylaws.

Pursuant to our Corporate Governance Guidelines, any incumbent director who is not elected to the Board in accordance with the Bylaws shall promptly tender a written offer of resignation as a director. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the director’s resignation offer or take other action, and the Board will take action with respect to the offer no later than 90 days following certification of the election results and will publicly disclose its decision regarding the director’s resignation offer, if applicable, promptly thereafter. Any director whose resignation offer is under consideration will abstain from participating in any decision regarding that resignation offer.

Director Independence

Under the NYSE American continued listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NYSE American continued listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Audit committee members must also satisfy heightened independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (Exchange Act), and compensation committee members must satisfy heightened independence criteria set forth in the NYSE American rules. Under the NYSE American rules, a director will only qualify as an “independent director” if the company’s board of directors

Radiant Logistics, Inc. – 2021 Proxy Statement11

affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board has undertaken a review of its composition, the composition of its Board committees, and the independence of each director. Based upon information requested from and provided by each of our directors concerning his or her background, employment, and affiliations, including family relationships with us, our senior management, and our independent registered public accounting firm, the Board has determined that all but one of our directors, Bohn H. Crain, are independent directors under the standards established by the Securities and Exchange Commission (SEC) and the NYSE American. In making this determination, the Board considered the current and prior relationships that each non-employee director has with Radiant Logistics and all other facts and circumstances the Board deemed relevant in determining their independence.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. The Board has determined that having our founder and Chief Executive Officer serve as Chairman is in the best interest of our stockholders at this time. We believe this structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fostering greater communication between our management and the Board.

We have adopted a counterbalancing governance structure to protect the interests of our stockholders by preventing the Board from being unduly influenced by the combination of these positions. Effective as of our Annual Meeting, the Board designated Richard Palmieri, the Chairman of the Company’s Audit Executive and Oversight Committee, as the Company’s Lead Independent Director to formalize the position and to further enhance the Company’s corporate governance practices. Lead Independent Director’s primary responsibility will be to ensure that the Board functions independent of management and to act as principal liaison between the independent directors and the non-independent directors and the Chief Executive Officer. The lead independent director presides at executive sessions of our independent directors, as well as performs other duties applicable to that position including, among other things, providing guidance to the Chairman regarding agendas for Board and committee meetings, advising the Chair as to the information to be provided the Board for its meetings, chairing meetings of the Board in the event the Chairman cannot be in attendance, and acting as principal liaison between the independent directors and the Chair. The lead independent director is expected to foster a cohesive board that cooperates with the Chairman towards the ultimate goal of creating stockholder value and leads our shareholder engagement efforts.

The Board believes that the most effective board structure is one that emphasizes board independence and ensures that the board’s deliberations are not dominated by management. Three out of the four directors on the Board are independent, and our Audit and Executive Oversight Committee is composed entirely of independent directors. In support of the independent oversight of management, the independent directors meet and hold discussions without management present.

Management is responsible for the Company’s day-to-day risk management and the Board’s responsibility is to engage in informed oversight of and provide overall direction with respect to such risk management. Our Board administers its risk oversight function directly and through our Audit and Executive Oversight Committee, which includes regular meetings with management to discuss, identify and mitigate potential areas of risk. Our Board’s approach to risk management is to focus on understanding the nature of our enterprise risks, to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value, while at the same time overseeing an appropriate level of risk for the Company. We believe our current board leadership structure helps ensure proper risk oversight, based on the allocation of duties among committees and the role of our independent directors in risk oversight.

Radiant Logistics, Inc. – 2021 Proxy Statement12

Executive Sessions

Our non-management independent directors meet in executive sessions without management to consider such matters as they deem appropriate, such as reviewing the performance of management. Executive sessions of our independent directors are typically held in conjunction with regularly scheduled Board meetings.

Committees of the Board of Directors

We currently have one standing committee of the Board, the Audit and Executive Oversight Committee, which was formed in 2012. The Board may establish other Board committees as it deems necessary or appropriate from time to time.

Below are our directors, their committee memberships and their fiscal 2021 attendance rates for Board meetings.

Director	Board	Audit and Executive Oversight Governance	Board Meeting Attendance Rate
Bohn H. Crain	●		100%
Jack Edwards(1)	●	●	100%
Michael Gould	●	●	100%
Richard P. Palmieri	●	Chair	100%
Kristin Toth Smith(2)	●		N/A

(1)Based on the Company’s director retirement policy, Jack Edwards is not standing for re-election at the 2021 Annual Meeting of Stockholders.

(2)Kristin Toth Smith was appointed to the Board effective June 3, 2021. Ms. Smith will join the Audit and Executive Oversight Committee on the date of the 2021 Annual Meeting of Stockholders.

Audit and executive oversight committee

The standing committee of the Board of Directors is the Audit and Executive Oversight Committee, which was formed in 2012. The Audit and Executive Oversight Committee fulfills the audit, compensation and nominating and governance committee functions.

The Audit and Executive Oversight Committee operates under a written charter that is reviewed annually. In September 2021, the Board of Directors amended and restated the Company’s Audit and Executive Oversight Committee Charter to reflect the restructuring of the roles of authority granted to each member of the Audit and Executive Oversight Committee and to include the oversight of the development and implementation of corporate governance policies for the Company. The amended and restated Charter is available on our website at www.radiantdelivers.com.

The Audit and Executive Oversight Committee held four formal meetings during fiscal year 2021. The members of the Audit and Executive Oversight Committee are Messrs. Edwards, Gould, and Palmieri (Chair).

Audit committee Function:

The Audit and Executive Oversight Committee, pursuant to its written charter, among other matters, performs traditional Audit Committee functions and oversees (i) our financial reporting, auditing, and internal control activities;

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(ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management. The Audit Committee functions led by Mr. Edwards but will be assumed by Mr. Palmieri after his re-election at the Annual Meeting.

Additionally, the Committee:

•	is responsible for the appointment, retention, and termination of our independent auditors, and determines the compensation of our independent auditors;
•	reviews with the independent auditors the plans and results of the audit engagement;
•	evaluates the qualifications, performance, and independence of our independent auditors;
•	has sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;
•	reviews the adequacy of our internal accounting controls; and
•	meets at least quarterly with our executive officers, internal audit staff, and our independent auditors in separate executive sessions.

The Audit and Executive Oversight Committee charter authorizes the Audit and Executive Oversight Committee to retain independent legal, accounting, and other advisors as it deems necessary to carry out its responsibilities. The Audit and Executive Oversight Committee reviews and evaluates, at least annually, the performance of the Audit and Executive Oversight Committee, including compliance with its charter.

Financial Literacy and Financial Experts

The Board has determined that each member of the Audit and Executive Oversight Committee is “financially literate” under the continued listing requirements of the NYSE American and satisfies the heightened independence criteria for audit committee members set forth in Rule 10A-3 under the Exchange Act. As of December 28, 2020, Mr. Palmieri has been designated by the Board as our “audit committee financial expert,” as that term is defined in the rules of the SEC.

Compensation Committee Function:

We do not have a standing Compensation Committee. The Audit and Executive Oversight Committee fulfills the compensation committee functions. The Audit and Executive Oversight Committee reviews the compensation philosophy, strategy of the Company and consults with the Chief Executive Officer, as needed, regarding the role of our compensation strategy in achieving our objectives and performance goals and the long-term interests of our stockholders. The Audit and Executive Oversight Committee has direct responsibility for approving the compensation of our Chief Executive Officer, and makes recommendations to the Board with respect to our other executive officers. The term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Exchange Act. The Compensation Committee functions are led by Mr. Palmieri but will be assumed by Mr. Gould after his re-election at the Annual Meeting.

Our Chief Executive Officer sets the compensation of anyone whose compensation is not set by the Board and reports.

The Committee, pursuant to its written charter, among other matters:

•	assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

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•

administers, reviews, and makes recommendations to the Board regarding our compensation plans, including the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan, 2021 Omnibus Incentive Plan, and Management Incentive Compensation Plan (MICP), and administers or oversees all such plans and discharges any responsibilities imposed on the Committee by such plans, including, without limitation, the grant of equity-based awards to officers and employees;

•

reviews and approves on an annual basis our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus, and equity and non-equity incentive compensation, subject to approval by the Board;

•

reviews and approves any employment, severance, change of control, retention, retirement, deferred compensation, perquisite, or similar compensatory agreements, plans, programs, or arrangements with executive officers;

•	provides oversight of management’s decisions regarding the performance, evaluation, and compensation of other officers;
•

reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking, and reviews and discusses, at least annually, the relationship between risk management policies and practices, business strategy, and our executive officers’ compensation; and

•

review the results of advisory stockholder votes on executive compensation and consider whether to recommend adjustments to our executive compensation policies and practices as a result of such votes and other stockholder input on executive compensation matters.

The Audit and Executive Oversight Committee may retain compensation consultants, outside counsel and other advisors as the Board deems appropriate to assist it in discharging its duties. In April 2015, the Audit and Executive Oversight Committee hired Mercer (US) Inc. to perform an executive compensation study and provide it with guidance regarding the Company’s executive compensation program. Mercer provided the Audit and Executive Oversight Committee with compensation data with respect to similarly sized logistics and freight-forwarding companies and consulted with the Audit and Executive Oversight Committee about a variety of issues related to competitive compensation practices and incentive plan design. This information helped us to evaluate and modify our equity and cash compensation awards and practices to remain consistent with industry standards and to achieve our employee retention objectives. Through fiscal 2021, these trends and this information are used by the Audit and Executive Oversight Committee to determine whether to make any additional changes to the Company’s overall compensation policies.

In December 2020, the Committee engaged Meridian Compensation Partners to perform an executive compensation study, develop a peer group and provide it with guidance regarding the Company’s executive compensation program. Meridian completed the development of a Peer Group listing for Radiant Logistics and then conducted an analysis of our NEO positions compared to similar positions at Peer Group companies. Meridian also conducted an analysis of our Board of Directors compensation compared to the Peer Group companies. This information was used to develop our current compensation programs for Executives and Directors.

The Committee may request information or advice directly from Meridian Compensation Partners and may direct our management to provide or solicit information.

During fiscal 2021, Meridian Compensation Partners did not provide any services to the Company unrelated to executive or director compensation. After considering the relevant factors, the Committee determined that no conflicts of interest have been raised in connection with the services Meridian Compensation Partners performed for the Committee in 2021.

The Committee reviews and evaluates, at least annually, the performance of the Committee, including compliance with its charter.

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The Board has determined that each of the Committee members satisfies the heightened independence criteria for compensation committee members under the continued listing requirements of the NYSE American. In addition, each of the Committee members is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

nominating and governance committee Function:

We do not have a standing Nominating and Governance Committee. The Audit and Executive Oversight Committee fulfills the nominating and governance committee functions. The Audit and Executive Oversight Committee identifies and recommends to the Board individuals qualified to be nominated for election to the Board and recommends to the Board the members and Chairperson for each Board committee. The Nominating and Governance Committee functions are led by Mr. Gould but will be assumed by Ms. Smith after her election at the Annual Meeting.

The Committee, pursuant to its written charter, among other matters:

•

identifies individuals qualified to become members of the Board and reviews with the Board the Board’s composition as a whole to ensure that it has the requisite and desired expertise, experience, qualifications, attributes and skills and that its membership consists of persons with sufficiently diverse and independent backgrounds;

•	develops and recommends to the Board for its approval qualifications for director candidates and periodically reviews these qualifications with the Board;
•	makes recommendations to the Board regarding director retirement age, tenure and refreshment policies;
•	reviews the committee structure of the Board and recommends directors to serve as members or chairs of each Board committee;
•	reviews and recommends Board committee slates annually and recommends additional Board committee members to fill vacancies as needed;
•	develops and recommends to the Board a set of corporate governance guidelines and, at least annually, reviews such guidelines and recommends changes to the Board for approval as necessary;
•	considers and oversees corporate governance issues as they arise from time to time and develops appropriate recommendations for the Board;
•	reviews and approves the Company’s policies and practices pertaining to ESG issues and monitors the Company’s performance relative to such policies and practices; and
•	oversees the annual self-evaluations of the Board, each Board committee, and management.

The Committee charter authorizes the Committee to retain a search firm or other advisors to assist in the identification and evaluation of director candidates, including the sole authority to approve the search firm’s or other advisors’ fees and other retention terms.

The Committee reviews and evaluates, at least annually, the performance of the Committee, including compliance with its charter.

Board and Board Committee Meetings; Attendance

The Board held seven meetings during fiscal 2021. All directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member during fiscal 2021. Although the Board does not have a formal policy governing director attendance at its annual meeting of

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stockholders, we expect all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All directors serving at the time of our 2020 Annual Meeting of Stockholders held on November 11, 2020 attended the meeting either in person or by telephone.

Director QUALIFICATIONS and Nominations Process

The Board seeks to ensure that the Board is composed of members whose particular expertise, experience, qualifications, attributes, and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. We do not have a standing Nominating Committee. The Audit and Executive Oversight Committee fulfills the nominating committee functions. New directors are approved by the Board after recommendation by the Audit and Executive Oversight Committee.

In selecting nominees for director, without regard to the source of the recommendation, the Audit and Executive Oversight Committee believes that each director nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. Members of the Board should have the highest professional and personal ethics, consistent with our values and standards and Code of Ethics. At a minimum, a nominee must possess integrity, skill, leadership ability, financial sophistication, and capacity to help guide us. Nominees should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experiences. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. In addition, the Audit and Executive Oversight Committee considers all applicable statutory and regulatory requirements and the requirements of any exchange upon which our common stock is listed or to which it may apply in the foreseeable future.

The Audit and Executive Oversight Committee will typically employ a variety of methods for identifying and evaluating nominees for director. The Audit and Executive Oversight Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Audit and Executive Oversight Committee will consider various potential candidates for director. Candidates may come to the attention of the Audit and Executive Oversight Committee through current directors, stockholders, or other companies or persons. The Audit and Executive Oversight Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended by other sources. Director candidates may be evaluated at regular or special meetings of the Audit and Executive Oversight Committee and may be considered at any point during the year.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Audit and Executive Oversight Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee our businesses. In evaluating director nominations, the Audit and Executive Oversight Committee seeks to achieve a balance of knowledge, experience, and capability on the Board. In connection with this evaluation, the Audit and Executive Oversight Committee will make a determination of whether to interview a prospective nominee based upon the Board’s level of interest. If warranted, one or more members of the Audit and Executive Oversight Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and any appropriate interviews, the Audit and Executive Oversight Committee will recommend the director nominees after consideration of all its directors’ input. The director nominees are then selected by a majority of the independent directors on the Board, meeting in executive session and considering the Audit and Executive Oversight Committee’s recommendations.

The Company’s Corporate Governance Principles contain a retirement policy that requires no person shall be nominated to the Board to serve as a director after such person’s 74th birthday. The principles are intended to serve as a flexible framework within which the Board may conduct its business. Last year the Board elected to waive this requirement with respect to Jack Edwards based on his tenure with the Board and his significant experience in the transportation and logistics industry. Based on this policy, Mr. Edwards will not be up for reelection at the 2021 Annual Meeting of Stockholders.

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The Board elected Ms. Smith to the Board, effective June 3, 2021, upon the recommendation of the Audit and Executive Oversight Committee. Mr. Gould led our search for a new director. Going forward, the Nominating and Governance Committee functions, including our commitment to environmental, social and governance principles, will be led by Ms. Smith.

In addition to stockholders’ general nominating rights provided in our Bylaws, stockholders may recommend director candidates for consideration by the Board. The Audit and Executive Oversight Committee will consider director candidates recommended by stockholders if the recommendations are sent to the Board in accordance with the procedures for other stockholder proposals described below in this proxy statement under the heading “Stockholder Proposals.” All director nominations submitted by stockholders to the Board for its consideration must include all of the required information set forth in our Bylaws, as summarized under the heading “Stockholder Proposals,” and the following additional information:

•	any information relevant to a determination of whether the nominee meets the criteria described above;
•

any information regarding the nominee relevant to a determination of whether the nominee would be considered independent under SEC rules or, alternatively, a statement that the nominee would not be considered independent;

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a statement, signed by the nominee, verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation and consenting to serve as a director if so elected; and

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if the recommending stockholder, or group of stockholders, has beneficially owned more than five percent (5%) of our voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership.

During fiscal 2021, we made no material changes to the procedures by which stockholders may recommend nominees to the Board as described in last year’s proxy statement.

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BOARD REFRESHMENT AND BOARD DIVERSITY

The Board of Directors, with support and recommendations from the Audit and Executive Oversight, oversees the succession of its members. To this end, at least once a year, in connection with the annual director nomination and re-nomination process, the Audit and Executive Oversight Committee evaluates each director’s performance, relative strengths and weaknesses, and future plans, including any personal retirement objectives and the potential applicability of the Company’s retirement policy for directors, which is set forth in the Company’s Corporate Governance Principles and provides that no person shall be nominated to the Board to serve as a director after such person’s 74th birthday. As part of that evaluation, the Nominating and Corporate Governance Committee also identifies areas of overall strength and weakness with respect to its composition and considers whether the Board of Directors as a whole possesses core competencies in the areas of accounting and finance, industry knowledge, management experience, sales and marketing, strategic vision, executive compensation, and corporate governance, among others.

We value boardroom diversity as integral to effective corporate governance. We believe that board diversity – gender, race, age, insight, background, and professional experience – is a necessity that improves the quality of decision-making and strategic vision, and represents the kind of company we aspire to be. Our Board is representative of a diverse group of backgrounds, viewpoints and ages. The Audit and Executive Oversight Committee, which oversees the function of the Audit, Compensation, and Nominating and Governance Committees, seeks to find director candidates who have demonstrated executive leadership ability and who are representative of the broad scope of shareholder interests.

As a smaller reporting company, we face challenges with recruiting director candidates. In the current climate, candidates who identify as diverse in terms gender or race/ethnicity are highly sought after by public company boards looking to increase their diversity. Larger publicly-traded companies provide these diverse candidates with opportunities for greater visibility and higher compensation. Additionally, many shareholders have policies on the number of publicly-traded boards a director can serve on, further limiting the pool of diverse candidates. Our board is not seeking to expand the number of directors at this time due to the costs associated with the search process, but we will continue to monitor trends in the market and revisit the topic annually.

Below is a summary of our board diversity in terms of age, tenure, race/ethnicity, and gender.

Director	Title	Age	Tenure	Racial/Ethnic Diversity	Gender Diversity
Bohn H. Crain	Chairman and CEO	57	16	Native American	M
Jack Edwards (1)	Independent Director	76	10	White/Caucasian	M
Richard P. Palmieri	Independent Director	68	7	White/Caucasian	M
Michael Gould	Independent Director	57	5	White/Caucasian	M
Kristin Toth Smith	Independent Director	46	0 (new)	White/Caucasian	F
Summary Prior to 2021 Annual Meeting of Stockholders	Independence: 4/5 (80%)	Median Age: 57	Median Tenure: 7	Racial/Ethnic Diversity: 1/5 (20%)	Gender Diversity: 1/5 (20%)
Summary Following 2021 Annual Meeting of Stockholders(2)	Independence: 3/4 (75%)	Median Age: 57	Median Tenure: 6	Racial/Ethnic Diversity: 1/4 (25%)	Gender Diversity: 1/4 (25%)

(1)Based on the Company’s director retirement policy, Jack Edwards is not standing for re-election at the 2021 Annual Meeting of Stockholders.

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(2)Assumes all of our nominees are elected at the 2021 Annual Meeting of Stockholders.

MANAGEMENT SUCCESSION PLAnning and development

The Board of Directors recognizes that one of its most important responsibilities is to ensure excellence and continuity in our senior leadership by overseeing the development of executive talent and planning for the effective succession of our Chief Executive Officer and the other members of our management team. This responsibility is reflected in the Company’s Corporate Governance Principles, which provide for a review of CEO succession planning and management development, and the charter of the Audit and Executive Oversight Committee, which requires the Audit and Executive Oversight Committee to recommend potential candidates for executive officer positions and overseeing the development of executive succession plans.

BOARD AND COMMITTEE SELF-EVALUATIONS

The Board recognizes that a thorough evaluation process is an important element of corporate governance and enhances the effectiveness of the full Board and each committee. Therefore, each year, the Audit and Executive Oversight Committee oversees the evaluation process to ensure that the full Board and each committee conduct an assessment of their performance and solicit feedback for areas of improvement.

board Oversight OF BUSINESS STRATEGY

The Board of Directors oversees our strategic direction and business activities. Throughout the year, the Board and management discuss our short and long-term business strategy.

With respect to our short-term strategy, at the beginning of each year, our management presents to the Board a proposed annual business plan for the year and receives input from the Board and a final annual business plan is approved by the Board. At each subsequent regular board meeting, the Board reviews our operating and financial performance relative to the annual business plan.

board role in Risk Oversight

Risk is inherent with every business. We face a number of risks, including financial (accounting, credit, interest rate, liquidity, and tax), operational, political, strategic, regulatory, compliance, legal, competitive, and reputational risks.

Management is responsible for the Company’s day-to-day risk management and the Board’s responsibility is to engage in informed oversight of and provide overall direction with respect to such risk management. Our Board administers its risk oversight function directly and through our Audit and Executive Oversight Committee, which includes regular meetings with management to discuss, identify and mitigate potential areas of risk. Our Board’s approach to risk management is to focus on understanding the nature of our enterprise risks, to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value, while at the same time overseeing an appropriate level of risk for the Company. We believe our current board leadership structure helps ensure proper risk oversight, based on the allocation of duties among committees and the role of our independent directors in risk oversight.

Code of Ethics

The Board has adopted a Code of Ethics that applies to our officers, directors, and employees. Among other matters, our Code of Ethics is designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;
•	compliance with applicable governmental laws, rules, and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to our Code of Ethics.

Any waiver of our Code of Ethics for our employees may be made only by our CEO and, with respect to or director or executive officers, our Board of Directors. Any waiver will be promptly disclosed as required by law and continued listing requirements of the NYSE American. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K and applicable continued listing requirements of the NYSE American regarding amendments to or waivers from any provision of our Code of Ethics by posting such information in the “About—Governance” section of our website located at www.radiantdelivers.com. Our Code of Ethics is available on our website at www.radiantdelivers.com, and may be obtained without charge upon written request directed to Attn: Human Resources, Radiant Logistics, Inc., Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057.

WHISTLEBLOWER Procedures

We maintain procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free, confidential ethics hotline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls, or auditing matters are promptly brought to the attention of our General Counsel and the Chair of the Audit and Executive Oversight Committee and are handled in accordance with procedures established by the Audit and Executive Oversight Committee. Complete information regarding our complaint procedures is contained within our Code of Ethics, which is described above and may be accessed on our website as noted above.

STOCKHOLDER ENGAGEMENT

We are committed to a robust and proactive stockholder engagement program. The Board values the perspectives of our stockholders, and feedback from stockholders on our business, corporate governance, executive compensation, and sustainability practices are important considerations for Board discussions throughout the year.

During fiscal 2021, we reached out to our institutional investors to request meetings to discuss any issues or concerns they may have with our executive compensation program. During the months between March and August of 2021, we reached out to our top 25 institutional investors as of March 31, 2021 representing 46.2% of our outstanding common stock. This outreach did not include our founder and CEO, who owns 20% of our outstanding common stock. Five institutional investors representing 16% of our outstanding common stock agreed to engage with us during the months between April and August of 2021. Following the engagements, we also engaged with two major proxy advisory firms to share the feedback we heard from our stockholders and update them on our responsiveness. Stockholder feedback is thoughtfully considered and has led to modifications in our executive compensation program, governance practices and disclosures. Some of the actions we have taken in response to feedback over the last several years are described below.

What We Heard	What We Did
Increase stockholder influence over director elections.	In October 2019, we adopted a majority vote standard for uncontested director elections, with a director resignation policy, instead of a plurality vote standard.
Increase Board diversity.	We added Ms. Kristin Toth Smith to the Board of Directors effective June 3, 2021.

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What We Heard	What We Did
Align the interest of directors and executive officers with those of stockholders.

We adopted stock ownership and retention guidelines applicable to our directors and executives to ensure that their interests would be closely aligned with those of our stockholders. All of our directors and executives are in compliance with our guidelines. We also adopted a more robust anti-hedging/pledging policy.

Emphasize long-term incentives.

Beginning in fiscal 2022, we revised our Long-Term Incentive Program (LTIP) to provide for new performance unit awards which will vest based upon achievement of a combination of company and individual performance goals as measured over a three-year period. The performance unit awards are in addition to our restricted stock unit awards which are granted on an annual basis and are determined based, in large part, on the achievement of annual company and individual performance goals, and once granted do not vest until the three-year anniversary of the grant date. The performance unit awards will constitute at 75% of our CEO’s target LTIP opportunity for fiscal 2022.

Increase disclosure on executive compensation, including long-term incentives and stock ownership.

We have increased and improved our executive compensation disclosure, with an eye towards transparency and readability. Our Compensation Discussion and Analysis this year reflects these increased disclosures.

Ensure the recovery of incentive compensation based on incorrect calculations that resulted in a financial restatement.	In September 2021, we adopted a separate more robust clawback policy covering cash and equity incentive compensation applicable to current and former executives.

Communications with the Board of Directors

The Board maintains a process for stockholders and interested parties to communicate with the Board. Stockholders and interested parties may contact our Board as provided below:

WRITE	CALL	EMAIL	ATTEND
Corporate Secretary Radiant Logistics, Inc. Triton Towers Two 700 S. Renton Village Place, 7th Floor Renton, Washington 98057	Investor Relations (425) 943-4541	tmacomber@radiantdelivers.com	Annual Meeting of Stockholders Wednesday, November 17, 2021 Principal Executive Offices

Management will initially receive and process communications before forwarding them to the addressee(s). We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about the Company.

CommITTEE CHARTERS AND OTHER INFORMATION

The charter of our standing Board committee, Corporate Governance Principles and Code of Ethics are available in the “About—Governance—Documents” section of our website located at Radiant Global Logistics (radiantdelivers.com). The Board reviews each of these documents on an annual basis. Printed copies of any of these documents are available upon written request to Radiant Logistics, Inc., Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057, Attention: Corporate Secretary.

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EXECUTIVE OFFICERS

We have four executive officers: Bohn H. Crain, Todd E. Macomber, Arnold Goldstein and John W. Sobba. Below is information regarding our executive officers as of October 1, 2021. There are no family relationships among any of our executive officers or directors.

Name	Age	Position with Radiant Logistics
Bohn H Crain	57	Chief Executive Officer and Chairman of our Board of Directors
Todd E. Macomber	57	Senior Vice President and Chief Financial Officer
Arnold Goldstein	67	Senior Vice President and Chief Commercial Officer
John W. Sobba	65	Senior Vice President and General Counsel

Bohn H. Crain, age 57. Mr. Crain founded the company and has served as our Chief Executive Officer and Chairman of our Board of Directors since October 2005. Mr. Crain brings approximately 25 years of industry and capital markets experience in transportation and logistics. Since January 2005, Mr. Crain has served as the Managing Member of Radiant Capital Partners, LLC, an entity he formed to execute a consolidation strategy in the transportation and logistics sector. Prior to founding Radiant, Mr. Crain served as the Executive Vice President and the Chief Financial Officer of Stonepath Group, Inc. from January 2002 until December 2004. In 2001, Mr. Crain served as the Executive Vice President and Chief Financial Officer of Schneider Logistics, Inc., a third-party logistics company, and from 2000 to 2001 he served as the Vice President and Treasurer of Florida East Coast Industries, Inc., a New York Stock Exchange listed company engaged in railroad and real estate businesses. Between 1989 and 2000, Mr. Crain held various vice president and treasury positions for CSX Corp., a Fortune 500 transportation company listed on the New York Stock Exchange, and several of its subsidiaries. Mr. Crain earned a Bachelor of Arts in Business Administration with an emphasis in Accounting from the University of Texas.

Todd E. Macomber, age 57. Mr. Macomber has served as our Senior Vice President and Chief Financial Officer since March 2011, as our Senior Vice President and Chief Accounting Officer since August 2010, and as our Vice President and Corporate Controller since December 2007. Prior to joining us, Mr. Macomber served as Senior Vice President and Chief Financial Officer of Biotrace International, Inc., a subsidiary of Biotrace International PLC, an industrial microbiology company listed on the London Stock Exchange. Mr. Macomber earned a Bachelor of Arts, emphasis in Accounting from Seattle University.

Arnold Goldstein, age 67. Mr. Goldstein has served as our Senior Vice President and Chief Commercial Officer since June 30, 2016. Mr. Goldstein also has significant experience within the transportation industry, having served as Chief Operating Officer of Service by Air, which was acquired by the Company in June 2015, and in various leadership roles at Hellman World Wide Logistics from May 2006 to February 2015. Mr. Goldstein earned a Bachelor of Arts in Psychology from the University of Rhode Island and a Master of Business Administration from Bryant University.

John W. Sobba, age 65. Mr. Sobba has served as our Senior Vice President and General Counsel since May 2018. Prior to joining the Company, Mr. Sobba was in a private law practice from 2008 to 2018, handling a number of general commercial, real estate and business matters for clients within the technology, transportation, outdoor gear and apparel industries. Mr. Sobba was in the private practice of law with the law firms of Dorsey & Whitney and later with Foster Pepper, from 2004 through 2008. He earned a Bachelor of Arts degree from the University of Oregon, a Juris Doctor from Seattle University, a Master of Taxation from Boston University and a Master of Business Administration from the University of Washington.

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PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Board Size and Structure

Our Bylaws provide that the Board shall consist of one or more members, with the number to be determined from time to time by the Board. The Board has fixed the number of directors at five, and we currently have five directors serving on the Board. Each director holds office for a term of one year or until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation, disqualification, or removal. Effective upon Jack Edwards’ retirement immediately prior to the 2021 Annual Meeting, the Board will fix the number of directors at four.

Current Directors and Board Nominees

The Board currently consists of the following five members:

Bohn H. Crain	Jack Edwards	Richard P. Palmieri
Michael Gould	Kristin Toth Smith

Based upon the recommendation of the Audit and Executive Oversight Committee, the Board nominated each of our current directors named above for re-election at the Annual Meeting, except for Mr. Jack Edwards who is retiring and not standing for re-election. The Board and the Audit and Executive Oversight Committee believe that these four directors collectively have the expertise, experience, qualifications, attributes, and skills to effectively oversee the management of Radiant Logistics, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing Radiant Logistics, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of Radiant Logistics and our stockholders, and a dedication to enhancing stockholder value. Three of our four directors are independent within our director independence standards, which satisfy the continued listing requirements of the NYSE American for independence.

Each director elected at the Annual Meeting will serve a one-year term until Radiant Logistics’ next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, or removal. Unless otherwise instructed, the proxy-holders will vote the proxies received by them for the four nominees. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Information about Director Nominees

Set forth below are the names, ages, and positions of our current directors and director nominees as of October 1, 2021, and biographical information for each nominee. Also below is a summary of the specific qualifications, attributes, skills, expertise and experiences that led the Board to conclude that each nominee should serve on the Board at this time. There are no family relationships among any of our directors or executive officers.

Name	Age	Position with the Company
Bohn H. Crain	57	Chairman of the Board and Chief Executive Officer
Richard P. Palmieri	68	Independent Director
Michael Gould	57	Independent Director
Kristin Toth Smith	46	Independent Director

Bohn H. Crain, age 57. Mr. Crain has served as our Chief Executive Officer and Chairman of our Board of Directors since October 2005. Mr. Crain brings approximately 25 years of industry and capital markets experience in

Radiant Logistics, Inc. – 2021 Proxy Statement24

transportation and logistics. Since January 2005, Mr. Crain has served as the Managing Member of Radiant Capital Partners, LLC, an entity he formed to execute a consolidation strategy in the transportation and logistics sector. Prior to founding Radiant, Mr. Crain served as the Executive Vice President and the Chief Financial Officer of Stonepath Group, Inc. from January 2002 until December 2004. In 2001, Mr. Crain served as the Executive Vice President and Chief Financial Officer of Schneider Logistics, Inc., a third-party logistics company, and from 2000 to 2001 he served as the Vice President and Treasurer of Florida East Coast Industries, Inc., a New York Stock Exchange listed company engaged in railroad and real estate businesses. Between 1989 and 2000, Mr. Crain held various vice president and treasury positions for CSX Corp., a Fortune 500 transportation company listed on the New York Stock Exchange, and several of its subsidiaries. Mr. Crain earned a Bachelor of Arts in Business Administration with an emphasis in Accounting from the University of Texas. As a result of these and other professional experiences, Mr. Crain possesses particular knowledge and experience in logistics management, industry trends, business operations and accounting that strengthen the Board’s collective qualifications, skills, and experience.

Richard P. Palmieri, age 68. Mr. Palmieri was appointed as a director in March 2014. He has been the Managing Partner of ANR Partners, LLC, a management and financial consulting firm, since 2012. Prior to this, from 2007 to 2012, Mr. Palmieri served as the President of Canon Financial Services, Inc., the captive finance subsidiary of Canon USA. From 2003 to 2006, he was the President of Schneider Financial Services, a financial services subsidiary of a large, privately held transportation and logistics company. From 1998 to 2003, he served as a Managing Director and co-head of the Transportation and Logistics investment banking group at Credit Suisse Group. From 1993 to 1998, he served as a Managing Director and co-head of the Transportation and Logistics investment banking group at Deutsche Securities. Before this, he served in various finance and management positions at several large companies, including Whirlpool Financial Corporation, PacifiCorp Credit and GE Capital. Mr. Palmieri received a Bachelor of Science in Accounting from Wagner College. As a result of these and other professional experiences, Mr. Palmieri possesses particular knowledge and experience in logistics and financial management that strengthen the Board’s collective qualifications, skills, and experience.

Michael Gould, age 57. Mr. Gould was appointed as a director in July 2016. Mr. Gould is a seasoned information technology executive, currently serving as the Chief Operating Officer for Zonar Systems, a subsidiary of Continental, AG. Prior to Zonar Systems Mr. Gould served as Senior Vice President, Oracle Consulting in North America at Oracle Corporation. Prior to this, from 2008 to 2015, Mr. Gould led the Americas Technology Services Consulting Organization for Hewlett-Packard Company (“HP”) as the Vice President and General Manager. Prior to HP, Mr. Gould served in various roles at Oracle, BearingPoint and BEA. He holds a Bachelor of Science degree in Mechanical Engineering from Texas A&M University and a Master of Business Administration from Santa Clara University. As a result of these and other professional experiences, Mr. Gould possesses particular knowledge and experience in management and technology that strengthen the Board’s collective qualifications, skills and experience.

Kristin Toth Smith, age 46. Ms. Smith was appointed as a director in June 2021. She has been the President and Board Member at Fernished, Inc., a furniture and home décor subscription service, since January 2021 and held the position of Chief Operating Officer from August 2019 until December 2020. She previously held leadership positions at start-up ventures including Zulily, an omnichannel e-commerce platform and Dolly, an on-demand last-mile delivery and moving service, where she held the position of Chief Operating Officer from October 2015 to May 2019. Prior to her extensive startup experience, Smith led several teams at Amazon in operations and retail, including inbound transportation, same-day delivery, Movies & Television and the demand side of the business of Amazon’s digital music team, including Marketing, Product Management, Site Merchandising, Pricing, Business Development, and Design teams responsible for the launch of Amazon’s digital music cloud-based offering. Before joining Amazon, Smith held various leadership positions at Dell Computer Corp., where she led various teams to build technology infrastructure and software for the radical re-design of desktop manufacturing and supply chain. She serves on a number of non-profit boards as well as several advisory boards for startups (mostly women-founded and -led companies). She is the Board Chair for University of Michigan’s Center for Entrepreneurship, was a contributing author for Women in Tech (Sasquatch Books). She holds a BSE and MSE in Industrial Engineering & Operations Research from the Tauber Institute for Global Operations at the University of Michigan, a SM in Civil and Environmental Engineering from MIT and an MBA from MIT’s Sloan School of Management through the Leaders for Global Operations fellowship program. As a result of these and other professional experiences, Ms. Smith possesses deep experience in transportation and logistics, with an emphasis on emerging e-commerce and last-mile platforms, that strengthen the Board’s collective qualifications, skills, and experience.

Radiant Logistics, Inc. – 2021 Proxy Statement25

MAJORITY VOTE STANDARD AND RESIGNATION POLICY

Our Bylaws provide for a majority vote standard for uncontested director elections. Director nominees will be elected by a majority of the votes cast. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” such director nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election. However, director nominees will be elected by a plurality of the votes cast in connection with a contested election, as defined in our Bylaws.

Pursuant to our Corporate Governance Guidelines, any incumbent director who is not elected to the Board in accordance with the Bylaws shall promptly tender a written offer of resignation as a director. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the director’s resignation offer or take other action, and the Board will take action with respect to the offer no later than 90 days following certification of the election results and will publicly disclose its decision regarding the director’s resignation offer, if applicable, promptly thereafter. Any director whose resignation offer is under consideration will abstain from participating in any decision regarding that resignation offer.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” the election of Bohn H. Crain, Richard P. Palmieri, Michael Gould and Kristin Toth Smith to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified.

The Board Recommends a Vote FOR Each Nominee for Director	☑

Radiant Logistics, Inc. – 2021 Proxy Statement26

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment

The Audit and Executive Oversight Committee appoints our independent registered public accounting firm, or independent auditor. In this regard, the Audit and Executive Oversight Committee evaluates the qualifications, performance, and independence of our independent auditor and determines whether to re-engage the current auditor. As part of its evaluation, the Audit and Executive Oversight Committee considers, among other factors, the quality and efficiency of the services provided by the independent auditor, including the performance, technical expertise, and industry knowledge of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the audit firm; the auditor’s national capabilities relative to our business; the auditor’s knowledge of our operations; and the auditor’s fees. Upon consideration of these and other factors, the Audit and Executive Oversight Committee has elected to seek stockholder ratification of the selection of BDO USA, LLP (BDO) to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2022.

Stockholder ratification of the selection of BDO as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment BDO to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain BDO. Even if the selection is ratified by our stockholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Radiant Logistics and our stockholders.

A representative of BDO is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit, Audit-Related, Tax, and Other Fees

The fees billed for professional services provided by BDO in fiscal 2021 and fiscal 2020 were:

	Fiscal years ended June 30,
Type of Fees	2021	2020
Audit Fees	$470,263	$514,234
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$470,263	$514,234

In the above table, in accordance with the definitions of the SEC, “Audit Fees” consisted of fees for the audit of our consolidated financial statements included in our Annual Reports to Stockholders, reviews of the unaudited financial statements included in our Quarterly Reports on Form 10-Q, and consultation concerning financial accounting and reporting standards, as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents, and assistance with documents filed with the SEC. Audit Fees also included fees for the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. “Audit-Related Fees” consisted of fees for assurance and related services. “Tax Fees” consisted of fees billed for permissible tax consulting, planning, and compliance services. “All Other Fees” consisted of subscription fees for products and services no described in any other category.

Radiant Logistics, Inc. – 2021 Proxy Statement27

Pre-Approval Policies and Procedures

The Audit and Executive Oversight Committee is responsible for selecting, appointing, evaluating, compensating, retaining, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit and Executive Oversight Committee has established policies and procedures in its charter regarding pre-approval of any audit and non-audit service provided to Radiant Logistics by our independent registered public accounting firm and the fees and terms thereof. Briefly, any audit or non-audit service provided to us by our independent registered public accounting firm must be pre-approved by the Audit and Executive Oversight Committee.

The Audit and Executive Oversight Committee considers the compatibility of the provision of other services provided by BDO with the maintenance of its independence. The Audit and Executive Oversight Committee approved all audit and non-audit services provided by BDO in fiscal 2021 and fiscal 2020.

Audit AND EXECUTIVE OVERSIGHT Committee Report

In connection with the preparation of our audited financial statements for the fiscal year ended June 30, 2021, the Audit and Executive Oversight Committee issued the following report for inclusion in this proxy statement and our 2021 Annual Report:

1.

The Audit and Executive Oversight Committee has reviewed and discussed the audited consolidated financial statements for the year ended June 30, 2021, with management of Radiant Logistics, Inc., and with Radiant Logistics, Inc.’s independent registered public accounting firm, BDO USA, LLP.

2.

The Audit and Executive Oversight Committee has discussed with BDO USA, LLP those matters required by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

3.

The Audit and Executive Oversight Committee has received and reviewed the written disclosures and the letter from BDO USA, LLP required by the PCAOB regarding BDO USA, LLP’s communications with the Audit and Executive Oversight Committee concerning the accountant’s independence and has discussed with BDO USA, LLP its independence from Radiant Logistics, Inc., and its management.

4.

Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit and Executive Oversight Committee recommended to the Board that the audited consolidated financial statements for the year ended June 30, 2021, be included in the Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission.

Audit and Executive Oversight COMMITTEE

Richard P. Palmieri, Chair

Jack Edwards

Michael Gould

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On November 1, 2019, the partners and professional staff of Peterson Sullivan LLP (“PS”), which was engaged as our independent registered public accounting firm, joined BDO USA, LLP (“BDO”). As a result of this transaction, PS resigned as our independent registered public accounting firm on December 16, 2019. On December 16, 2019, following the resignation of PS, we, through and with the approval of our Audit and Executive Oversight Committee, appointed BDO as our independent registered public accounting firm.

Radiant Logistics, Inc. – 2021 Proxy Statement28

The reports of PS on our financial statements for the fiscal years ended June 30, 2019 and 2018 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended June 30, 2019 and 2018 and through December 16, 2019, there were no disagreements between the Company and PS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PS, would have caused PS to make reference to the subject matter of the disagreements in connection with its audit reports on our financial statements. During our past fiscal years ended June 30, 2019 and 2018 and the interim period through December 16, 2019, PS did not advise us of any of the matters specified in Item 304(a)(1)(v) of Regulation S-K.

We provided PS with a copy of our Current Report on Form 8-K in accordance with Item 304(a) of Regulation S-K prior to its filing with the Securities and Exchange Commission and requested that PS furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agreed with the statements made in the report and, if it did not agree, the respects in which it did not agree. A copy of the letter from PS is filed as Exhibit 16.1 to the report.

During our fiscal years ended June 30, 2019 and 2018 and through December 16, 2019 (the date of engagement of BDO), neither us nor anyone on our behalf consulted with BDO regarding (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements as to which we received a written report or oral advice that was an important factor in reaching a decision on any accounting, auditing or financial reporting issue; or (b) any matter that was the subject of a disagreement or a reportable event as defined in Items 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022.

The Board Recommends a Vote FOR Proposal No. 2	☑

Radiant Logistics, Inc. – 2021 Proxy Statement29

PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Board of Directors is providing our stockholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in this proxy statement.

At our 2020 Annual Meeting of Stockholders, our stockholders had the opportunity to vote on an advisory say-on-pay proposal. Approximately 45% of the votes cast were in favor of our say-on-pay proposal. Our Board viewed this level of support as an indication that expanded engagement was needed to ensure we have a clear understanding of, and opportunity to respond to, our stockholders’ views on our compensation program.

After our 2020 say-on-pay vote, we reached out to approximately 85% of our institutional investors and specifically discussed the topic of executive compensation with several stockholders. During these meetings, we received significant input on our executive compensation program and disclosures and in response we have taken several significant actions this year, as discussed in more detail below under “Compensation Discussion and Analysis—Our Engagement and Responsiveness” and substantially improved the disclosure regarding our executive compensation, as reflected in a new “Compensation Discussion and Analysis” section to this proxy statement, beginning on page 48.

In designing our compensation program for fiscal 2022 and preparing our executive compensation disclosures in this proxy statement, the Audit and Executive Oversight Committee considered the results of the fiscal 2020 say-on-pay vote, our ongoing dialogue with stockholders and investors, including the input mentioned above and below, internal considerations such as consistency from year to year, and an evaluation of peer practices.

Why You Should Vote in Favor of our Say-on-Pay Vote

Our Pay Philosophy

The Audit and Executive Oversight Committee has formalized its pay philosophy. Under the Company’s pay philosophy, the Audit and Executive Oversight Committee is guided in its pay decisions by several principles and factors, with our fundamental executive compensation philosophy being the alignment of executive pay with performance, and the alignment of the interests of executives with those of stockholders.

The objectives of our executive compensation program are designed to ensure that we:

•	Attract and retain highly-talented and dedicated executives;
•

Provide a compensation structure that properly incentivizes our executives to execute on our business strategy of maximizing operational efficiencies, emphasizing customer relationships, and driving long term Company growth; and

•

Reinforce a positive culture that rewards entrepreneurial drive while maintaining a meaningful performance/variable based component of our overall compensation plan to align with the scalable nature of our overall cost-structure.

The Audit and Executive Oversight Committee has approved the use of a formal peer group to provide market reference points to consider when benchmarking executive compensation, outside director compensation, short- and long-term incentive design, and corporate governance practices.

The Audit and Executive Oversight Committee believes that our compensation program should be transparent and easy to understand, with the majority of executive pay being at risk and being performance-based, with

Radiant Logistics, Inc. – 2021 Proxy Statement30

predetermined financial metrics aligned with our business strategy with individual payouts based on a combination of overall business as well as individual performance. We also believe in recognizing individual performance through the establishment of strategic/non-financial goals (e.g., ESG) reflecting our corporate culture, values and stockholder interests.

The Audit and Executive Oversight Committee employs a total compensation approach in establishing executive compensation opportunities, consisting of base salary, a short-term incentive program (our STIP) consisting of quarterly cash incentives, a long-term incentive program (our LTIP) consisting of annual equity grants of restricted stock units that vest in full after a three-year vesting period and a long-term performance based program consisting of performance units that vest based on a combination of company and individual performance goals achieved over a three-year period, a competitive benefits package and limited perquisites.

Our compensation program is designed to provide a mix of both fixed and variable incentive compensation and to reward a mix of different performance measures. The variable short-term incentive and long-term incentive portions of compensation are designed to reward both annual performance (under the short-term incentive program) and longer-term performance (under the long-term incentive program). We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our long-term interests.

Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles and benefit our stockholders.

What We Do	What We Don’t Do
Maintain a competitive compensation package	No guaranteed salary increases or bonuses
Structure our executive officer compensation so that a significant portion of pay is at risk	No excessive perquisites
Emphasize long-term performance in our equity-based incentive awards	No repricing of stock options unless approved by stockholders
Maintain a robust clawback policy	No pledging of Radiant securities
Require a double-trigger for equity acceleration upon a change of control	No short sales or derivative transactions in Radiant stock, including hedges
Have robust stock ownership and retention guidelines	No current payment of dividends on unvested awards
Hold an annual say-on-pay vote	No excise or other tax gross-ups (other than the grandfathered arrangement with our founder and CEO)

We encourage our stockholders to read the “Compensation Discussion and Analysis,” beginning on page 48, which describes in detail our executive compensation program and the executive compensation decisions made by the Audit and Executive Oversight Committee in fiscal 2021 and updates for fiscal 2022 and beyond, as well as the accompanying executive compensation tables and narratives that provide detailed information on the compensation of our named executive officers.

Radiant Logistics, Inc. – 2021 Proxy Statement31

We believe that our executive compensation program is competitive, focused on pay for performance, and strongly aligned with the long-term interests of our stockholders. The Audit and Executive Oversight Committee believes that executive compensation for fiscal 2021 was reasonable, appropriate, and justified by the performance of the Company and the result of a carefully considered approach.

PROPOSED RESOLUTION

The Board of Directors recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Stockholders are not voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. The Audit and Executive Oversight Committee and Board of Directors expect to take into account the outcome of the vote when considering future executive compensation decisions.

NEXT SAY-ON-PAY VOTE

A non-binding advisory vote on the frequency of future advisory votes on our executive compensation is required to be conducted every six years under Section 14A of the Exchange Act pursuant to the Dodd-Frank Act. At our 2019 Annual Meeting of Stockholders, we asked our stockholders to indicate whether they preferred that we hold a say-on-pay vote every year, every two years or every three years. Our stockholders approved an advisory vote on an annual basis. Consistent with the results of the advisory vote on the frequency of the say-on-pay vote held at the 2019 Annual Meeting of Stockholders, the Board of Directors determined that we will conduct a say-on-pay vote on an annual basis. Accordingly, the next say-on-pay vote will occur at our 2022 Annual Meeting of Stockholders.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” approval, on an advisory basis, of our executive compensation, or say-on-pay vote.

The Board Recommends a Vote FOR Proposal No. 3	☑

Radiant Logistics, Inc. – 2021 Proxy Statement32

PROPOSAL NO. 4:
APPROVAL OF THE RADIANT LOGISTICS, INC. 2021 OMNIBUS INCENTIVE PLAN

background

On September 27, 2021, the Board of Directors, upon recommendation of the Audit and Executive Oversight Committee, approved the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan (which we refer to as the “2021 plan”) subject to approval by our stockholders. The purpose of the 2021 plan is to advance the interests of Radiant and our stockholders by enabling us to attract and retain qualified individuals to perform services for us, provide incentive compensation for such individuals in a form that is linked to the growth and profitability of our company and increases in stockholder value, and provide opportunities for equity participation that align the interests of recipients with those of our stockholders.

If our stockholders approve the 2021 plan, it will replace the 2012 Radiant Logistics, Inc. Stock Option and Performance Award Plan (which we refer to as the “2012 plan”). The remaining shares available for grant under the 2012 plan will roll over into the 2021 plan, and no new awards will be granted under the 2012 plan. The terms of the 2012 plan, as applicable, will continue to govern awards outstanding under the 2012 plan, until exercised, expired, paid or otherwise terminated or canceled. Other than the 2012 plan, we have no other equity compensation plans under which equity awards can be granted.

The 2021 plan will permit the Audit and Executive Oversight Committee to grant to eligible employees, non-employee directors and consultants of Radiant non-statutory and incentive stock options, stock appreciation rights (also known as SARs), restricted stock awards, restricted stock units (also known as RSUs), deferred stock units (also known as DSUs), performance awards, non-employee director awards, other cash-based awards and other stock-based awards. Subject to adjustment, the maximum number of shares of our common stock to be authorized for issuance under the 2021 plan is 4,500,000 shares, plus (i) shares of our common stock remaining available for issuance under the 2012 plan as of the date of stockholder approval of the 2021 plan, but not subject to outstanding awards as of such date, plus (ii) the number of additional shares of our common stock subject to awards outstanding under the 2012 plan as of the date of stockholder approval of the 2021 plan that are subsequently forfeited, cancelled, expire or otherwise terminate without the issuance of such shares of our common stock after such date (which may otherwise be returned and available for grant under the term of the 2012 plan and 2021 plan).

The Board is asking our stockholders to approve the 2021 plan in order to qualify stock options for treatment as incentive stock options for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). In addition, the continued listing requirements of the NYSE American require stockholder approval of the 2021 plan. If our stockholders do not approve the 2021 plan, the 2012 plan will remain in effect until it terminates in accordance with its terms.

REASONS WHY YOU SHOULD VOTE IN FAVOR OF THE 2021 Plan

The Board recommends a vote “FOR” approval of the 2021 plan because the Board believes the proposed 2021 plan is in the best interests of Radiant and our stockholders for the following reasons:

•

Attracts and retains talent. Talented, motivated and effective employees, non-employee directors and consultants are essential to executing our business strategies. Stock-based compensation has been an important component of total compensation for our executive officers and key employees for many years because such compensation enables us to effectively recruit and retain qualified individuals while encouraging them to think and act like owners of Radiant. If our stockholders approve the 2021 plan, we believe we will maintain our ability to offer competitive compensation packages to both attract new talent and retain our best performers.

Radiant Logistics, Inc. – 2021 Proxy Statement33

•

Consistent with our pay-for-performance compensation philosophy to increase stockholder value. We believe that stock-based compensation, by its very nature, is performance-based compensation. Over time, the most significant component of total compensation for our executives is incentive compensation in the form of both stock-based and cash-based incentives that are tied to the achievement of business results. We use incentive compensation both to reinforce desired business results for our key employees and to motivate them to achieve those results.

•

Aligns director, employee and stockholder interests. We currently provide long-term incentives primarily in the form of restricted stock unit awards to our non-employee directors, executives and certain key employees. We believe our stock-based compensation programs, along with our stock ownership and retention guidelines, help align the interests of our non-employee directors and employees with those of our stockholders. We believe our long-term stock-based incentives help promote long-term retention of our employees and encourage significant ownership of our common stock. If the 2021 plan is approved, we will be able to maintain these important means of aligning the interests of our non-employee directors and employees with those of our stockholders.

•

Protects stockholder interests and embraces sound equity-based compensation practices. As described in more detail below under the heading “—Summary of Sound Governance Features of the 2021 Plan,” the 2021 plan includes a number of features that are consistent with protecting the interests of our stockholders and sound corporate governance practices.

SUMMARY OF SOUND GOVERNANCE FEATURES OF 2021 PLAN

The Board and Audit and Executive Oversight Committee believe that the 2021 plan contains several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices, including the following:

✓	No evergreen provision	✓	No liberal share counting
✓	Not excessively dilutive	✓	No discounted or reload stock options or SARs
✓	Minimum vesting and performance period requirements	✓	No liberal change of control definition
✓	No dividend payments on unvested awards	✓	“Double-trigger” acceleration of vesting upon a change of control
✓	No re-pricing of “underwater” stock options or SARs, without stockholder approval	✓	No tax gross-ups
✓	Limits on non-employee director compensation	✓	Robust clawback policy

BACKGROUND FOR SHARES AUTHORIZED FOR ISSUANCE

If the 2021 plan is approved, the maximum number of shares of common stock available for issuance under the 2021 plan will be equal to the sum of 4,500,000 shares, plus (i) shares of our common stock remaining available for issuance under the 2012 plan as of the date of stockholder approval of the 2021 plan, but not subject to outstanding awards as of such date, plus (ii) the number of additional shares of our common stock subject to awards outstanding under the 2012 plan as of the date of stockholder approval of the 2021 plan that are subsequently forfeited, cancelled, expire or otherwise terminate without the issuance of such shares of our common stock after such date. As of September 23, 2021, 514,688 shares of our common stock were available for issuance under the 2012 plan, but not subject to outstanding awards, and 2,218,761 shares of our common stock were subject to outstanding awards under the 2012 plan.

Radiant Logistics, Inc. – 2021 Proxy Statement34

In setting the number of shares of common stock available for issuance under the 2021 plan, the Board and the Audit and Executive Oversight Committee considered a number of factors, which are discussed further below, including:

•	Shares available under the 2021 plan and total outstanding equity-based awards and how long the shares available are expected to last;
•	Historical equity award granting practices, including our three-year average share usage rate (commonly referred to as “burn rate”); and
•	Potential dilution and overhang.

Shares Available and Outstanding Equity Awards

While the use of long-term incentives, in the form of equity awards, is an important part of our compensation program, we are mindful of our responsibility to our stockholders to exercise judgment in the granting of equity awards. In setting the number of shares available for issuance under the 2021 plan, the Board and Audit and Executive Oversight Committee also considered shares available under the current 2012 plan and total outstanding equity awards and how long the shares available under the 2021 plan are expected to last. To facilitate the approval of the 2021 plan, set forth below is certain information about our shares of common stock that may be issued under our equity compensation plans as of September 27, 2021.

As of September 23, 2021, we had 49,918,305 shares of common stock issued and outstanding. The market value of one share of common stock on September 23, 2021, as determined by reference to the closing price as reported on the NYSE American, was $6.53.

As described in more detail in the table below, under the 2012 plan (and without giving effect to approval of the 2021 plan) as of September 23, 2021:

•	514,688 shares remained available for issuance under the 2012 plan; and
•	1,412,295 stock options and 806,466 shares underlying full value awards (such as restricted stock units) were outstanding under the 2012 plan.

Historical Equity Award Granting Practices

In setting the number of shares authorized for issuance under the 2021 plan, the Board and Audit and Executive Oversight Committee also considered the historical number of equity awards granted under the 2012 plan in the past three full fiscal years and our anticipated burn rate going forward which we believe will increase in future years due in part to our intention to grant new performance unit awards under our LTIP on an annual basis.

Radiant Logistics, Inc. – 2021 Proxy Statement35

The following table sets forth information regarding awards granted and our annual burn rate for each of the last three fiscal years.

	Fiscal 2021	Fiscal 2020	Fiscal 2019
Stock options granted	100,000	—	—
Restricted stock granted	—	—	—
Restricted stock units granted	243,009	331,966	242,955
Performance units granted, assuming target performance*	—	—	—
Weighted average basic common shares outstanding during fiscal year	49,890,945	49,600,506	49,497,007
Burn rate*	0.69%	0.67%	0.49%

*	Our historical burn rate is not indicative of our future burn rate, especially since we plan to incorporate performance unit awards into our LTIP on an annual basis.

Our three-year average burn rate (Fiscal Years 2019 to 2021) is only 0.62%, which is much lower than the industry thresholds established by certain major proxy advisory firms. Based on our historical and anticipated granting practices and the recent trading price of our common stock, we expect the 2021 plan to cover awards for approximately five years. However, we cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time; and therefore, the share reserve under the 2021 plan could last for a shorter or longer period of time.

Potential Dilution and Overhang

As of September 23, 2021, Radiant’s capital structure consisted of 49,918,305 shares of common stock outstanding. As described above, as of September 23, 2021, 514,688 shares remain available for issuance under the 2012 plan, and 2,218,761 shares of common stock were subject to outstanding awards under the 2012 plan.

In setting the number of shares authorized for issuance under the 2021 plan, the Board and Audit and Executive Oversight Committee also considered the dilution (based on total outstanding award shares) and overhang (based on total potential award shares) that would result from approval of the 2021 plan, including the policies of certain institutional investors and major proxy advisory firms.

Assuming Approval of the 2021 Plan
Options Outstanding as of September 23, 2021	1,412,295
Weighted Average Exercise Price of Options Outstanding	$3.74
Weighted Average Remaining Term of Options Outstanding	3.33 years
Restricted Stock Units Outstanding as of September 23, 2021	806,466
Total Equity Grants Outstanding (Including Options, and Restricted Stock Units)	2,218,761
Common Stock Outstanding as of September 23, 2021	49,918,305
Dilution as of September 23, 2021(1)	4.4%
Shares Available for Future Grant under the 2021 Plan	785,314
Overhang under the 2021 Plan, as a percentage of Common Stock Outstanding as of September 23, 2021(2)	101.6%

_________________________

(1)	Dilution consists of the number of shares subject to equity awards outstanding as of September 23, 2021 divided by the number of shares of common stock outstanding as of September 23, 2021.
(2)

Overhang consists of the number of shares subject to equity awards outstanding as September 23, 2021 and the number of shares available for future grant under the 2021 plan, divided by the number of shares of common stock outstanding as of September 23, 2021.

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SUMMARY OF THE 2021 PLAN FEATURES

The major features of the 2021 plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2021 plan, a copy of which may be obtained upon request to our Corporate Secretary at Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057, by telephone at (425) 462-1094, or by e-mail at jsobba@radiantdelivers.com. A copy of the 2021 plan also has been filed electronically with the SEC as an appendix to this proxy statement and is available through the SEC’s website at www.sec.gov.

Purpose

The purpose of the 2021 plan is to advance the interests of Radiant and our stockholders by enabling Radiant and our subsidiaries to attract and retain qualified individuals to perform services for us, provide incentive compensation for such individuals in a form that is linked to the growth and profitability of Radiant and increases in stockholder value, and provide opportunities for equity participation that align the interests of recipients with those of our stockholders.

Administration

The Audit and Executive Oversight Committee (hereinafter referred to as the Committee) administers the 2021 plan. All members of the Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “independent” under the continued listing requirements of the NYSE American.

Delegation

To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers of Radiant or any subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, including the grant of certain awards to employees, other than Section 16 officers, non-employee directors, or 10% stockholders of Radiant.

No-Repricing

The Committee may not, except as described below under “—Adjustments,” without prior approval of our stockholders, seek to effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; (iii) repurchasing the underwater options or SARs and granting new awards under the 2021 plan; or (iv) a repricing within the meaning of applicable accounting rules. An option or SAR will be deemed to be “underwater” at any time when the fair market value of the common stock is less than the exercise price of the option or the grant price of the SAR.

Shares Authorized

Subject to adjustment (as described below), the maximum number of shares of our common stock available for issuance under the 2021 plan is 4,500,000 shares, plus (i) 514,688 shares of our common stock that were available for issuance under our prior 2012 plan as of the date of stockholder approval of the 2021 plan, but not subject to outstanding awards as of such date, plus (ii) up to 2,218,761 shares of our common stock that were subject to awards outstanding under the 2012 plan as of the date of stockholder approval of the 2021 plan that are subsequently forfeited, cancelled, expire or otherwise terminate without the issuance of such shares of our common stock after such date.

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Share Counting

Shares that are issued under the 2021 plan or that are subject to outstanding awards are applied to reduce the maximum number of shares remaining available for issuance under the 2021 plan; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award are counted against the shares authorized for issuance, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Furthermore, any shares withheld to satisfy tax withholding obligations on awards issued under the 2021 plan, any shares withheld to pay the exercise price or grant price of awards under the 2021 plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares are counted against the shares authorized for issuance under the 2021 plan and are not available again for grant under the 2021 plan. Any shares subject to awards settled in cash will again be available for issuance under the 2021 plan. Any shares repurchased by Radiant on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. Any shares related to awards granted under the 2021 plan, and shares related to awards granted under the 2012 plan, that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares, will be available again for grant under the 2021 plan and correspondingly increase the total number of shares available for issuance under the 2021 plan. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by Radiant or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the 2021 plan. The shares available for issuance under the 2021 plan may be authorized and unissued shares or treasury shares.

Non-Employee Director Compensation Limit

The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $250,000 (increased to $400,000 with respect to any non-employee director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a non-employee director's initial service as a non-employee director). Any compensation that is deferred counts towards this limit for the year in which the compensation is first earned, and not a later year of settlement.

Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of common stock of Radiant, the Committee will make the appropriate adjustment or substitutions. These adjustments or substitutions may be to the number and kind of securities and property available for issuance or payment under the 2021 plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number and kind of securities or other property subject to outstanding awards and the exercise price or grant price of outstanding awards.

Minimum Vesting Requirements

The 2021 plan provides that no awards will vest earlier than one year from the grant date and any awards that vest upon the attainment of performance goals will have a minimum performance period of one year.

There is an exception with respect to shares of common stock that do not exceed 5% of the total number of shares of common stock authorized for awards under the 2021 plan. There is also an exception for shares delivered in lieu of fully vested cash awards and awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting.

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Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of Radiant or any of its subsidiaries. A “consultant” is one who renders services that are not in connection with the offer and sale of our securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our securities. As of September 27, 2021, 80 employees, three non-employee directors and no independent consultants would have been eligible to participate in the 2021 plan had it been approved by our stockholders at such time.

Types of Awards

The 2021 plan will permit us to grant non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, RSUs, DSUs, performance awards, non-employee director awards, other cash-based awards and other stock-based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options

Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The 2021 plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of Radiant or its subsidiary. No more than 4,500,000 shares of common stock may be issued upon the exercise incentive stock options under the plan. Each stock option granted under the 2021 plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the 2021 plan must be at least 100% of the fair market value of a share of our common stock as of the date the award is granted to a participant. Fair market value is the closing price of our common stock, as reported on the NYSE American. The closing price of our common stock, as reported on the NYSE American, on September 23, 2021, was $6.53 per share. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Stock Appreciation Rights

A stock appreciation right, or SAR, is a right granted to receive payment upon exercise of the SAR of cash, stock or a combination of both, equal to the difference between the fair market value of shares of our common stock and the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the Committee may determine. The grant price of a SAR must be at least 100% of the fair market value of our common stock on the date of grant. The Committee will fix the term of each SAR, but SARs granted under the 2021 plan will not be exercisable more than 10 years after the date the SAR is granted.

Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units

Restricted stock awards, restricted stock units, or RSUs, and deferred stock units, or DSUs, may be granted under the 2021 plan. A restricted stock award is an award of common stock that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs or DSUs are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. RSUs and DSUs permit the holder to receive shares of common stock or the equivalent value in cash or other property at a future time as determined by the Committee. RSUs are settled upon vesting, whereas DSUs are settled on a date or event following vesting that is set forth in the award agreement. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or DSUs granted and other such conditions or restrictions.

Performance Awards

Performance awards, in the form of cash, shares of common stock, other awards or a combination of both, may be granted under the 2021 plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash, shares, or other awards, or combination of both, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant. At any time during a performance period of more than one fiscal year, the Committee may, in its discretion, cancel a portion of, or scale back, unvested performance awards under certain circumstances set forth in the 2021 plan, including when the performance goals for the performance period cannot be achieved at the maximum levels established at the time of grant.

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Non-Employee Director Awards

The Committee at any time and from time to time may approve resolutions providing for the automatic grant to non-employee directors of non-statutory stock options, SARs or full value awards. The Committee may also at any time and from time to time grant on a discretionary basis to non-employee directors non-statutory stock options, SARs or full value awards. In either case, any such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the 2021 plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, DSUs or other stock-based awards in lieu of cash. Any awards granted to non-employee directors under the 2021 plan must be made by a committee consisting solely of directors who are “independent directors” under the continued listing requirements of the NYSE American and will not be subject to management’s discretion.

Other Cash-Based Awards and Other Stock-Based Awards	Other cash-based or stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.
Performance Measures

The performance goals selected by the Committee may be based on any one or more performance measures, including those listed in the 2021 plan. Any performance goal can be based on the performance of Radiant or any subsidiary, as a whole, or any division or business unit, station, service group, region or territory, or subsidiary, or any combination thereof, as the Committee deems appropriate. Any performance goal can be compared to the performance of a peer group or a published or special index that the Committee deems appropriate. The Committee also may provide for accelerated vesting of any award based on the achievement of performance goals.

The Committee may amend or modify the vesting criteria (including any performance goals or performance periods) of any outstanding awards based in whole or in part on the financial performance of Radiant (or any subsidiary or division, business unit, station, service group, region, territory or other sub-unit thereof) in recognition of unusual or nonrecurring events affecting Radiant or the financial statements of Radiant or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the 2021 plan.

Dividend Equivalents

With the exception of stock options and SARs, awards under the 2021 plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of our common stock covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends may be paid on unvested awards. Such dividend equivalents will be converted to cash or additional shares of our common stock by such formula and at such time and subject to such limitations as determined by the Committee.

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Termination of Employment or Other Service

The 2021 plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or individual agreement.

If a participant’s employment or other service with Radiant is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited.

In the event a participant’s employment or other service with Radiant is terminated by reason of death, disability or retirement, then:

•All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expires;

•All outstanding unvested restricted stock awards will be terminated and forfeited; and

•All outstanding unvested RSUs, DSUs, performance awards, other cash-based awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Radiant or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

In the event a participant’s employment or other service with Radiant is terminated by reason other than for cause, death, disability or retirement, then:

•All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expires. If the participant dies within the three month period referred to in the preceding sentence, the stock options or SARs may be exercised by those entitled to do so under the participant’s will or by the laws of descent and distribution within a period of one year following the participant’s death (but in no event after the expiration date of any such stock options or SARs);

•All outstanding unvested restricted stock awards will be terminated and forfeited; and

•All outstanding unvested restricted stock units, performance awards, other cash-based awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with Radiant or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

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Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with Radiant or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, DSUs, performance awards, non-employee director awards, other cash-based awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no stock option or SAR may remain exercisable beyond its expiration date; and (b) any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the 2021 plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to Radiant or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the 2021 plan, during or within one year after termination, all rights of the participant under the 2021 plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to Radiant, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. Radiant may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Committee to determine whether “cause” or “adverse action” exists. Radiant is entitled to withhold and deduct future wages to collect any amount due.

In addition, all awards under the 2021 plan will be subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of Radiant, as in effect from time to time (including, but not limited to, Radiant’s clawback and forfeiture policy as adopted in 2021), and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable award agreement, or as otherwise required or permitted under applicable law.

Effect of Change in Control; Double Trigger Acceleration of Vesting

Generally, a change in control will mean:

•The acquisition, other than from Radiant, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of common stock;

•The consummation of a reorganization, merger or consolidation of Radiant with respect to which all or substantially all of the individuals or entities who were the beneficial owners of common stock immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of common stock of the corporation resulting from the transaction;

•individuals who are continuing directors cease for any reason to constitute a majority of the members of the Board; or

•A complete liquidation or dissolution of Radiant or the sale or other disposition of all or substantially all of the assets of Radiant.

Without limiting the authority of the Committee to adjust awards as discussed under “—Plan Administration” and “—Adjustments,” if a change in control of Radiant occurs, then, unless otherwise provided in the award or other agreement, if an award is continued, assumed or substituted by the successor entity, the award will not vest or lapse solely as a result of the change of control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed or substituted and will continue to vest or lapse pursuant to such terms.

If the award is continued, assumed or substituted by the successor entity and within one year following the change in control the participant is terminated by the successor entity without “cause” (as defined in the 2021 plan), then:

•All outstanding stock options and SARs held by such participant will vest and become immediately exercisable and will remain exercisable until the earlier of the expiration of its full specified term or the first anniversary of the date of termination or resignation;

•All restrictions imposed on restricted stock, RSUs or DSUs that are not performance-based held by such participant will lapse;

•All vested and earned awards that are performance-based held by such participant for which the performance period has been completed as of the date of such termination or resignation but have not yet been paid will be paid in cash or shares and at such time as provided in the award agreement; and

•All performance-based awards for which the performance period has not been completed as of the date of such termination or resignation held by such participant will immediately vest and be earned in full and paid out with respect to each performance goal based on the greater of target performance or actual performance achieved through the date of termination or resignation, in each case with the manner of payment to be made in cash or shares as provided in the award agreement within 30 days following the date of termination or resignation.

If a change in control of Radiant occurs, any outstanding awards that are not continued, assumed or substituted with equivalent awards by the successor entity will be subject to the following rules:

•All outstanding stock options and SARs will vest and become immediately exercisable and the Committee will either (i) give a participant a reasonable opportunity to exercise the stock option or SAR before the transaction resulting change in control or (ii) pay the participant the difference between the exercise price for the stock option or grant price for the SAR and the per share consideration provided to other similarly situated stockholders in the change in control, provided that if the exercise or grant price exceeds the consideration in the change in control, the stock option or SAR will be canceled and terminated without payment;

•All restrictions imposed on restricted stock, RSUs or DSUs that are not performance-based will lapse;

•All vested and earned awards that are performance-based for which the performance period has been completed as of the date of the change in control but have not yet been paid will be paid in cash or shares and at such time as provided in the award agreement; and

•All performance-based awards for which the performance period has not been completed as of the date of the change in control will immediately vest and be earned in full and paid out with respect to each performance goal based on the greater of target performance or actual performance achieved through the date of the change in control with the manner of payment to be made in cash or shares, as provided in the award agreement as soon as reasonably practicable after the change in control, but no later than within 30 days following the date of the change in control; provided, however that if any such payment is to be made in shares, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated stockholders in such change in control.

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Term, Termination and Amendment

Unless sooner terminated by the Board, the 2021 plan will terminate at midnight on November 16, 2031. No award will be granted after termination of the 2021 plan but awards outstanding upon termination of the 2021 plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the 2021 plan.

Subject to certain exceptions, the Board has the authority to terminate and the Committee has the authority to amend the 2021 plan or any outstanding award agreement at any time and from time to time. No amendments to the 2021 plan will be effective without approval of Radiant’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which the common stock is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the 2021 plan; or (b) such amendment would: (i) modify the restrictions on re-pricing; (ii) materially increase benefits accruing to participants; (iii) increase the aggregate number of shares of common stock issued or issuable under the 2021 plan; (iv) increase any limitation set forth in the 2021 plan on the number of shares of common stock which may be issued or the aggregate value of awards which may be made, with respect to any type of award to any single participant during any specified period; (v) modify the eligibility requirements for participants in the 2021 plan; or (vi) reduce the minimum exercise price of any option or grant price of any SAR. No termination, suspension or amendment of the 2021 plan may adversely affect any outstanding award without the written consent of the participant holding such award.

FEDERAL INCOME TAX INFORMATION

The following is a general summary, as of the date of this proxy statement, of the federal income tax consequences to participants and Radiant of transactions under the 2021 plan. This summary is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to participants in the 2021 plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2021 plan.

Incentive Stock Options. With respect to incentive stock options, generally, the stock option holder is not taxed, and we are not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the stock option holder meets the employment requirements and does not dispose of the shares of our common stock acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of our common stock are disposed of before those periods expire, which is called a disqualifying disposition, the stock option holder will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of our common stock on the date of exercise over the exercise price, or (ii) if the

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disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, we will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the stock option holder, assuming that a deduction is allowed under Section 162(m) of the Code.

Non-Statutory Stock Options. The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the stock option holder. Upon exercise of the stock option, the stock option holder will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of our common stock acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and we will be entitled to a deduction in an equal amount in the same tax year, assuming that a deduction is allowed under Section 162(m) of the Code. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs. The grant of an SAR will not cause the participant to recognize ordinary income or entitle us to a deduction for federal income tax purposes. Upon the exercise of an SAR, the participant will recognize ordinary income in the amount of the cash or the value of shares payable to the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Restricted Stock, RSUs, DSUs and Other Stock-Based Awards. The federal income tax consequences with respect to restricted stock, RSUs, DSUs, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if an award of stock granted to the participant is subject to a “substantial risk of forfeiture” (e.g., the award is conditioned upon the future performance of substantial services by the participant) and is nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the stock on such date over the participant’s cost for such stock (if any), and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to an award of stock that is subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and our deduction will be measured and timed as of the grant date of the award. If the stock award granted to the participant is not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the award to the extent of the excess of the fair market value of the stock at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock unit award or other stock-based award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives the stock free of any substantial risk of forfeiture (or receives cash in lieu of such stock) and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code.

Cash-Based Awards. Cash-based awards will be taxable as ordinary income to the participant in the amount of the cash received by the participant (before reduction for any withholding taxes), and we will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations. We are entitled to withhold and deduct from future wages of the participant, to make other arrangements for the collection of, or to require the recipient to pay to us, an amount necessary for us to satisfy the recipient’s federal, state or local tax withholding obligations with respect to awards granted under the 2021 plan. Withholding for taxes may be calculated based on the maximum applicable tax rate for the participant’s jurisdiction or such other rate that will not trigger a negative accounting impact on Radiant. The Committee may permit a participant to satisfy a tax withholding obligation by withholding shares of common stock underlying an award, tendering previously acquired shares, delivery of a broker exercise notice or a combination of these methods.

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Code Section 409A. A grant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time the grant becomes vested, plus an interest penalty tax, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m). Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual who is a “covered employee” is not deductible to the extent it exceeds $1 million. The Tax Cut and Jobs Act, signed into law on December 22, 2017 (the Tax Act), amended Section 162(m), effective for tax years beginning after December 31, 2017, (i) to expand the definition of a “covered employee” to include any person who was the Chief Executive Officer or the Chief Financial Officer at any time during the year and the three most highly compensated officers (other than the Chief Executive Officer or the Chief Financial Officer) who were employed at any time during the year whether or not the compensation is reported in the Summary Compensation Table included in our proxy statement for our Annual Meeting of Stockholders; (ii) to treat any individual who is considered a covered employee at any time during a tax year beginning after December 31, 2017, as remaining a covered employee permanently; and (iii) to eliminate the performance-based compensation exception to the $1 million deduction limit (with a transition provision continuing the performance-based exception for certain compensation covered by a written binding contract in existence on November 2, 2017).

Excise Tax on Parachute Payments. Unless otherwise provided in a separate agreement between a participant and Radiant, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from Radiant, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate net after tax receipts to the participant after such reduction exceeds the aggregate net after tax receipts to the participant of such payments absent such reduction; and provided, further that such payments will be reduced (or acceleration of vesting eliminated) by first reducing or eliminating payments or benefits the full value of which are required to be recognized as contingent upon a change in control, followed by reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from such date. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, we will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code.

NEW PLAN BENEFITS

Although it is not presently possible to determine the benefits or amounts that will be received by or allocated to participants under the 2021 plan or would have been received by or allocated to participants for the last completed fiscal year if the 2021 plan had then been in effect because awards under the 2021 plan will be made at the discretion of the Board and the Audit and Executive Oversight Committee, our non-employee director compensation program includes annual equity grants that are made on or around the date of our annual meeting of stockholders each year.

Board Recommendation

The Board of Directors unanimously recommends that our stockholders vote “FOR” approval of the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan.

The Board Recommends a Vote FOR Proposal No. 4	☑

Radiant Logistics, Inc. – 2021 Proxy Statement45

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (“CD&A”) addresses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “Summary Compensation Table” and material factors relevant to these policies and decisions. This CD&A should be read together with the related tables and disclosures that follow. When reading this CD&A, please note that we are a “smaller reporting company” under the federal securities laws and are not required to provide a “Compensation Discussion and Analysis” of the type required by Item 402 of SEC Regulation S-K and this CD&A is simply intended to supplement our SEC-required disclosures.

Our named executive officers for the fiscal year ended June 30, 2021 are listed below. We sometimes refer to these individuals collectively as our named executive officers or “NEOs” and our Chief Executive Officer as our “CEO.” The following four officers are our only executive officers.

Name	Age	Position with Radiant Logistics
Bohn H Crain	57	Chief Executive Officer and Chairman of our Board of Directors
Todd E. Macomber	57	Senior Vice President and Chief Financial Officer
Arnold Goldstein	67	Senior Vice President and Chief Commercial Officer
John W. Sobba	65	Senior Vice President and General Counsel

Executive Summary

Who We Are

We operate as a third-party logistics company, providing multi-modal transportation and logistics services primarily to customers based in the United States and Canada. We service a large and diversified account base, which we support from an extensive multi-brand network of over 100 operating locations (including 20 Company-owned offices) across North America as well as an integrated international service partner network located in other key markets around the globe. As a third-party logistics company, we generally do not own the transportation assets but we have a vast carrier network of asset-based transportation companies, including motor carriers, railroads, airlines, and ocean lines.

Through our operating locations across North America, we offer domestic and international air and ocean freight forwarding services and freight brokerage services. Our primary transportation services involve arranging shipments, on behalf of our customers, of materials, products, equipment, and other goods that are generally larger than shipments handled by integrated carriers of primarily small parcels, such as FedEx, DHL and UPS, including arranging and monitoring all aspects of material flow activity utilizing advanced information technology systems. We also provide other value-added supply chain services, including order fulfillment, inventory management, and warehouse and distribution services, and customs brokerage services to complement our core transportation service offering.

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Fiscal 2021 Business Highlights

Although fiscal 2021 was marked by continued uncertainty due to the COVID-19 pandemic, it proved to be a milestone year for Radiant Logistics, achieving several financial records. Highlights of our achievements include:

FINANCIAL

$889.1 million	Revenues Achieved a record $889.1 million in total revenues, a 4% ↑ year-over-year
$220.8 million	Non-GAAP Net Revenues Achieved a record $220.8 million in Non-GAAP net revenues, a 5.4% ↑ year-over-year
$22.9 million	Net Income Achieved record net income of $22.9 million, a 117% ↑ year-over-year, or $0.45 per diluted share, a 114.3% ↑ year-over-year
$34.4 million	Non-GAAP Adjusted Net Income Achieved record non-GAAP adjusted net income of $34.4 million, a 34.3% ↑ year-over-year, or $0.67 per diluted share, a 34.8% ↑ year-over-year
$48.8 million

Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin

Achieved record Non-GAAP Adjusted EBITDA of $48.8 million, a 27.5% ↑ year-over-year, and non-GAAP Adjusted EBITDA Margin of 22.1%, ↑ 380 basis points year-over-year

OPERATIONAL

✓

Strong Network of Company-Owned Locations and Agents

Maintains a strong network of over 20 company-owned locations and over 100 strategic operating partners (agents) in the United States and Canada as well as additional global partners to facilitate international shipments

✓

Compelling Multi-Modal Service Offering

Continues to build out a strong compelling multi-modal service offering, leveraging our technology and bundling value-added logistics solutions with our core transportation service offerings

✓	Highly Diversified Customer Base Cultivates significant long-standing customer relationships across the platform, with no one customer representing more than 5% of our revenues

STRATEGIC

$2.1 million

Robust and Advanced Technology Offerings and Platform

Provides robust and advanced technology offerings to our customers, while providing advanced technology to our operations, strategic operating partners and management. During fiscal 2021, we invested over $2.1 million on technology enhancements and software systems to increase our operating efficiency and improve technology offerings.

19 acquisitions	Proven Growth Platform Continues to deliver profitable growth with a track record of executing and integrating 19 acquisitions since our inception in 2006.

Annex I provides reconciliations of non-GAAP financial measures to most comparable U.S. GAAP measures.

Radiant Logistics, Inc. – 2021 Proxy Statement47

Fiscal 2021 Compensation Actions and Outcomes

Our compensation program is aligned with our pay philosophy of aligning executive pay with performance and executive financial interest with stockholder financial interest and is designed to provide a mix of both fixed and variable incentive compensation and to reward a mix of different performance measures. In April 2021, the Audit and Executive Oversight Committee engaged a compensation consultant to, among other things, perform an executive benchmarking analysis of our executive compensation. As a result of this analysis, we are introducing in fiscal 2022 the use of performance unit awards as an additional component of our Long-Term Incentive Plan, as discussed in more detail below under “—Our Named Executive Officer Compensation—Long-Term Incentives – Equity Awards.”

Our fiscal 2021 compensation actions and incentive plan outcomes based on our performance are summarized below:

Pay Element	Fiscal 2021 Actions
Base Salary

•Base salary provides a source of fixed income that reflects scope and responsibility of the position held while ensuring a meaningful percentage of the executives’ overall compensation opportunity is in the form of performance-based compensation.

•None of our NEOs received a base salary increase.

•Base salaries were temporarily reduced due to the COVID-19 pandemic in an amount equal to 50% for Mr. Crain and 20% for all other NEOs.

Short-Term Incentives

•Our Short-Term Incentive Program (STIP) allows our NEOs to participate on a pro rata basis along with other STIP participants in a quarterly profit pool calculated as a percentage of our quarterly adjusted EBITDA, with such percentage determined by the Audit and Executive Oversight Committee. Historically, this percentage has been a constant 5% but this remains within the discretion of the Audit and Executive Oversight Committee.

•The NEOs’ opportunity to participate in the STIP is expressed as a percentage of their base salary and is subject to further adjustment based on their achievement relative to individual performance goals. The target STIP award opportunity percentages for our NEOs remained the same as in prior years and were 50% of base salary for our CEO and 35% for our other NEOs.

•The NEOs received the following quarterly bonus payouts for fiscal 2021:

	Executive	1Q ($)	2Q ($)	3Q ($)	4Q ($)	Total ($)
	B. Crain	51,440	70,464	71,179	86,034	279,117
	T. Macomber	22,159	30,354	30,662	37,061	120,236
	A. Goldstein	22,159	30,354	30,662	37,061	120,236
	J. Sobba	22,159	30,354	30,662	37,061	120,236

•All of our NEOs, other than Mr. Crain, also received discretionary bonuses ranging from $30,000 to $200,000 during fiscal 2021 to reward them for extraordinary performance in connection with their contributions during the COVID pandemic.

Long-Term Incentives

•Our fiscal 2021 Long-Term Incentive Program (LTIP) consisted of restricted stock unit awards, which were determined based on achievement of pre-established company and individual goals.

•The NEOs’ opportunity to participate in the LTIP is expressed as a percentage of their base salary. The LTIP award opportunities for our NEOs remained the same as in prior fiscal years and were 50% of base salary for our CEO and 35% for our other NEOs.

•The RSU awards vest in full on the third year anniversary of the grant date.

•After the completion of fiscal 2020, in September 2020, our NEOs received the following RSU awards, which were determined based on achievement of pre-established company and individual goals for fiscal 2020:

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Pay Element	Fiscal 2021 Actions
	Executive	Target LTIP Opportunity	Number of RSUs	Grant Date Fair Value ($)
	B. Crain	50% of base salary	32,482	165,009
	T. Macomber	35% of base salary	13,992	71,079
	A. Goldstein	35% of base salary	13,992	71,079
	J. Sobba	35% of base salary	13,992	71,079

•Beginning in fiscal 2022, our LTIP will also consist of performance unit awards which will vest and be paid out in shares of our common stock based on achievement of a combination of company and individual performance goals achieved over a three-year period.

Other Compensation Related Actions

•Approximately 45% of votes cast at our 2020 Annual Meeting of Stockholders were in favor of our annual say-on-pay vote. Our Board viewed this level of support as an indication that expanded engagement was needed to ensure we have a clear understanding of, and opportunity to respond to, our stockholders’ views on our compensation program.

•After our 2020 say-on-pay vote, we reached out to our top 25 institutional investors and specifically discussed the topic of executive compensation with several stockholders. During these meetings, we received significant input on our executive compensation program and disclosures and in response we have taken several significant actions this year, as discussed in more detail below under “—Our Engagement and Responsiveness” and substantially improved the disclosure regarding our executive compensation, as reflected in this new “Compensation Discussion and Analysis” section.

Compensation Philosophy

The Audit and Executive Oversight Committee is guided in its pay decisions by several principles and factors, with our fundamental executive compensation philosophy being the alignment of: executive pay with performance, and the alignment of the interests of executives with those of stockholders.

The objectives of our executive compensation program are designed to ensure that we:

•	Attract and retain highly talented and dedicated executives; and
•

Provide a compensation structure that properly incentivizes our executives to execute on our business strategy of maximizing operational efficiencies, emphasizing customer relationships, and driving long term Company growth.

•

Reinforce a positive culture that rewards entrepreneurial drive while maintaining a meaningful performance/variable based component of our overall compensation plan to align with the scalable nature of our overall cost-structure.

The Audit and Executive Oversight Committee has approved the use of a formal peer group to provide market reference points to consider when benchmarking executive compensation, outside director compensation, short- and long-term incentive design, and corporate governance practices.

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The Audit and Executive Oversight Committee believes that our compensation program should be transparent and easy to understand, with the majority of executive pay being at risk and being performance-based, with predetermined financial metrics aligned with our business strategy. We also believe in recognizing individual performance through the establishment of strategic/non-financial goals (e.g., ESG) reflecting our corporate culture, values and stockholder interests.

The Audit and Executive Oversight Committee employs a total compensation approach in establishing executive compensation opportunities, consisting of base salary, a short-term incentive program (our STIP) consisting of quarterly cash incentives, a long-term incentive program (our LTIP) consisting of annual equity grants of restricted stock units that vest in full after a three-year vesting period and a long-term performance based program consisting of performance units that vest based on a combination of company and individual performance goals achieved over a three-year period, a competitive benefits package and limited perquisites.

Our compensation program is designed to provide a mix of both fixed and variable incentive compensation and to reward a mix of different performance measures. The variable short-term incentive and long-term incentive portions of compensation are designed to reward both annual performance (under the short-term incentive program) and longer-term performance (under the long-term incentive program). We believe this design mitigates any incentive for short-term risk-taking that could be detrimental to our long-term interests.

Say-on-Pay Vote

At our 2020 Annual Meeting of Stockholders, our stockholders had the opportunity to vote on an advisory say-on-pay proposal. Approximately 45% of the votes cast were in favor of our say-on-pay proposal. Our Board viewed this level of support as an indication that expanded engagement was needed to ensure we have a clear understanding of, and opportunity to respond to, our stockholders’ views on our compensation program.

After our 2020 say-on-pay vote, we specifically discussed the topic of executive compensation with several stockholders within our top 25 institutional investors. During these meetings, we received significant input on our executive compensation program and disclosures and in response we have taken several significant actions this year, as discussed in more detail below under “—Our Engagement and Responsiveness” and substantially improved the disclosure regarding our executive compensation, as reflected in this new “Compensation Discussion and Analysis” section.

In designing our compensation program for fiscal 2022 and preparing our executive compensation disclosures in this proxy statement, the Audit and Executive Oversight Committee considered the results of the fiscal 2020 say-on-pay vote, our ongoing dialogue with stockholders and investors, including the input mentioned above and below, internal considerations such as consistency from year to year, and an evaluation of peer practices.

Radiant Logistics, Inc. – 2021 Proxy Statement50

OUR ENGAGEMENT AND RESPONSIVENESS

Engagement Overview

Following the 2020 Annual Meeting of Stockholders, at the Audit and Executive Oversight Committee’s direction, we reached out to our institutional investors to request meetings to discuss any issues or concerns they may have with our executive compensation program. During the months between March and August of 2021, we reached out to our top 25 institutional investors, which as of March 31, 2021, represented 46% of our outstanding common stock. This outreach did not include our CEO, who owns approximately 20% of our outstanding common stock. Five institutional investors representing 16% of our outstanding common stock agreed to engage with us during the months between April 2021 and August of 2021.

Ownership Structure

As a smaller reporting company, our stockholder base is different than many larger reporting companies. As of August 31, 2021, institutional investors held approximately 27 million shares representing 55% of our outstanding stock, our CEO held approximately 10 million shares representing 20% of our outstanding stock, and the remainder of our outstanding common stock was held by other insiders and retail holders. This structure prevented us from replicating the outreach efforts seen by larger companies.

In this regard, the top 25 institutional investors we reached out to represented approximately 85% our institutional investor base, and we engaged with five stockholders representing approximately 25% of our institutional investor base. Two institutional investors, including our top institutional investor owning approximately 6% of our outstanding common stock, declined to have a call with us. The remaining 18 institutional investors did not respond to our repeated requests to engage.

Outreach Process

As part of the outreach process, we hired a proxy solicitor to assist us with connecting to stockholders with whom we may not regularly engage. For those stockholders that did not initially respond or agree to engage with us, we reached out to them again to request meetings. We also consulted the publicly-available policies of our major stockholders, if available, to better understand their views on executive compensation.

During the period between March 2021 and August 2021, our Chair of the Audit and Executive Oversight Committee, who oversees the function of Audit, Compensation and Nominating Committees, Richard P. Palmieri, along with Todd E. Macomber, our Chief Financial Officer, met by phone with five institutional investors representing approximately 16% of our outstanding common stock. We provided an open forum to each stockholder to discuss and comment on any aspects of our executive compensation program.

Overall, we received constructive feedback from the stockholders who engaged with us regarding our executive compensation program, particularly relating to disclosure. After this engagement with stockholders, we agreed to keep in contact with them, as well as the other stockholders who chose not to engage with us, in order to continue to receive whatever feedback they may have on the Company’s executive compensation program or other matters.

Following the engagements, we also engaged with two major proxy advisory firms to share the feedback we heard from our stockholders and update them on our responsiveness.

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The feedback from these meetings was shared with the full Board of Directors and provided the Audit and Executive Oversight Committee and the Board of Directors with valuable insights into our stockholders’ perspectives on our compensation program and potential improvements to the program, as described below.

Below is a summary of our outreach efforts:

Say on Pay Vote:	November 11, 2020
Say on Pay Support:	45% of votes cast (% of votes For / For + Against)
Engagement Period:	Between March 2021 and August 2021
Breadth of Outreach:	Top 25 institutional stockholders representing 46% of outstanding common stock (85% of our institutional investor ownership)
Breadth of Engagement:	Five stockholders representing 16% of our outstanding common stock (25% of our institutional investor ownership)
Participants:	Audit and Executive Oversight Committee Chair and Chief Financial Officer

Stockholder Feedback

Some of the compensation related actions we have recently taken in response to stockholder feedback are described below.

What We Heard	What We Did
Align the interest of executive officers with those of stockholders.

We adopted stock ownership and retention guidelines applicable to our NEOs to ensure that their interests would be closely aligned with those of our stockholders. All of our NEOs are in compliance with these guidelines.

We have an anti-hedging/pledging policy.

Our founder and CEO owns approximately 20% of our outstanding common stock.

Emphasize long-term performance-based incentives.

Beginning in fiscal 2022, we revised our LTIP to provide for new performance unit awards which will vest based upon achievement of a combination of company and individual performance goals as measured over a three-year period. The performance unit awards are in addition to our restricted stock unit awards which are granted on an annual basis and are determined based, in large part, on the achievement of annual company and individual performance goals, and once granted do not vest until the three-year anniversary of the grant date. The performance unit awards will constitute at least 75% of our CEO’s target LTIP opportunity for fiscal 2022.

Increase disclosure on executive compensation.

As a smaller reporting company, we are not required to include a Compensation Discussion & Analysis section in our proxy statement nor the more extensive executive compensation tables. This year, in response to stockholder feedback, we have substantially increased and improved our executive compensation disclosure in this proxy statement, with an eye towards transparency despite the fact that we are not required to provide these disclosures.

Ensure the recovery of incentive compensation based on incorrect calculations that resulted in a financial restatement.	In September 2021, we adopted a separate more robust clawback policy covering cash and equity incentive compensation applicable to current and former executives.
Perform a compensation risk assessment.

As a smaller reporting company, we are not required to perform a compensation risk assessment. This year, in response to stockholder feedback, we performed a compensation risk assessment which concluded that our compensation policies, practices and programs, along with our governance structure, work together in a manner so as to encourage our executives (and employees) to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our Company.

Radiant Logistics, Inc. – 2021 Proxy Statement52

What We Heard	What We Did
Disclose CEO pay ratio.

As a smaller reporting company, we are not required to disclose a CEO pay ratio. This year, in response to stockholder feedback, we have calculated and disclosed a CEO pay ratio in accordance with SEC rules and regulations under “—CEO Pay Ratio”.

Adopt or disclose an anti-hedging/pledging policy.	We have increased substantially our disclosure of our anti-hedging/pledging policy in this proxy statement.
Adopt a no tax gross-up policy.	In September 2021, we adopted a new tax gross-up policy that prohibits tax gross-ups, other than the grandfathered provision in the employment agreement with our founder and CEO.

Compensation Highlights and Best Practices

Our compensation practices include many best pay practices that support our executive compensation objectives and principles, and benefit our stockholders.

What We Do	What We Don’t Do
Maintain a competitive compensation package	No guaranteed salary increases or bonuses
Structure our executive officer compensation so that a significant portion of pay is at risk	No excessive perquisites
Emphasize long-term performance in our equity-based incentive awards	No repricing of stock options unless approved by stockholders
Maintain a robust clawback policy	No pledging of Radiant securities
Require a double-trigger for equity acceleration upon a change of control	No short sales or derivative transactions in Radiant stock, including hedges
Have robust stock ownership and retention guidelines	No current payment of dividends on unvested awards
Hold an annual say-on-pay vote	No excise or other tax gross-ups (other than the grandfathered arrangement with our founder and CEO)

Executive Stock Ownership Guidelines

In September 2021, we established the following stock ownership and retention guideline, which are intended to further align the interests of our named executive officers with those of our stockholders.

Position	Guideline
Chief Executive Officer	Four times base salary
Other Named Executive Officers	One times base salary

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Each NEO has five years to reach the officer’s stock ownership target. Until the applicable stock ownership guideline is achieved as described above, each NEO subject is required to retain an amount equal to 100% of the net shares received as a result of the vesting of restricted stock, restricted stock units or other equity-based awards or the exercise of stock options. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and any applicable withholding or estimated taxes associated with the restricted stock, restricted stock unit, stock option, or other equity-based incentive award. All of our NEOs are in compliance with our stock ownership guidelines.

Named Executive Officer	Target Stock Ownership as a Multiple of Base Salary	In Compliance?	Ownership %	Actual Stock Ownership as a Multiple of Base Salary
Bohn H. Crain	4x	Yes	20%	196x
Todd E. Macomber	1x	Yes	Less than 1%	10x
Arnold Goldstein	1x	Yes	Less than 1%	2x
John Sobba	1x	Yes	Less than 1%	1x

Elements of Our Executive Compensation Program

Our executive compensation program consists of several key elements, which are described in the table below, along with the key characteristics of, and the purpose for, each element and key fiscal 2021 changes. We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in fiscal 2021.

Element	Key Characteristics	Purpose	Key Fiscal 2021 Changes
Base Salary (Fixed, Cash)	A fixed amount, paid in cash periodically throughout the year and reviewed annually and, if appropriate, adjusted.

Provides a source of fixed income that is market competitive and reflects scope and responsibility of the position held while providing a meaningful percentage of an executive’s overall compensation opportunity in the form of performance-based compensation.

No base salary increases for any of our NEOs. Base salaries were temporarily reduced due to the COVID-19 pandemic in an amount equal to 50% for Mr. Crain and 20% for all other NEOs.
Short-Term Incentive Plan (STIP) (Variable, Cash)	A variable, short-term element of compensation that is payable quarterly in cash, based on adjusted EBITDA and achievement of pre-established individual goals.	Motivates and rewards our executives for increased adjusted EBITDA and achievement of individual performance goals while supporting our variable-cost based business model.	No changes, except that all of our NEOs, other than our CEO, received discretionary bonuses ranging from $30,000 to $200,000 during fiscal 2021 to reward them for extraordinary performance.
Long-Term Incentive Plan (LTIP) (Variable, Restricted Stock Units and Beginning in Fiscal 2022 Performance Units)

A variable, long-term element of compensation that is provided in the form of RSU awards and beginning in fiscal 2022 performance unit awards.

The RSU awards are based on achievement of pre-established company and individual goals and vest in full on the three-year anniversary of the grant date.

The performance awards will vest upon the achievement of three-year performance goals and be paid out in shares of our common stock.

Aligns the interests of our executives with our stockholders; encourages our executives to focus on long-term company financial performance measures that are deemed strategically and operationally important to our Company; promotes retention of our executives; and encourages significant ownership of our common stock.

No changes for fiscal 2021. Fiscal 2022 will incorporate new performance unit awards payable upon achievement of three-year performance goals.

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Element	Key Characteristics	Purpose	Key Fiscal 2021 Changes
Perquisites	Includes an automobile allowance and Company-provided life & disability insurance premiums.	Assists in allowing our executives to more efficiently utilize their time and support them in effectively contributing to our Company success.	No changes.
Retirement Benefits	Includes a qualified defined contribution retirement plan with a discretionary Company match.	Provides an opportunity for employees to save and prepare financially for retirement.	No changes.

Competitive Considerations and Use of Market Data

Background

In April 2015, the Audit and Executive Oversight Committee hired Mercer (US) Inc. to perform an executive compensation study and provide it with guidance regarding our executive compensation program. Mercer provided the Audit and Executive Oversight Committee with compensation data with respect to similarly sized logistics and freight-forwarding companies and consulted with the Audit and Executive Oversight Committee about a variety of issues related to competitive compensation practices and incentive plan design. This information helped us to evaluate and modify our equity and cash compensation awards and practices to remain consistent with industry standards and to achieve our employee retention objectives. Through fiscal 2021, these trends and this information was used by the Audit and Executive Oversight Committee to determine whether to make any additional changes to our overall compensation policies and program.

In December 2020, the Audit and Executive Oversight Committee engaged Meridian Compensation Partners to perform an executive compensation study and provide guidance regarding our executive compensation program, especially in light of the feedback we received from our stockholders on improvements that could be made to our program. Many of the recent changes we made to our executive compensation program in response to stockholder feedback were made with the input and assistance of Meridian Compensation Partners.

Peer Group

As part of Meridian Compensation Partners’ review of our executive compensation program, and specifically analyzing the market competitiveness and reasonableness of our program, Meridian Compensation Partners recommended a peer group based on the following three factors:

Industry	Revenue	Market Capitalization

Based on these factors, the following 26 companies were selected by the Audit and Executive Oversight Committee, upon recommendation of Meridian Compensation Partners, in February 2021 as members of our peer group for purposes of benchmarking the market competitiveness and reasonableness of our executive compensation program:

Air Transport Services Group, Inc.

Allegiant Travel Company

ArcBest Corporation

Atlas Air Worldwide Holdings, Inc.

Blackbaud, Inc.

CAI International, Inc.

Covenant Logistics Group, Inc.

CSG Systems International, Inc.

Daseke, Inc.

Eagle Bulk Shipping Inc.

Echo Global Logistics, Inc.

ExlService Holdings, Inc.

Forward Air Corporation

Genco Shipping & Trading Limited

Heartland Express, Inc.

Hub Group, Inc.

Manhattan Associates, Inc.

Marten Transport, Ltd.

MicroStrategy Incorporated

P.A.M. Transportation Services, Inc.

Pangaea Logistics Solutions, Ltd.

Pegasystems Inc.

Saia, Inc.

Universal Logistics Holdings, Inc.

USA Truck, Inc.

Werner Enterprises, Inc.

All of these peer group companies are public companies. We compete with some of these peers for employees and customers in various markets. As of February 2021, when the peer group was recommended by Meridian Compensation Partners, we ranked at the 37th percentile of our peer group for revenue and at the 21st percentile for market capitalization. In constructing this peer group, the Audit and Executive Oversight Committee also considered

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whether to include companies that disclosed Radiant Logistics as a peer, companies that appear in the peer groups of our peer companies and companies that proxy advisory firms consider a peer of ours in their latest voting recommendations reports.

Use of Peer Group Information and Competitive Positioning

One of the objectives of our executive compensation philosophy is to design our executive compensation program to ensure that we attract and retain highly-talented and dedicated executives. To assist us in meeting this objective, we strive to compensate our executive officers in a manner that is competitive but also reasonable when considering our revenue and market capitalization relative to other members of our peer group. To ensure the competitiveness and reasonableness of our executive compensation packages relative to our industry, the Audit and Executive Oversight Committee periodically evaluates our peer group and an analysis of our executive compensation program vis a vis our peer group, with the aid of an independent external compensation consultant and management, and uses this information as one input in helping to determine appropriate pay levels.

In reviewing this benchmarking data, however, the Audit and Executive Oversight Committee recognizes that this information is not always appropriate as a stand-alone tool for setting compensation. This could be due to an imperfection in the peer group information or due to aspects of our business and objectives that may be unique to us. For example, the Audit and Executive Oversight Committee believes the February 2021 peer group of 26 companies as recommended by Meridian Compensation Partners is a less-than-ideal comparator group for purposes of benchmarking our executive compensation program since Radiant Logistics is ranked at the 37th percentile of our peer group for revenue and at the 21st percentile for market capitalization. This was primarily driven by the difficulty in creating a peer group due to limited number of viable peers in our industry with similarly sized revenues and market capitalization.

As a result, the Audit and Executive Oversight Committee does not explicitly target any percentile when assessing and setting executive compensation. Instead, the Audit and Executive Oversight Committee intends to analyze the specific competitiveness of any individual executive’s pay considering factors like not only the benchmarking data, but also the executive’s experience, skills and capabilities, contributions as a member of the executive management team, and contributions to our overall performance. We believe these others factors and considerations are more important at this time for our Company than peer group positioning to attract and retain the best executive talent to achieve our business strategies and objectives. The Audit and Executive Oversight Committee did note that our NEO base salaries, target short-term incentive opportunities, target total cash compensation and target long-term incentive opportunities, are below the 50th percentile, which the Audit and Executive Oversight Committee considered reasonable given the company’s revenues and market capitalization relative to its peers.

Accordingly, every year, we review each executive’s base salary and STIP and LTIP opportunities to determine whether they should be adjusted. Along with individual performance, we also consider primarily movement of salaries and other aspects of executive compensation in the market and trends, as well as our financial results from the prior fiscal year to determine appropriate compensation adjustments.

Named Executive Officer Compensation

Base Salary

Purpose: Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career.

Fiscal 2021 Review: The fiscal 2021 base salaries of all of our NEOs were unchanged from their fiscal 2020 base salaries, except that base salaries were temporarily reduced due to the COVID-19 pandemic in an amount equal to 50% for Mr. Crain and 20% for all other NEOs. These COVID-related base salary reductions were effective from March 29, 2020 through November 30, 2020 for Mr. Crain and from March 29, 2020 through August 31, 2020 for the other NEOs.

Named Executive Officer	Fiscal 2020 Base Salary ($)	Fiscal 2021 Base Salary ($)	Change (%)
Bohn H. Crain	325,000	325,000	0.0%
Todd E. Macomber	200,000	200,000	0.0%
Arnold Goldstein	200,000	200,000	0.0%
John Sobba	200,000	200,000	0.0%

Short-Term Incentive Plan – Quarterly Cash Bonuses

Purpose: Our Short-Term Incentive Plan (STIP), or quarterly cash bonus program, is paid under our Management Incentive Compensation Plan, or MICP, and is designed to provide incentive compensation that supports our variable cost-based business strategy and emphasizes pay-for-performance by tying reward opportunities to company and individual performance.

STIP Awards and Plan Mechanics: Our STIP allows our NEOs to participate on a pro rata basis along with other STIP participants in a quarterly profit pool calculated as a percentage of our quarterly adjusted EBITDA. The opportunity of our NEOs to participate in the STIP is expressed as a percentage of their base salary and is subject to further adjustment based on their achievement relative to individual performance goals. The target STIP award opportunity percentages for our NEOs remained the same as in prior years and were 50% of base salary for our CEO and 35% for our other NEOs.

Since the quarterly bonus pool under the MICP in which our NEOs participate is determined based on a percentage of our quarterly adjusted EBITDA and there is no maximum limit to the size of the pool, our executives are incentivized to increase our profitability, although discretion could be exercised by the Audit and Executive Oversight Committee to decrease or otherwise adjust the size of the pool or individual payouts if determined appropriate. Primarily because of this discretion, as well as multiple other factors, including the design of the MICP, our other compensation policies and programs, and our controls and approval process, we do not believe the MICP creates unnecessary risk taking by our executives or other employees.

Payments under our MICP are paid quarterly as opposed to annually in order to instill a sense of urgency in progressing the company’s objectives while reinforcing and rewarding the entrepreneurial culture of the company.

Fiscal 2021 STIP Awards: The fiscal 2021 target short-term incentive opportunities of all of our NEOs were unchanged from their fiscal 2020 target short-term incentive opportunities.

Named Executive Officer	Fiscal 2020 Target Bonus Percentage	Fiscal 2021 Target Bonus Percentage	Change (%)
Bohn H. Crain	50% of base salary	50% of base salary	0.0%
Todd E. Macomber	35% of base salary	35% of base salary	0.0%
Arnold Goldstein	35% of base salary	35% of base salary	0.0%
John Sobba	35% of base salary	35% of base salary	0.0%

The fiscal 2021 target short-term incentive opportunities for our NEOs were paid quarterly based on our adjusted EBITDA performance for each fiscal quarter of fiscal 2021 and their pro rata participation along with other STIP participants in the quarterly profit pool, which for fiscal 2021 was calculated as 5% percent of our quarterly adjusted EBITDA. For purposes of the corporate quarterly bonus pool under the MICP, adjusted EBITDA was defined as our cumulative net income for such fiscal quarter, excluding the effects of interest, taxes, and the “non-cash” effects of depreciation and amortization on long-term assets, as well as all depreciation charges related to technology and equipment, and all amortization charges (including amortization of leasehold improvements), and further adjusted to exclude changes in fair value of contingent consideration, expenses specifically attributable to acquisitions, transition and lease termination costs, foreign currency transaction gains and losses, extraordinary items, share-based compensation expense, litigation expenses unrelated to our core operations, gain on forgiveness of debt, materials, management and distribution start-up costs and other non-cash charges, as derived from our consolidated audited

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financial statements, and as determined by the Audit and Executive Oversight Committee in good faith. Note that this definition of adjusted EBITDA is essentially the same as our reported adjusted EBITDA with the exception that it adds back in the accrued bonus under the MICP.

Our adjusted EBITDA as calculated pursuant to our STIP for each quarter of our fiscal 2021 was as follows (in millions):

1Q Adjusted EBITDA ($)	2Q Adjusted EBITDA ($)	3Q Adjusted EBITDA ($)	4Q Adjusted EBITDA ($)
9.7	13.2	13.6	14.9

Our NEOs received the following quarterly bonus payouts under our MICP during fiscal 2021:

Named Executive Officer	1Q ($)	2Q ($)	3Q ($)	4Q ($)	Total ($)
Bohn H. Crain	51,440	70,464	71,179	86,034	279,117
Todd E. Macomber	22,159	30,354	30,662	37,061	120,236
Arnold Goldstein	22,159	30,354	30,662	37,061	120,236
John Sobba	22,159	30,354	30,662	37,061	120,236

The CEO’s share of each quarterly bonus pool was determined based on a formula of his target STIP opportunity and his individual performance and was approved by the Audit and Executive Oversight Committee.

In addition to participating in the STIP under the MICP, Arnold Goldstein, our Senior Vice President and Chief Commercial Officer, also receives additional compensation in connection with his management of our Vertical Sales Organization. This compensation is based on calculated as 1% of the Net Contribution of the Vertical Sales Organization, where Net Contribution is calculated as the gross profit attributed the Vertical Sales Associates less any associated costs for agent station commissions, bad debts and corporate overheads and net of the costs of the Vertical Sales Associates. Accordingly, Mr. Goldstein received the following additional payments under this plan during fiscal 2021:

1Q ($)	2Q ($)	3Q ($)	4Q ($)	Total ($)
80,024	18,065	15,555	13,949	127,593

In addition to payouts under our STIP, all of our NEOs, other than Mr. Crain, received discretionary bonuses ranging from $30,000 to $200,000 during fiscal 2021 to reward them for extraordinary performance in connection with their contributions during the COVID pandemic.

Long-Term Incentive Plan – Annual Equity Grants

Purpose: Our long-term incentive program (LTIP), which is a component of our MICP, is designed to provide for incentive compensation that supports our variable cost-based business strategy and emphasizes pay-for-performance by tying reward opportunities to carefully determined and articulated performance goals at corporate, business unit, operating location and/or individual levels.

LTIP Awards and Mechanics: The opportunity of a NEO to participate in the LTIP is expressed as a percentage of the NEO’s base salary. Our LTIP for our NEOs for the past several years has consisted of RSU awards based on achievement of pre-established company and individual goals that vest in full on the three-year anniversary of the grant date. Beginning in fiscal 2022, our LTIP will consist of performance unit awards in addition to RSU awards, as discussed in more detail below under “—LTIP Awards for Fiscal 2022.” These performance unit awards will constitute at least 75% of our CEO’s target LTIP opportunity for fiscal 2022.

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LTIP Awards for Fiscal 2021: After completion of fiscal 2020, in September 2020, our NEOs received RSU awards, which were determined based on achievement of pre-established company and individual goals for fiscal 2020. For our NEO’s, 90% of their RSU award opportunity was based on the Company’s achievement relative to budgeted adjusted EBITDA, as measured on a consolidated basis, and 10% of the RSU opportunity was based on their achievement relative to individual goals. The Audit and Executive Oversight Committee believes it is important to include an adjusted EBITDA performance metric in both our STIP and LTIP because of our emphasis on overall core profitability. The performance factor for each NEO for purposes of determining the number of RSUs granted after completion of fiscal 2020 in September 2020 was 99.74% which reflects the Company’s achievement relative to budgeted adjusted EBITDA, as approved by the Audit and Executive Oversight Committee, and achievement relative to individual goals, as determined by the Audit and Executive Oversight Committee in the case of our CEO, and by the CEO, in the case of our other NEOs.

Named Executive Officer	Fiscal 2020 Adjusted EBITDA Goal ($)	Fiscal 2020 Actual Adjusted EBITDA ($)	Company Financial Goal Achievement (90% Weighting)	Individual Goal Achievement (10% Weighting)	Performance Factor
Bohn H. Crain	27.1 mil.	48 mil.	150%	100%	150%
Todd E. Macomber	27.1 mil.	48 mil.	150%	100%	150%
Arnold Goldstein	27.1 mil.	48 mil.	150%	100%	150%
John Sobba	27.1 mil.	48 mil.	150%	100%	150%

The LTIP award opportunities for our NEOs in fiscal 2021 remained the same as in prior fiscal years and were 50% of base salary for our CEO and 35% for our other NEOs. The LTIP value was delivered 100% in RSU awards that will vest in full on the three-year anniversary of the grant date.

Named Executive Officer	Target LTIP Award Opportunity (% of Base Salary)	Number of RSUs (#)	Grant Date Fair Value ($)
Bohn H. Crain	50%	32,482	165,009
Todd E. Macomber	35%	13,992	71,079
Arnold Goldstein	35%	13,992	71,079
John Sobba	35%	13,992	71,079

LTIP Awards for Fiscal 2022: Beginning in fiscal 2022, our LTIP awards will consist of performance unit and RSU awards. The performance unit awards will be granted in early fiscal 2022 and ultimately vest and be paid out based upon the achievement of three-year performance goals. The RSU awards will continue to be granted after completion of a fiscal year and be based on the achievement of pre-established company and individual goals for such fiscal year and will vest in full on the three-year anniversary of the grant date. The target number of performance units for each NEO will be determined by a percentage of the NEO’s base salary, which percentage for our CEO is expected to be 150% and for our NEOs is expected to be 100%. The target performance unit awards are expected to constitute at least 75% of our CEO’s target LTIP opportunity for fiscal 2022.

All Other Compensation – RLP Distributions

On June 28, 2006, we joined with Radiant Capital Partners, LLC (“RCP”), an affiliate of Mr. Crain, our CEO, to form Radiant Logistics Partners, LLC (“RLP”). RLP commenced operations in 2007 as a minority-owned business enterprise for the purpose of enabling us to expand the scope of our service offerings to include participation in certain supplier diversity programs that otherwise would not have been available to us. RLP is owned 60% by Mr. Crain and 40% by us. In the course of evaluating and approving the ownership structure, operations and economics emanating from RLP, a committee consisting of the independent Board member of the Company considered, among other factors, the significant benefits provided to us through association with a minority business enterprise, particularly as many of our largest current and potential customers have a need for diversity offerings. In addition, the committee concluded the economic relationship with RLP was on terms no less favorable to us than terms generally available from

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unaffiliated third parties. Mr. Crain’s share of distributed earnings from RLP are included in the “All Other Compensation” column of the Summary Compensation Table.

Other Benefits

In fiscal 2021, our NEOs had the opportunity to participate in a qualified defined contribution retirement plan on the same basis as our other employees. We believe this plan provides an opportunity for our executives to plan for and meet their retirement savings needs. We do not provide any pension arrangements, nonqualified defined contribution, or other deferred compensation plans.

We provide our NEOs with modest perquisites to attract and retain them and to allow them to more efficiently utilize their time and to support them in effectively contributing to the success of our Company. The perquisites provided to our NEOs during fiscal 2021 included an automobile allowance and Company-provided life and disability insurance premiums. We believe these benefits are an important part of our overall compensation program and help us accomplish our goal of attracting, retaining, and rewarding top executive talent.

Employment Agreements, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS, and POST-TERMINATION RESTRICTIONS

The compensation paid to our NEOs is governed, in part, by written employment agreements with them, which are described below under “Executive Compensation—Employment and Other Agreements.” The purpose of these agreements is to define the essential terms of these executives’ employment relationships in a manner that will protect our business and other interests and the interests of the executive, including in the event his employment is terminated upon certain events. The severance provisions in the agreement are intended to induce these executives to continue employment with our Company and to retain them and provide consideration to them for certain restrictive covenants that apply following a termination of employment. Additionally, we entered into these agreements because they provide us valuable protection by subjecting these executives to restrictive covenants that prohibit the disclosure of confidential information during and following their employment and limit their ability to engage in competition with us or otherwise interfere with our business relationships following a termination of their employment. The receipt of any severance by these executives, other than our CEO, is conditioned upon his execution of a broad release of claims.

To encourage continuity, stability, and retention when considering the potential disruptive impact of an actual or potential corporate transaction, we have established change of control arrangements, including provisions in our employment agreements with our NEOs, which are described below under “Executive Compensation—Potential Post-Termination and Chane in Control Payments.” These provisions provide our NEOs certain payments and benefits in the event of a termination of their employment in connection with a change of control. These additional payments and benefits will not be triggered just by a change of control, but require a termination event not within the control of the executive, and thus are known as “double trigger” change of control arrangements. These “double trigger” change of control protections are intended to induce executives to accept or continue employment with our Company, provide consideration to executives for certain restrictive covenants that apply following termination of employment, and provide continuity of management in connection with a threatened or actual change of control transaction. If the employment of our CEO is terminated by us without cause or by him for good reason following a change of control or if the employment of one of our other NEOs is terminated by us without cause or by him for good reason within nine months following a change of control, the executive will be entitled to receive a severance payment and certain benefits. In the case of our NEOs, other than our CEO, the receipt of any severance is conditioned upon the executive’s execution of a release of claims.

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We believe these change of control arrangements with our NEOs are an important part of our executive compensation program in part because they mitigate some of the risk for executives working in a smaller public company where there is a meaningful likelihood that the company may be acquired. Change of control benefits are intended to attract and retain qualified executives who, absent these arrangements and in anticipation of a possible change of control of our Company, might consider seeking employment alternatives to be less risky than remaining with our Company through the transaction. We believe that relative to our Company’s overall value, our potential change of control benefits are relatively small and are aligned with current peer company practices.

Risk Assessment

As a result of our assessment on risk in our compensation programs, we concluded that our compensation policies, practices, and programs and related compensation governance structure work together in a manner so as to encourage our employees, including our NEOs, to pursue growth strategies that emphasize stockholder value creation, but not to take unnecessary or excessive risks that could threaten the value of our Company.

As part of our assessment, we noted in particular the following:

•	annual base salaries for employees are not subject to performance risk and, for most non-executive employees, constitute the largest part of their total compensation;
•

short-term incentives are in the form of quarterly cash bonuses that are limited in amount, to some extent, by virtue of the calculation of the total quarterly bonus pools, which equal a certain percentage of our adjusted EBITDA for the quarter, assuming we meet a certain threshold quarterly adjusted EBITDA goal; and

•

a significant portion of performance-based compensation is in the form of long-term equity incentives, which do not encourage unnecessary or excessive risk because they vest over a three-year period of time, thereby focusing our employees on our long-term interests.

Clawback Policy

In September 2021, our Board of Directors adopted a separate more robust clawback and forfeiture policy. The policy covers all current and former executive officers of the Company. Pursuant to the policy, the Board of Directors may in its sole discretion recover certain cash and/or equity-based incentive compensation that is approved, awarded or granted to a covered executive on or after September 27, 2021 if there is a material negative restatement of our financial statements or in the event a Covered Executive engaged in egregious conduct that is substantially detrimental to the Company.

excise tax gross-up Policy

As part of our response to feedback from our stockholders, the Board of Directors adopted a stand-alone policy prohibiting gross-ups for the excise tax imposed by Sections 280(g) and 4999 of the U.S. Internal Revenue Code, as well as the reimbursement of NEOs for such excise tax, with respect to any cash and/or equity-based incentive compensation that constitute golden parachute payments made from and after July 1, 2021, with the exception of any gross-up payments as may be provided in the employment agreement with our founder and CEO.

ANTI-HEDGING/PLEDGING/speculative investments POLICY

Radiant Logistics considers it improper and inappropriate for those employed by or associated with Radiant Logistics to engage in short-term or speculative transactions in our securities or in other transactions in our securities that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in our securities is subject to the following additional guidance, as set forth in our Insider Trading Policy, for all officers, directors, employees and agents (collectively referred to as insiders):

Radiant Logistics, Inc. – 2021 Proxy Statement60

•

Short Sales: Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited.

•

Derivative Securities and Hedging Transactions: Insiders are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities.

•	Using Company Securities as Collateral for Loans: Unless approved in advance by the Company’s Board of Directors, insiders may not pledge Company securities as collateral for loans.
•	Holding Company Securities in Margin Accounts: Unless approved in advance by the Company’s Board of Directors, insiders may not hold Company securities in margin accounts.
•

Placing Open Orders with Brokers: Except in accordance with an approved trading plan, insiders should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when insiders are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations. If an insider is subject to blackout periods or pre-clearance requirements, such insider should so inform any broker with whom he or she places any open order at the time it is placed.

Tax CONSIDERATIONS

Prior to the enactment of the Tax Cuts and Jobs Act (“Tax Act”), in designing our executive compensation program, we considered the deductibility of executive compensation under Code Section 162(m). The Tax Act, among other things, repealed the exemption from Code Section 162(m)’s $1 million deduction limit for “performance-based” compensation for taxable years beginning after December 31, 2017, other than with respect to certain “grandfathered” arrangements entered into prior to November 2, 2017. Some of our compensation plans were designed with the intention of satisfying the requirements for “performance-based” compensation as defined in Code Section 162(m) prior to the effective date of the Tax Act so that such awards would be exempt from the Code Section 162(m) deduction limitation. While we designed these plans to operate in this manner, the exemption is no longer available for performance-based awards paid in tax years beginning after 2017 (other than with respect to certain “grandfathered” arrangements as noted above). Further, as to any grandfathered arrangements, the Audit and Executive Oversight Committee may administer the plans in a manner that does not satisfy the Code Section 162(m) performance-based compensation requirements in order to achieve a result that the Audit and Executive Oversight Committee determines to be appropriate, including by revising performance goals and/or adjustment events as needed to ensure our pay practices continue to align with performance.

How We Make Compensation Decisions

There are several elements to our executive compensation decision-making, which we believe allow us to most effectively implement our compensation philosophy. The Audit and Executive Oversight Committee, its independent external compensation consultant, and management all have a role in decision-making for executive compensation. The following table summarizes their roles and responsibilities.

Responsible Party	Roles and Responsibilities
Audit and Executive Oversight Committee (Comprised solely of independent directors and reports to the Board of Directors)

•Oversees all aspects of our executive compensation program.

•Annually reviews and approves our corporate goals and objectives relevant to CEO compensation.

•Evaluates CEO’s performance in light of such goals and objectives, and determines and approves his compensation based on this evaluation.

•Determines and approves all executive officer compensation, including salary, bonus, and equity and non-equity incentive compensation.

•Administers our equity and incentive compensation plans and reviews and approves equity awards and executive incentive payouts.

•Reviews our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking.

•Evaluates market competitiveness of each executive’s compensation.

•Evaluates proposed changes to our executive compensation program.

•Assists the Board in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans.

•Has sole authority to hire consultants, approve their fees, and determine the nature and scope of their work.

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Responsible Party	Roles and Responsibilities
Independent External Compensation Consultant (Independent under NYSE American continued listing standards and reports to the Audit and Executive Oversight Committee)

•Provides advice and guidance on the appropriateness and competitiveness of our executive compensation program relative to our performance and market practice.

•Examines our executive compensation program to ensure that each element supports our business strategy.

•Assists in selection of peer companies and gathering competitive market data.

•Provides advice with respect to our equity-based compensation plans.

Chief Executive Officer (With the support of other members of the management team)

•Reviews performance of other executive officers and makes recommendations with respect to their compensation.

•Confers with the Audit and Executive Oversight Committee and compensation consultant concerning design and development of compensation and benefit plans.

•Provides no input or recommendations with respect to his own compensation.

AUDIT AND EXECUTIVE OVERSIGHT COMMITTEE REPORT

The Audit and Executive Oversight Committee, which performs the equivalent functions of a compensation committee, has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with our management. Based on this review and these discussions, the Audit and Executive Oversight Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

Audit and Executive Oversight COMMITTEE

Richard P. Palmieri, Chair

Jack Edwards

Michael Gould

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our principal executive officer, our principal financial officer, and our two remaining executive officers during the past three fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Bohn H. Crain	2021	258,125	—	162,085	279,117	1,061,805	1,761,132
Chairman of the Board and Chief	2020	285,625	—	212,022	136,331	1,278,947	1,912,925
Executive Officer	2019	325,000	—	148,029	223,578	952,969	1,649,576
Todd E. Macomber	2021	194,154	50,000	69,820	120,236	26,295	460,505
Senior Vice President, Chief	2020	191,231	—	91,331	58,727	17,345	358,634
Financial Officer and Treasurer	2019	200,000	—	63,765	96,311	19,736	379,812
Arnold Goldstein	2021	194,154	200,000	69,820	120,236	151,763	735,973
Senior Vice President and Chief	2020	191,231	—	91,331	58,727	112,686	453,975
Commercial Officer	2019	200,000	—	63,765	96,311	107,755	467,831
John Sobba	2021	194,154	30,000	69,820	120,236	24,739	438,949
Senior Vice President and	2020	191,231	—	91,331	58,727	20,193	361,482
General Counsel	2019	200,000	—	10,626	87,388	19,846	317,860

(1)

Salary amounts reflect base salary earned during the fiscal year and therefore, is reflective of COVID-related base salary reductions that were effective from March 29, 2020 through November 30, 2020 for Mr. Crain and from March 29, 2020 through August 31, 2020 for Messrs. Macomber, Goldstein and Sobba. The reductions were 50% for Mr. Crain and 20% for all other NEOs. See “Compensation Discussion and Analysis—Named Executive Officer Compensation—Base Salaries.”

(2)

Although we typically do not pay discretionary bonuses that are subjectively determined to any NEOs we did so during fiscal 2021 to reward extraordinary performance by Messrs. Macomber, Goldstein and Sobba that was not reflected by their payouts under our STIP. Quarterly cash bonuses under our STIP are reported in the “Non-Equity Incentive Plan Compensation” column and are based on performance, which is measured against pre-established Adjusted EBITDA goals and individual performance. See “Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive Plan—Quarterly Cash Bonuses.”

(3)

Amounts reported represent the grant date fair value of RSU awards granted to our NEOs, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

(4)

Amounts reported represent payouts under our STIP and for each year reflect the amounts earned for that fiscal year but paid during the following fiscal year. See “Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive Plan—Quarterly Cash Bonuses” for a description of our incentive plan and payouts for fiscal 2021.

(5)	Amounts reported in this column for fiscal 2021 are described in the table below:
Name	Distributed Share of RCP Earnings ($)(a)	Company Match 401(k) Contributions ($)	Automobile Allowance ($)	Life and Disability Insurance Premiums ($)	Commissions ($)	Total Other Compensation ($)
Bohn H. Crain	1,035,000	13,917	12,000	888	—	1,061,805
Todd E. Macomber	—	11,920	13,500	875	—	26,295
Arnold Goldstein	—	11,395	12,000	775	127,593	151,763
John Sobba	—	11,864	12,000	875	—	24,739
(a)

See the section entitled “Compensation Discussion and Analysis—Named Executive Officer Compensation—Other Compensation” and “Certain Relationships and Transactions with Related Persons” for information regarding the distributed share of earnings attributed to RCP.

(b)	Mr. Macomber received an additional $1,500 associated with a catch-up of automobile allowance relating to the prior year.

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Employment Agreements

CEO Employment Agreement

On January 13, 2006, we entered into an employment agreement with Bohn H. Crain to serve as our Chief Executive Officer. On December 31, 2008, we and Mr. Crain entered into a letter agreement for the purpose of (i) amending the employment agreement to ensure compliance with the requirements of Section 409A of the Code, and (ii) revising the general renewal period of the agreement of one year to five years in the event of a change in control. On June 11, 2011, we and Mr. Crain entered into a letter agreement for the purpose of amending the employment agreement to (1) extend the agreement through December 31, 2016, (2) increase the renewal periods of the agreement from one to three years, and (3) increase Mr. Crain’s base salary. The amended agreement provides for an annual base salary of $325,000, a performance bonus of up to 50% of the base salary based upon the achievement of certain target objectives, and a discretionary merit bonus that can be awarded at the discretion of our Board of Directors. Pursuant to our MICP, Mr. Crain will be evaluated with a target bonus, based upon achievement of corporate and individual objectives, of 50% of base compensation. The amended agreement contains severance and change of control provisions, as described in more detail under “—Potential Post-Termination and Change in Control Payments,” and standard and customary non-solicitation, non-competition, work made for hire, and confidentiality provisions.

Other NEO Employment Agreements

Effective May 14, 2012, we entered into an employment agreement with Todd E. Macomber, the Company’s Senior Vice President and Financial Officer. Under his employment agreement, Mr. Macomber is entitled to receive an annual base salary in the amount of $200,000, subject to annual review. Mr. Macomber is also entitled to participate in the Company’s stock option program and annual incentive compensation program, pursuant to which he may earn a discretionary bonus with an initial target of 35% of his annual base salary. Mr. Macomber is also eligible to participate in such life insurance, hospitalization, major medical and other health and other benefits offered by the Company to other similar executives. He is also eligible for a $1,000 per month car allowance benefit and to participate in the Company’s 401(k) plan and is entitled to three weeks of paid vacation per year.

Effective February 6, 2015, we entered into an employment agreement with Arnold Goldstein, the Company’s Senior Vice President and Chief Commercial Officer. Under his employment agreement, Mr. Goldstein is entitled to receive an annual base salary in the amount of $200,000, subject to annual review. Mr. Goldstein is also entitled to participate in the Company’s stock option program and annual incentive compensation program, pursuant to which he may earn a discretionary bonus with an initial target of 35% of his annual base salary. Mr. Goldstein is also eligible to participate in such life insurance, hospitalization, major medical and other health and other benefits offered by the Company to other similar executives. He is also eligible for a $1,000 per month car allowance benefit and to participate in the Company’s 401(k) plan and is entitled to three weeks of paid vacation per year.

Effective April 27, 2018, we entered into an employment agreement with John Sobba, the Company’s Senior Vice-President and General Counsel. Under his employment agreement, Mr. Sobba is entitled to receive an annual base salary in the amount of $200,000, subject to annual review. Mr. Sobba is also entitled to participate in the Company’s stock option program and annual incentive compensation program, pursuant to which he may earn a discretionary bonus with an initial target of 35% of his annual base salary. Mr. Sobba is also eligible to participate in such life insurance, hospitalization, major medical and other health and other benefits offered by the Company to other similar executives. He is also eligible for a $1,000 per month car allowance benefit and to participate in the Company’s 401(k) plan and is entitled to three weeks of paid vacation per year.

All of these agreements also contain standard and customary severance and change of control provisions, as described in more detail under “—Potential Post-Termination and Change in Control Payments,” as well as standard and customary non-solicitation, non-competition, work made for hire, and confidentiality provisions.

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GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2021

The table below provides information concerning grants of plan-based awards to each of our NEOs during the fiscal year ended June 30, 2021. Non-equity incentive plan awards were granted under our Management Incentive Compensation Plan, the material terms of which are described under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Short-Term Incentive-Quarterly Cash Bonuses.” Stock awards in the form of RSU awards were granted under our stockholder-approved plan, the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan. The material terms of these awards are described under “Compensation Discussion and Analysis—Named Executive Officer Compensation—Long-Term Incentives – Annual Equity Grants” and in the notes to the table below.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock	Grant
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Awards: Number of Shares of Stock or Units(2) (#)	Date Fair Value Stock and Option Awards(3) ($)
Bohn H. Crain
Cash award	—	81,250	162,500	N/A	—	—
RSU award	09/22/20				32,482	162,085
Todd E. Macomber
Cash award	—	35,000	70,000	N/A	—	—
RSU award	09/22/20				13,992	69,820

Arnold Goldstein
Cash award	—	35,000	70,000	N/A	—	—
RSU award	09/22/20				13,992	69,820
John Sobba
Cash award	—	35,000	70,000	N/A	—	—
RSU award	09/22/20				13,992	69,820

(1)

Amounts reported represent potential future payouts under our MICP. Actual payouts under this plan are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Amounts reported represent RSU awards. The RSU awards will vest in full on the three-year anniversary of the grant date, subject to the executive’s continued employment with us.
(3)	Amounts reported represent the grant date fair value of the RSU awards granted to our NEOs, computed in accordance with FASB ASC Topic 718.

Radiant Logistics, Inc. – 2021 Proxy Statement65

Outstanding Equity Awards as of June 30, 2021

The following table sets forth information with respect to all outstanding equity awards held by our NEOs as of June 30, 2021.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable ($)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(1) (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)
Bohn H. Crain
	2,195	—	2.30	3/15/2022(2)
	4,626	—	2.00	5/15/2022(3)
	6,679	—	1.75	9/24/2022(4)
	7,936	—	1.53	11/11/2022(5)
	5,358	—	1.79	2/10/2023(6)
	7,473	—	1.95	5/12/2023(7)
	7,611	—	2.20	9/26/2023(8)
	6,144	—	2.22	11/11/2023(9)
	5,193	—	3.00	2/10/2024(10)
	4,917	—	3.07	5/12/2024(11)
	5,608	—	3.29	9/22/2024(12)
	3,239	—	4.10	11/10/2024(13)
	3,182	—	4.50	2/11/2025(14)
	2,377	—	5.03	5/11/2025(15)
					33,643	(16)	233,146
					38,065	(17)	263,790
					32,482	(19)	225,100
Todd E. Macomber
	2,207	—	2.22	11/11/2023(9)
	1,917	—	3.00	2/10/2024(10)
	1,886	—	3.07	5/12/2024(11)
	2,070	—	3.29	9/22/2024(12)
	1,196	—	4.10	11/10/2024(13)
	1,175	—	4.50	2/11/2025(14)
	926	—	5.03	5/11/2025(15)
					14,492	(16)	100,430
					16,397	(17)	113,631
					13,992	(19)	96,965
Arnold Goldstein
	125,000	—	4.58	2/15/2025(18)
					14,492	(16)	100,430
					16,397	(17)	113,631
					13,992	(19)	96,965
John Sobba
	—	—	—	—
					2,415	(16)	9,491
					16,397	(17)	113,631
					13,992	(19)	96,965

Radiant Logistics, Inc. – 2021 Proxy Statement66

(1)

Amounts reported represent the value of RSU awards based on the number of shares of Radiant common stock underlying the RSU awards that have not vested multiplied by the closing price of our common stock on June 30, 2021, which was $6.93, as reported by the NYSE American.

(2)	The stock options were granted on March 16, 2012 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(3)	The stock options were granted on May 16, 2012 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(4)	The stock options were granted on September 25, 2012 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(5)	The stock options were granted on November 12, 2012 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(6)	The stock options were granted on February 11, 2013 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(7)	The stock options were granted on May 13, 2013 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(8)	The stock options were granted on September 27, 2013 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(9)	The stock options were granted on November 12, 2013 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(10)	The stock options were granted on February 11, 2014 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(11)	The stock options were granted on May 13, 2014 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(12)	The stock options were granted on September 23, 2014 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(13)	The stock options were granted on November 11, 2014 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(14)	The stock options were granted on February 12, 2015 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(15)	The stock options were granted on May 12, 2015 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(16)	Consists of restricted stock units that were granted September 15, 2018 and vest September 15, 2021.
(17)	Consists of restricted stock units that were granted September 10, 2019 and vest on September 15, 2022.
(18)	The stock options were granted on February 16, 2015 and vest in equal annual installments over a five-year period commencing on the date of the grant.
(19)	Consists of restricted stock units that were granted September 22, 2020 and vest on September 22, 2023.

Radiant Logistics, Inc. – 2021 Proxy Statement67

Option Exercises and Stock Vested During FISCAL 2021

The table below provides information regarding option awards that were exercised and stock awards that vested for each of our NEOs during the fiscal year ended June 30, 2021.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bohn H. Crain
Stock options	15,676	63,653
Restricted stock units			34,485	198,289
Todd E. Macomber
Stock options	120,657	667,041
Restricted stock units			14,855	85,416
Arnold Goldstein
Stock options	—	—
Restricted stock units			14,855	85,416
John Sobba
Stock options	—	—
Restricted stock units			—	—

(1)

The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our shares on the exercise date, as reported by the NYSE American, less the per share exercise price.

(2)

The value realized on vesting of the RSU awards held by each of the NEOs represents the gross number of shares acquired, multiplied by the closing sale price of our shares on the vesting date or the last trading day prior to the vesting date if the vesting date was not a trading day, as reported by the NYSE American.

POTENTIAL pOST-tERMINATION AND CHANGE IN CONTROL PAYMENTS

Employment Agreements

The employment agreements with our NEOs contain severance provisions, including in connection with a change of control, intended to induce these executives to continue employment with our Company and to retain them and provide consideration to them for certain restrictive covenants that apply following a termination of employment. The receipt of any severance by these executives, other than our CEO, is conditioned upon his execution of a broad release of claims.

CEO Employment Agreement

Under our employment agreement with our CEO, we may terminate the agreement at any time for cause. If we terminate the agreement due to Mr. Crain’s disability, Mr. Crain’s unvested options will immediately vest and we must continue to pay to Mr. Crain, for an additional one year period, his base salary (reduced by any disability insurance payments he receives) and pro-rated bonuses as well as fringe benefits, including participation in pension, profit sharing and bonus plans as applicable, and life insurance, hospitalization, major medical, paid vacation and expense reimbursement. If Mr. Crain terminates the agreement for good reason or we terminate for any reason other than for cause, Mr. Crain’s unvested options will immediately vest and we must continue to pay Mr. Crain for the remaining term of the employment agreement his base salary and the greater of the most recent bonus or target bonus as well as fringe benefits.

The employment agreement also contains a change of control provision. If Mr. Crain’s employment is terminated following a change of control (other than for cause or by Mr. Crain without good reason), then we must pay him (i) a termination payment equal to 2.99 times his basic compensation (the sum of his base salary, bonus and fringe benefits) at the annual rate in effect on the date of termination of his employment, (ii) any bonus amounts to which he would have been entitled for a period of three years following the date of termination equal to the greater of his most recent bonus or his target bonus, (iii) any unpaid expenses and benefits, and (iv) for a period of three years provide him with

Radiant Logistics, Inc. – 2021 Proxy Statement68

all fringe benefits he was receiving on the date of termination of his employment or the economic equivalent of such benefits. In addition, all of his unvested stock options will immediately vest as of the termination date of his employment due to a change of control. In the event compensation payable to Mr. Crain upon our change of control causes him to be subject to an excise tax under section 4999 of the Code, he will receive a “gross up” payment in an amount such that after the payment by Mr. Crain of all taxes imposed upon the gross up payment, Mr. Crain will retain an amount of the gross up payment equal to such excise tax. A change of control is generally defined as the occurrence of any one of the following:

•

any “person” (as the term “person” is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934), except for our chief executive officer, becoming the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities;

•

a contested proxy solicitation of our stockholders that results in the contesting party obtaining the ability to vote securities representing 50% or more of the combined voting power of our then-outstanding securities;

•	a sale, exchange, transfer or other disposition of 50% or more in value of our assets to another Person or entity, except to an entity controlled directly or indirectly by us;
•

a merger, consolidation or other reorganization involving us in which we are not the surviving entity and in which our stockholders prior to the transaction continue to own less than 50% of the outstanding securities of the acquirer immediately following the transaction, or a plan is adopted involving our liquidation or dissolution other than pursuant to bankruptcy or insolvency laws; or

•

during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least the majority thereof unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period.

Notwithstanding the foregoing, a change of control is not deemed to have occurred (i) in the event of a sale, exchange, transfer or other disposition of substantially all of our assets to, or a merger, consolidation or other reorganization involving, us and any entity in which our chief executive officer has, directly or indirectly, at least a 25% equity or ownership interest, or (ii) in a transaction otherwise commonly referred to as a “management leveraged buy-out.”

Other NEO Employment Agreements

Under the employment agreement with each of our other NEOs, the executive is entitled to six months of severance in the form of salary continuation payments, plus continuation of the medical benefits (and his car allowance in the case of Mr. Goldstein and Mr. Sobba), in the event his employment is terminated as a result of death, disability, or by us for any reason other than cause; or twelve months of severance if, within nine months following a change of control, he voluntarily terminates his employment for good reason or his employment is terminated by us. In addition, if his employment is terminated by him for Good Reason or by us within nine months following a change of control, the vesting of any equity awards will be deemed to have been accelerated to include an additional period of 12 months.

For the purposes of these employment agreements, a “change of control” will be deemed to occur if there occurs a sale, exchange, transfer or other disposition of substantially all of our assets to another entity, except to an entity controlled directly or indirectly by us, or a merger, consolidation or other reorganization of the Company in which we are not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws. For the further purpose of the employment agreements, “good reason” will be deemed to occur upon either: (i) a breach of the agreement by us; or (ii), a reduction in salary without the executive’s consent, unless any such reduction is otherwise part of an overall reduction in executive compensation experienced on a pro rata basis by other similarly situated employees.

Radiant Logistics, Inc. – 2021 Proxy Statement69

Other Change in Control Arrangements

The Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan under which awards have been granted to our NEOs contains “change of control” provisions. Under the plan, without limiting the authority of the Audit and Executive Oversight Committee to adjust awards, if a “change of control” of Radiant Logistics (as defined in the plan) occurs, then, unless otherwise provided in the award or other agreement, if an award is continued, assumed, or substituted by the successor entity, the award will not vest or lapse solely as a result of the change of control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed, or substituted and will continue to vest or lapse pursuant to such terms.

Potential Payments to Named Executive Officers

The table below shows potential payments to our NEOs, not otherwise earned, under various scenarios involving a termination of employment, including in connection with a change of control, and upon a change of control without a termination of employment, assuming a June 30, 2021 termination date. All equity awards are valued at the closing price of our common stock on June 30, 2021, which was $6.93, as reported by the NYSE American.

Name	Benefit	Termination without Cause or for Good Reason Outside a Change of Control ($)	Termination without Cause or for Good Reason in Connection with a Change of Control ($)	Voluntary Termination/Retirement ($)	Death or Disability ($)	Change of Control(1) ($)
Bohn H. Crain	Severance Pay(2)	487,500	971,750	N/A	324,112	N/A
	Incentive Pay(3)	279,117	1,671,911	N/A	279,117	N/A
	RSU Award Vesting(4)	N/A	722,057	N/A	243,343	N/A
	Other Benefits(5)	26,989	161,664	N/A	26,989	N/A
	280G Tax Gross-up(6)	N/A	1,153,502	N/A	N/A	N/A

Todd E. Macomber	Severance Pay(7)	100,000	200,000	N/A	100,000	N/A
	Incentive Pay	N/A	N/A	N/A	N/A	N/A
	RSU Award Vesting	N/A	311,025	N/A	104,820	N/A
	Other Benefits(8)	13,122	26,243	N/A	13,122	N/A

Arnold Goldstein	Severance Pay(7)	100,000	200,000	N/A	100,000	N/A
	Incentive Pay	N/A	N/A	N/A	N/A	N/A
	RSU Award Vesting	N/A	311,025	N/A	104,820	N/A
	Other Benefits(8)	12,010	24,020	N/A	12,010	N/A

John Sobba	Severance Pay(7)	100,000	200,000	N/A	100,000	N/A
	Incentive Pay	N/A	N/A	N/A	N/A	N/A
	RSU Award Vesting	N/A	227,332	N/A	49,029	N/A
	Other Benefits(8)	12,345	24,690	N/A	12,345	N/A

______________________

(1)	Assumes equity awards are continued, assumed, or substituted with equivalent awards by the successor entity.
(2)

Represents: (a) the continuation of executive’s annual base salary for the remaining term of the executive’s employment agreement (December 31, 2022) in the event of a termination without cause or for good reason outside a change in control; (b) 2.99 times the executive’s annual base salary in the event of a termination without cause or for good reason in connection with a change in control; and (c) the executive's annual base salary in the event of a termination for disability, reduced by the amount of employer funded disability insurance payments received by the executive.

(3)

Represents: (a) the greater of the most recent bonus or target bonus in the event of a termination without cause or for good reason outside a change in control; (b) 2.99 times the executive’s bonus in effect at the time of termination plus 3 years’ bonus payments at the greater of his most recent bonus or his target bonus in the event of a termination without cause or for good reason in connection with a change in control; and (c) the executive's bonus in the event of a termination for disability.

(4)

Represents: (a) the acceleration of all unvested RSUs in the event of a termination without cause or for good reason in connection with a change in control; and (b) in the case of RSUs that have been held for one (1) year or more after the date of

Radiant Logistics, Inc. – 2021 Proxy Statement70

grant, the acceleration of one-third of the unvested RSUs granted to the executive in 2019 and two-thirds of the unvested RSUs granted to the executive in 2018 in the event of a termination for death or disability.

(5)

Represents: (a) the executive's annual fringe benefits in the event of a termination without cause or for good reason outside a change in control; (b) 2.99 times the executive’s annual fringe benefits in the event of a termination without cause or for good reason in connection with a change in control plus three years of continuing fringe benefits or the economic equivalent; and (c) the executive's annual fringe benefits in the event of a termination for disability.

(6)

In January 2006, we entered into an employment agreement with our founder and CEO which contains a “grandfathered” excise tax gross up provision. In the event compensation payable to Mr. Crain upon a change of control causes him to be subject to an excise tax under section 4999 of the Code, he will receive a “gross up” payment in an amount such that after the payment by Mr. Crain of all taxes imposed upon the gross up payment, Mr. Crain will retain an amount of the gross up payment equal to such excise tax.

(7)

Represents: (a) six months of the executive’s annual base salary in the event of a termination without cause or for good reason outside a change in control; (b) the executive’s annual base salary in the event of a termination without cause or for good reason in connection with a change in control; and (c) six months of the executive's annual base salary in the event of a termination for disability.

(8)

Represents: (a) six months of the executive’s annual fringe benefits in the event of a termination without cause or for good reason outside a change in control; (b) the executive’s annual fringe benefits in the event of a termination without cause or for good reason in connection with a change in control; and (c) six months of the executive's annual fringe benefits in the event of a termination for disability.

CEO Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Act and Item 402(u) of SEC Regulation S-K, we are providing the ratio of the annual total compensation of Bohn H. Crain, our CEO, to the median of the annual total compensation of all employees of our company (other than our CEO). This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported by us, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their pay ratios.

For fiscal 2021:

•	the annual total compensation of our CEO was $1,761,132;
•	the annual total compensation of the employee identified at median of our Company (other than our CEO) was $50,821;
•

based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee (identified in accordance with SEC rules and as described in greater detail below) was estimated to be 35:1; and

•

excluding the portion of all other compensation attributable to Radiant Capital Partners, LLC payments of $1,035,000, the CEO pay ratio was estimated to be 14:1 (See discussion regarding Radiant Capital Partners, LLC under heading All Other Compensation – RLP Distributions).

To identify our median employee and to calculate the annual total compensation of our median employee and that of our CEO, we used the following methodology, assumptions, and estimates:

•

Identification of Median Employee. To identify our median employee, we used the following methodology: we selected June 30, 2021 as the date to identify our employee population and “median employee.” We determined that, as of that date, our entire employee population, excluding our CEO, consisted of 689 total employees. In determining this population, we considered the employees of our subsidiaries and all of our employees other than our CEO, whether employed on a full-time, part-time, temporary, or seasonal basis. We did not include any contractors or other non-employee workers in our

Radiant Logistics, Inc. – 2021 Proxy Statement71

employee population. In addition, under the de minimis exemption to the pay ratio rule, we excluded all of our employees in each of Mexico (5), Hong Kong (1) and the Philippines (16), which in total are 22 employees, or approximately 3.2% of our total employee population, excluding the CEO. To identify the “median employee” from our employee population, we selected W-2 earnings as the most appropriate measure of compensation. To make them comparable, the W-2 earnings for newly hired permanent employees who had worked less than a year were annualized.

•

Calculation of Median Employee's Annual Total Compensation. In accordance with applicable SEC rules, we calculated 2021 annual total compensation for this median employee using the same methodology we use for our named executive officers, as set forth in our Summary Compensation Table included on page 66 of this proxy statement.

•

Calculation of CEO’s Annual Total Compensation. With respect to the 2021 annual total compensation of our CEO, we used the amount set forth in the “Total” column of our Summary Compensation Table included on page 66 of this proxy statement.

audit and executive oversight Committee Interlocks and Insider Participation

None of the members of the Audit and Executive Oversight Committee has or had any relationship requiring disclosure under Item 404 of SEC Regulation S-K or has ever been an officer or employee of Radiant Logistics or any of our subsidiaries. None of our executive officers serves, or in the past has served, as a member of the Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of the Board or the Audit and Executive Oversight Committee.

Radiant Logistics, Inc. – 2021 Proxy Statement72

DIRECTOR COMPENSATION

Overview

Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our stockholders. In fiscal 2021, our non-employee director compensation was comprised of equity compensation, in the form of annual RSU awards and initial option award to new directors, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below.

Bohn H. Crain, as an employee director, does not receive any additional compensation for his services as a director.

DIRECTOR COMPENSATION Process

The Board of Directors has delegated to the Audit and Executive Oversight Committee the responsibility, among other things, to review and recommend to the Board of Directors any proposed changes in non-employee director compensation. In connection with such review, the Audit and Executive Oversight Committee is assisted in performing its duties by our Human Resources Department.

In December 2020, the Audit and Executive Oversight Committee engaged Meridian Compensation Partners to review our non-employee director compensation program in addition to our executive compensation program. The review by Meridian Compensation Partners consisted of, among other things, analysis of board compensation trends and a competitive assessment based on a selected group of 14 companies operating in the United States that are more similarly situated to us from a revenue and market capitalization perspective. The 14 companies used in this director benchmarking analysis were part of the same peer group of 26 companies used for the executive compensation analysis. The Audit and Executive Oversight Committee considered this data in determining whether to recommend any changes to our non-employee director compensation program. Overall, the review by Meridian Compensation Partners showed that our non-employee director compensation program was significantly below the market median.

Director Compensation Program

The following table sets forth the cash component of our non-employee director compensation program for fiscal 2021.

($)
Board Member Retainer	36,000
Audit and Executive Oversight Committee Chair Premium	4,000
Compensation Committee Function Premium	4,000
Technology Committee Chair Premium	4,000

During fiscal 2021, each of our non-employee directors took a temporary reduction in fees alongside of management due to the uncertainty of the impact of the COVID pandemic.

In addition to cash compensation, our non-employee directors have an opportunity to receive annual RSU awards, based on their annual cash compensation and the Company’s performance relative to a budgeted adjusted EBITDA. The annual RSU awards for fiscal 2021 were granted under the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan and vest in full on the three-year anniversary of the grant date.

We granted our new director, Kristin Toth Smith, a ten-year option to purchase 100,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the grant date, $7.45 per share, and which option will vest in five annual installments, commencing on June 2, 2022.

Radiant Logistics, Inc. – 2021 Proxy Statement73

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at Board and Board committee meetings.

Summary Director Compensation Table for FISCAL 2021

The following table sets forth information concerning the compensation of our non-employee directors during the fiscal year ended June 30, 2021. Bohn H. Crain is not compensated separately for his service as a director, and his compensation is discussed under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Stock Awards(3)(4) ($)	All Other Compensation(5) ($)	Total ($)
Jack Edwards	32,000	—	39,105	—	71,105
Michael Gould	32,000	—	39,105	—	71,105
Kristin Toth Smith	3,000	356,191	—	—	359,191
Richard P. Palmieri	32,000	—	39,105	—	71,105

(1)	The amounts reflected represent the grant date fair value of option awards for 100,000 shares computed in accordance with FASB ASC Topic 718.
(2)	As of June 30 2021, Ms. Smith held unvested options to purchase 100,000 shares.
(3)	The amounts reflected represent the grant date fair value of RSU awards for 6,719 shares computed in accordance with FASB ASC Topic 718.
(4)	As of June 30 2021, each director, other than Ms. Smith, held unvested restricted stock units of 25,125 shares and Ms. Smith held no unvested RSU awards.
(5)	We do not provide perquisite and other personal benefits to our non-employee directors.

Radiant Logistics, Inc. – 2021 Proxy Statement74

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Review and Approval of Related Party Transactions

Our Audit and Executive Oversight Committee is responsible for the oversight of related party transactions. In accordance with the Audit and Executive Oversight Committee’ Charter, the Company is prohibited from entering into a related party transaction unless such transaction is approved by the Audit and Executive Oversight Committee after a review of the transaction by the Audit and Executive Oversight Committee for potential conflicts of interest. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of SEC Regulation S-K. Related party transactions, if any, are reviewed quarterly by the Audit and Executive Oversight Committee.

Transactions with Related Persons

For the period beginning on July 1, 2020, to the date of this proxy statement, the following are our current arrangements with a related party:

Employment and Other Agreements with Named Executive Officers

We have entered into an employment agreement with each of our named executive officers. These agreements were entered into with these individuals in connection with their capacities as officers and provide for salary, bonus, and other benefits, including the grant of equity awards, and severance upon a termination of employment under certain circumstances. Please see the sections above entitled “Executive Compensation—Employment Agreements” for a description of these agreements.

Other Related Party Transactions

On June 28, 2006, we joined with Radiant Capital Partners, LLC, an affiliate of Mr. Crain, our founder and Chief Executive Officer, to form Radiant Logistics Partners, LLC. RLP commenced operations in 2007 as a minority-owned business enterprise for the purpose of enabling us to expand the scope of our service offerings to include participation in certain supplier diversity programs that would have otherwise not been available to us. RLP is owned 60% by Mr. Crain and 40% by us.

In the course of evaluating and approving the ownership structure, operations and economics emanating from RLP, a committee consisting of the independent Board member of the Company considered, among other factors, the significant benefits provided to us through association with a minority business enterprise, particularly as many of our largest current and potential customers have a need for diversity offerings. In addition, the committee concluded the economic relationship with RLP was on terms no less favorable to us than terms generally available from unaffiliated third parties.

For the fiscal year ended June 30, 2021, RLP recorded $699,194 in commission revenues earned from members of the affiliated group and reported a profit of $864,874. For the fiscal year ended June 30, 2020, RLP recorded $3,101,559 in commission revenues earned from members of the affiliated group and reported a profit of $3,038,504.

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STOCK OWNERSHIP

Significant Beneficial Owners

The table below sets forth information as to individuals and entities (other than officers or directors) that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

Class of Securities	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Common Stock	Russell Investments Group, Ltd.(2) 1301 Second Ave, Suite 1800 Seattle, WA 98101	3,089,974	6.2%
Common Stock	BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	2,957,832	5.9%

(1)	Percent of class is based on 49,918,305 shares of our common stock outstanding as of our record date, September 23, 2021.
(2)

Based solely on information contained in a Schedule 13G of Russell Investments Group, Ltd., a parent holding company, filed with the SEC on February 2, 2021, reflecting beneficial ownership as of December 31, 2020. Russell Investments Group, Ltd. reported aggregate beneficial ownership 3,089,974 shares. It also reported sole voting power and shared dispositive power with respect to such shares.

(3)

Based solely on information contained in a Schedule 13G of BlackRock, Inc., a parent holding company, filed with the SEC on February 1, 2021, reflecting beneficial ownership as of December 31, 2020, with sole investment discretion with respect to 2,957,832 shares and sole voting authority with respect to 2,881,821 shares. BlackRock, Inc. does not have shared voting or dispositive power over any of the shares.

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Security Ownership by Management

The table below sets forth information known to us regarding the beneficial ownership of our common stock as of September 23, 2021, by:

•	each of our directors;
•	each of the individuals named in the “Summary Compensation Table” under “Executive Compensation” beginning on page 66; and
•	all of our directors and executive officers as a group.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and subject to community property laws, where applicable. The number of shares beneficially owned represents the number of shares the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (i) the vesting of restricted stock units or the exercise of any option, warrant, or right; (ii) the conversion of a security; (iii) the power to revoke a trust, discretionary account, or similar arrangement; or (iv) the automatic termination of a trust, discretionary account, or similar arrangement.

Class of Securities	Name of Beneficial Owner	Title/Position	Number of Shares Beneficially Owned(1)(2)	Percent of Class(3)
Common Stock	Bohn H. Crain	Chairman of the Board and Chief Executive Officer	10,155,904	20.3%
Common Stock	Jack Edwards	Director	372,835	*
Common Stock	Michael Gould	Director	766,936	1.5%
Common Stock	Richard P. Palmieri	Director	230,235	*
Common Stock	Kristin Toth Smith	Director	—	*
Common Stock	Todd E. Macomber	Senior Vice President, Chief Financial Officer and Treasurer	304,394	*
Common Stock	Arnold Goldstein	Senior Vice President and Chief Commercial Officer	142,941	*
Common Stock	John Sobba	Senior Vice President and General Counsel	—	*
Common Stock	All directors and executive officers as a group (8 persons)		11,973,245	23.6%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Includes for the persons listed below the following shares of common stock issuable upon the vesting of restricted stock unit awards within 60 days of, September 23, 2021:
Name	Number of Restricted Stock Units
Jack Edwards	7,029
Michael Gould	7,029
Richard P. Palmieri	7,029

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(2)	Includes for the persons listed below the following shares of common stock issuable upon the exercise of vesting options within 60 days of, September 23, 2021:
Name	Number of Shares Issuable Upon Exercise of Vested Options
Bohn H. Crain	72,538
Michael Gould	100,000
Jack Edwards	300,000
Todd E. Macomber	11,377
Arnold Goldstein	125,000
Richard P. Palmieri	200,000

(3) Percent of class is based on 49,918,305 shares of our common stock outstanding as of our record date, September 23, 2021.

Stock Ownership Guidelines

In September 2021, we have established stock ownership and retention guidelines that are intended to further align the interests of our directors and named executive officers with those of our stockholders. The stock ownership guidelines for our non-employee directors and named executive officers are as follows:

Position	Guideline
Non-Employee Director	2x annual cash retainer
Chief Executive Officer	4x annual base salary
Other Named Executive Officers	1x annual base salary

Each director and named executive officer has five years from the date of appointment or hire or, if the ownership multiple has increased during his tenure, five years from the date established in connection with such increase to reach his stock ownership targets. Until the applicable stock ownership guideline is achieved as described above, each director and named executive officer subject is required to retain an amount equal to 100% of the net shares received as a result of the vesting of restricted stock, restricted stock units or other equity-based awards or the exercise of stock options. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options (if applicable) and any applicable withholding or estimated taxes associated with the restricted stock, restricted stock unit, stock option, or other equity-based incentive award. All of our directors and named executive officers are in compliance with our stock ownership guidelines, taking into account the five-year compliance deadline.

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Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information about our common stock that may be issued under our equity compensation plans as of June 30, 2021.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (c)
2012 equity compensation plans approved by security holders	1,244,255	$4.00	785,314
2005 equity compensation plans not approved by security holders	170,187	$2.24	382,624
Total	1,414,442		1,167,938

(1)	RSU award do not have exercise prices and, therefore, have been excluded from the weighted-average exercise price calculation in column (b).

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INFORMATION ABOUT THE 2021 ANNUAL MEETING

The Board of Directors is using this proxy statement to solicit your proxy for use at our 2021 Annual Meeting of Stockholders. The Board is soliciting proxies to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.

We also make available our proxy materials on the Internet. All stockholders may request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Internet Notice and on the website referred to in the Internet Notice, including an option to request paper copies on an ongoing basis.

When and where will the Annual Meeting be held?

The Annual Meeting will be held on Wednesday, November 17, 2021, at 9:00 a.m. local time at our principal executive offices located at Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057.

Directions to attend the Annual Meeting may be obtained by calling Investor Relations at (425) 943-4541.

As part of our precautions regarding the COVID-19 pandemic, we are planning for the possibility that the Annual Meeting may be held at a different venue or solely by means of virtual communication. If we take this step, we will publicly announce the decision to do so in advance, and details on how to participate will be posted on our website at https://radiantdelivers.com and filed with the SEC as additional proxy materials. If we hold the Annual Meeting in person, we plan to impose social distancing, non-stockholder attendance limitations and other safety protocols in accordance with federal, state and local guidance. However, we strongly encourage all stockholders, for their own well-being and to reduce the risk of aiding the spread of COVID-19, to vote their shares prior to the Annual Meeting. Further details on how to vote by Internet, by telephone, or by mail are set forth in this proxy statement.

WhAT ARE THE PURPOSES OF THE Annual Meeting?

The purposes of the Annual Meeting are to vote on the following items described in this proxy statement:

Proposal	Item of Business
Proposal No. 1	Election of Directors
Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm
Proposal No. 3	Advisory Vote on Executive Compensation
Proposal No. 4	Approve the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan

There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

are there any matters to be voted on at the annual meeting that are not included in this proxy statement?

We currently are not aware of any business that will be presented at the Annual Meeting other than as described in this proxy statement. If, however, any other matter is properly brought at the Annual Meeting, or any continuation, postponement, or adjournment thereof, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters in accordance with their best judgment.

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WhO CAN ATTEND the Annual Meeting?

All of our stockholders entitled to vote at the Annual Meeting may attend the Annual Meeting. If your shares are held in street name, however, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from the record holder of your shares. Stockholders who wish to attend the Annual Meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement, and will be required to present a valid, government-issued picture identification, such as a driver’s license or passport, to gain admittance to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Please note that as part of our precautions regarding the COVID-19 pandemic, we plan to impose social distancing, non-stockholder attendance limitations and other safety protocols in accordance with federal, state and local guidance. In addition, we strongly encourage all stockholders, for their own well-being and to reduce the risk of aiding the spread of COVID-19, to vote their shares prior to the Annual Meeting.

WhO IS ENTITLED TO VOTE AT the Annual Meeting?

Holders of record of shares of our common stock as of the close of business on September 23, 2021, the record date, will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment thereof. At the close of business on the record date, there were 49,918,305 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting.

hOW MANY SHARES MUST BE PRESENT?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote on the record date will constitute a quorum. Your shares will be counted toward the quorum if you submit a proxy or vote at the Annual Meeting. Shares represented by proxies marked “abstain” and “broker non-votes” also are counted in determining whether a quorum is present.

WhAT IF A QUORUM IS NOT PRESENT?

If a quorum is not present or represented at the scheduled time of the Annual Meeting, a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting until a quorum is present or represented.

hOW DO I VOTE?

We recommend stockholders vote by proxy even if they attend the Annual Meeting.

If you are a stockholder of record and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on November 16, 2021 to be counted.

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If you are a stockholder of record, there are three ways to vote by proxy:

•	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
•	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card; or
•	by Mail—You can vote by mail by signing, dating, and mailing the proxy card, which you may have received by mail.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on November 16, 2021. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you.

If your shares are held in the name of a bank, broker, or other holder of record, you will receive instructions on how to vote from the bank, broker, or holder of record. You must follow the instructions of such bank, broker, or holder of record in order for your shares to be voted. Telephone and Internet voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares in person at the Annual Meeting, you should contact your bank, broker, or agent to obtain a legal proxy or the bank’s or broker’s proxy card and bring it to the Annual Meeting in order to vote.

WhAT IS THE DIFFERENCE BETWEEN BEING A “RECORD HOLDER” AND HOLDING SHARES IN “STREET NAME”?

A record holder holds shares in his or her name. Shares held in “street name” are held in the name of a bank or broker on a person’s behalf.

CAN i VOTE IF MY SHARES ARE HELD IN “STREET NAME”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and your bank or brokerage firm is required to vote your shares in accordance with your instructions.

WhAT ARE BROKER NON-VOTES?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares.

A broker is entitled to vote shares held for a beneficial owner on routine matters. The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm in Proposal No. 2 is a routine matter; and accordingly, a broker is entitled to vote shares held for a beneficial owner on that proposal without instructions from such beneficial owner. On the other hand, absent instructions from a beneficial owner, a broker is not entitled to vote shares held for such beneficial owner on non-routine matters. We believe, based on the rules of the NYSE, that the election of directors in Proposal No. 1, the advisory vote on executive compensation in Proposal No. 3 and the vote to approve the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan in Proposal No. 4 are non-routine matters; and accordingly, brokers do not have authority to vote on such matters absent instructions from beneficial owners. Whether a voting proposal is ultimately determined routine or non-routine is determined by the NYSE. Accordingly, if beneficial owners desire not to have their shares voted by a broker in a certain manner, they should give instructions to their brokers as to how to vote their shares.

Broker non-votes count for purposes of determining whether a quorum is present.

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The Board recommends that you vote:

•

FOR the election of Bohn H. Crain, Michael Gould, Kristin Toth Smith and Richard P. Palmieri to serve as members of the Board until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2022;
•	FOR the approval of the advisory vote on our executive compensation; and
•	FOR the approval of the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan.

If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations.

WHAT IS THE REQUIRED VOTE FOR EACH PROPOSAL?

Proposal	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors

Majority of votes cast. This means that nominees receiving more “FOR” votes than “AGAINST” votes will be elected as directors. Nominees receiving more “AGAINST” votes than “FOR” votes are expected to tender their resignation.

		Abstentions will have no effect.	Broker non-votes will have no effect.
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	We do not expect any broker non-votes on this proposal.
Proposal No. 3: Advisory Vote on Executive Compensation	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.
Proposal No. 4: Approval of the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.

WhAT IF I DON’T SPECIFY HOW MY SHARES ARE TO BE VOTED?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, as described above.

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WhAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INTERNET NOTICE OR SET OF PROXY MATERIALS?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers.  Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope.

CAN I REVOKE OR CHANGE MY VOTE?

Yes. If you are a registered stockholder, you may revoke your proxy or change your vote at any time before your shares are voted by one of the following methods:

•	by submitting a duly executed proxy bearing a later date;
•	by granting a subsequent proxy through the Internet or telephone;
•	by giving written notice of such revocation to our Secretary; or
•	by voting in person at the Annual Meeting.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Radiant Logistics, Inc.

Triton Towers Two, 700 S. Renton Village Place, Seventh Floor

Renton, Washington 98057

Attention: Corporate Secretary

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote in person at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote in person at the Annual Meeting by obtaining a legal proxy from your bank or broker and submitting the legal proxy along with your ballot.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged to tabulate stockholder votes. We will appoint an independent inspector of elections for the Annual Meeting.

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WheRE CAN I FIND THE VOTING RESULTS?

We plan to announce preliminary voting results at the Annual Meeting and will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Annual Meeting.

CAN I GET A PRINTED COPY OF THE PROXY MATERIALS?

Yes. We will mail this proxy statement and our 2021 Annual Report, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of our receipt of such request.

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OTHER MATTERS

Stockholder Proposals and Director Nominations for 2022 Annual Meeting OF STOCKHOLDERS

Date of 2022 Annual Meeting of Stockholders

We anticipate that our 2022 Annual Meeting of Stockholders (2022 Annual Meeting) will be held on or about Wednesday, November 9, 2022.

Important Dates for Stockholder Submissions

The following are important dates in connection with our 2022 Annual Meeting of Stockholders.

Stockholder Action	Submission Deadline
Proposal Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934	No later than June 3, 2022
Nomination of a Candidate Pursuant to our Bylaws	Between August 11, 2022 and September 10, 2022
Proposal of Other Business for Consideration Pursuant to our Bylaws	Between August 26, 2022 and September 20, 2022

Proposals Pursuant to Rule 14a-8

Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2022 Annual Meeting proxy statement, a proposal must be received by us no later than June 3, 2021 and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Nominations and Proposals Pursuant to Our Bylaws

Stockholders wishing to present proposals for action at an annual meeting apart from proposals pursuant to Rule 14a-8 must do so in accordance with our Bylaws. A stockholder must give timely notice of the proposed business to the Secretary at the executive offices referred to above. To be timely, a stockholder’s notice must be in writing, delivered to or mailed and received at our principal executive offices not less than 50 days nor more than 75 days prior to that year’s annual meeting; provided, however, that in the event less than 60 days’ notice of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting was mailed or public disclosure of the meeting was made, whichever occurs first. For each matter the stockholder proposes to bring before the meeting, the notice to the Secretary must include: (i) a brief description of the business proposed to be brought before the meeting, the reasons for conducting such business at the meeting, and if such business includes a proposal to amend any document, the language of the proposed amendment; (ii) the name and address, as they appear in our books, of the stockholder proposing such business; (iii) the class and number of shares of Company stock that are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Proxy voting on any matter brought before the meeting as set forth in this paragraph will be subject to the discretionary voting authority of the designated proxy holders.

Stockholders wishing to nominate candidates for election to the Board of Directors at an annual meeting must do so in accordance with our Bylaws by giving timely notice in writing to the Secretary as described above. To be timely, a stockholder’s notice must be in writing, delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to that year’s annual meeting; provided, however, that in the event

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less than 70 days’ notice of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day following the date on which such notice of the annual meeting was mailed or public disclosure of the meeting was made, whichever occurs first. The notice must set forth: (i) the nominee’s name, age, business address and, if known, residence address; (ii) such person’s principal place of employment; (iii) the class and number of shares of stock of the corporation that are beneficially owned by such person; and (iv) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. In addition, as to the stockholder giving the notice, the notice must include: (i) the name and record address of such stockholder; and (ii) the class and number of shares of Company stock beneficially owned by such stockholder. The presiding officer at the annual meeting is required to determine whether any nomination was properly brought before the annual meeting in accordance with our Bylaws. If such officer determines that any person has not been properly nominated, such officer shall so declare at the meeting and any such nominee shall not be considered in the election.

Cost of Solicitation of Proxies

The Board of Directors is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Internet Notice or this proxy statement by mail, we will request that brokers, banks, and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Internet Notices, proxies, and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. Although we currently do not intend to hire a proxy solicitor to assist in the solicitation of proxies, we reserve the right to do so if we believe it would be in the best interests of Radiant Logistics and our stockholders. If we engage a proxy solicitor, we expect the fees to be approximately $5,000 plus out-of-pocket expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by Internet, telephone, facsimile, or special delivery letter.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Radiant Logistics, Inc., Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057, Attention: Investor Relations, or contact Investor Relations by telephone at (425) 943-4541. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, the Audit and Executive Oversight Committee Report under “Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm” will not be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than this proxy statement, notice, and form of proxy, is not part of the proxy soliciting materials and is not incorporated herein by reference.

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Copies of 2021 Annual Report

Our Annual Report on Form-10-K, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the fiscal year ended June 30, 2021, is being sent to stockholders of record as of September 23, 2021 with this proxy statement. This Annual Report on Form 10-K is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. Stockholders may also view this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. Stockholders of record as of September 23, 2021, and beneficial owners of our common stock on that date, may obtain from us without charge additional copies of our Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request in writing. If requested, we will provide stockholders with copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Any requests from a beneficial owner of our common stock must set forth a good faith representation that, as of the record date for this solicitation, September 23, 2021, the person making the request was the beneficial owner of our common stock. Such written requests should be directed to us at, : Radiant Logistics, Inc., Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057, Attention: Chief Financial Officer.

________________

Your vote is important. Please promptly vote your shares of Radiant Logistics common stock by completing, signing, dating, and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

Bohn H. Crain

Chairman of the Board and

Chief Executive Officer

Renton, Washington

October 1, 2021

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ANNEX I – RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

In this proxy statement, we use the terms Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Net Revenues, which are non-GAAP financial measures. These non-GAAP financial measure are presented to provide stockholders additional information to facilitate the comparison of our past and present operations. We believe non-GAAP financial measures provide useful information to investors because they are used to evaluate our performance on a comparable year-over-year basis. Non-GAAP financial measures are not in accordance with, or an alternative for, measures calculated in accordance with U.S. generally accepted accounting principles (GAAP) and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures are not based on any comprehensive or standard set of accounting rules or principles. Accordingly, the calculation of our non-GAAP financial measures may differ from the definitions of other companies using the same or similar names limiting, to some extent, the usefulness of such measures for comparison purposes. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our financial results as determined in accordance with GAAP. These measures should only be used to evaluate our financial results in conjunction with the corresponding GAAP measures. Accordingly, we qualify our use of non-GAAP financial information in a statement when non-GAAP financial information is presented.

net revenues

The following table presents a reconciliation of our Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures, to the most directly comparable GAAP measure.

	June 30,
(in thousands)	2021	2020
Total revenues	$889,124	$855,197
Less cost of transportation and other services	668,299	645,824
Non-GAAP net revenues	$220,825	$209,373

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adjusted ebitda and adjusted ebitda margin

The following table presents a reconciliation of our Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures, to the most directly comparable GAAP measure.

	Year Ended June 30,
(In thousands)	2021	2020
Net income attributable to Radiant Logistics, Inc.	$22,943	$10,541

Income tax expense	5,896	3,157
Depreciation and amortization	16,642	16,571
Net interest expense	2,531	2,826

EBITDA	48,012	33,095

Share-based compensation	1,071	1,663
Change in fair value of contingent consideration	4,350	1,752
Acquisition related costs	42	577
Litigation costs	535	1,061
Transition, lease termination, and other costs	—	586
Gain on litigation settlement, net	(25)	—
Change in fair value of interest rate swap contracts	594	(600)
Gain from debt forgiveness	(5,987)	—
Foreign currency transaction loss	189	125

Adjusted EBITDA	$48,781	$38,259
Adjusted EBITDA as a % of net revenues(1)	22.10%	18.30%

(1)Net revenues are revenues net of cost of transportation and other services.

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APPENDIX A

RADIANT LOGISTICS, INC.

2021 OMNIBUS INCENTIVE PLAN

(Effective November 17, 2021)

Radiant Logistics, Inc. – 2021 Proxy Statement91

Table of Contents

1. Purpose of Plan.	1
2. Definitions.	1
3. Plan Administration.	6
4. Shares Available for Issuance.	8
5. Participation.	10
6. Options.	10
7. Stock Appreciation Rights.	12
8. Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.	13
9. Performance Awards.	15
10. Non-Employee Director Awards.	17
11. Other Cash-Based Awards and Other Stock-Based Awards.	18
12. Dividend Equivalents.	18
13. Effect of Termination of Employment or Other Service.	19
14. Payment of Withholding Taxes.	21
15. Change in Control.	22
16. Rights of Eligible Recipients and Participants; Transferability.	26
17. Securities Law and Other Restrictions.	27
18. Deferred Compensation; Compliance with Section 409A.	27
19. Amendment, Modification and Termination.	28
20. Substituted Awards.	29
21. Effective Date and Duration of this Plan.	29
22. Miscellaneous.	29

RADIANT LOGISTICS, inc.
2021 OMNIBUS INCENTIVE PLAN

1.	Purpose of Plan.

The purpose of the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan (this “Plan”) is to advance the interests of  Radiant Logistics, Inc., a Delaware corporation (the “Company”), and its stockholders by enabling the Company and its Subsidiaries to attract and retain qualified individuals to perform services for the Company and its Subsidiaries, providing incentive compensation for such individuals that is linked to the growth and profitability of the Company and increases in stockholder value and aligning the interests of such individuals with the interests of its stockholders through opportunities for equity participation in the Company. This Plan will become effective upon its approval by the Company’s stockholders (the “Effective Date”) and at that time will replace the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan (the “Prior Plan”), although awards outstanding under the Prior Plan as of the Effective Date will remain outstanding in accordance with their terms. After the Effective Date, no more grants of awards will be made under the Prior Plan.

2.	Definitions.

The following terms will have the meanings set forth below unless the context clearly otherwise requires.  Terms defined elsewhere in this Plan will have the same meaning throughout this Plan.

2.1“409A Change in Control” has the meaning set forth in Section 15.3(b) of this Plan.

2.2“Adverse Action” means any action or conduct by a Participant that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Subsidiary, including:  (a) disclosing confidential information of the Company or any Subsidiary to any person not authorized by the Company or Subsidiary to receive it; (b) engaging, directly or indirectly, in any commercial activity that in the judgment of the Committee competes with the business of the Company or any Subsidiary; (c) interfering with the relationships of the Company or any Subsidiary and their respective employees, independent contractors, customers, prospective customers and vendors; or (d) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary; (e) any material breach by a Participant of any employment, service, separation, confidentiality, non-compete, non-solicitation or similar agreement entered into with the Company or any Subsidiary; or (f) any material breach by a Participant of the Company’s Code of Business Conduct and Ethics.

2.3“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” will have the meaning given such term under Rule 405 of the Securities Act.

2.4“Applicable Accounting Standard” means generally accepted accounting principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.5“Applicable Law” means any applicable law, including without limitation, (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange, national market system or automated quotation system on which the shares of Common Stock are listed, quoted or traded.

2.6“Award” means, individually or collectively, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Deferred Stock Unit, Performance Award, Non-Employee Director Award, Other Cash-Based Award or Other Stock-Based Award, in each case granted to an Eligible Recipient pursuant to this Plan.

2.7“Award Agreement” means either: (a) a written or electronic (as provided in Section 22.8) agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, including any amendment or modification thereof, or (b) a written or electronic (as provided in Section 22.8) statement issued by the Company to a Participant describing the terms and provisions of such an Award, including any amendment or modification thereof.

2.8“Board” means the Board of Directors of the Company.

2.9“Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares of Common Stock to pay all or a portion of the exercise price of the Option or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver shares of Common Stock to be issued upon such exercise directly to such broker or dealer or its nominee.

2.10“Cash-Based Award” means an Award made pursuant to this Plan that is denominated in cash.

2.11 “Cause” is as defined in any employment, consulting, severance or similar agreement between the Participant and the Company or one of its Subsidiaries or Affiliates (an “Individual Agreement”) (whether defined as “cause”, “for cause”, “just cause” or words of like import), or if not so defined, in the Participant’s Award Agreement, or if not so defined means (i) any violation of a law, rule or regulation other than minor traffic violations, including without limitation, any violation of the Foreign Corrupt Practices Act; (ii) a breach of fiduciary duty for personal profit; (iii) fraud, dishonesty or other acts of misconduct in the rendering of services on behalf of the Company or any Subsidiary or Affiliate or relating to the Participant’s service; (iv) misconduct by the Participant that would cause the Company or any Subsidiary or Affiliate to violate any state or federal law relating to sexual harassment or age, sex or other prohibited discrimination or any violation of written policy of the Company or any Subsidiary or Affiliate or any successor entity adopted in respect to such law; (v) failure to follow the Company’s, any Subsidiary’s or any Affiliate’s work rules or the lawful instructions (written or otherwise) of the Board of Directors of the Company or a responsible executive to whom the Participant directly or indirectly reports, provided compliance with such directive was reasonably within the scope of the Participant’s duties and the Participant was given notice that his or her conduct could give rise to termination and such conduct is not, or could not, be cured within ten (10) days thereafter; (vi) any violation of a confidentiality or non-competition agreement or patent assignment agreement or any agreement relating to the protection of intellectual property rights of the Company or any Subsidiary or Affiliate; (vii) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary; (viii) any material breach by a Participant of any employment, service, confidentiality, non-compete or non-solicitation agreement entered into with the Company or any Subsidiary; or (ix) before a Change in Control, such other events that the Committee, in its sole discretion, determines to be injurious, detrimental, prejudicial or adverse to the interests of the Company or any Subsidiary. Before a Change in Control, the Committee will, unless otherwise provided in an Individual Agreement, have the sole discretion to determine whether “Cause” exists with respect to subclauses (i) through (ix) above, and its determination will be final.

2.12“Change in Control” means, unless otherwise provided in an Award Agreement or any Individual Agreement, an event described in Section 15.1 of this Plan.

2.13“Claim” has the meaning set forth in Section 22.5 of this Plan.

2.14“Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code herein will be deemed to include a reference to any applicable regulations thereunder and any successor or amended section of the Code.

2.15“Committee” means the Audit and Executive Oversight Committee of the Board (or subcommittee thereof), the composition and governance of which is established in the Committee’s charter as approved from time to time by the Board, or any other committee comprised solely of directors designated by the Board to administer this Plan who are (a) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and (b) “independent directors” within the meaning of the rules of the NYSE American (or other applicable exchange or market on which the Common Stock may be traded or quoted). The members of the Committee will be appointed from time to time by and will serve at the discretion of the Board.  If the Committee does not exist or cannot function for any reason, the Board may take any action under this Plan that would otherwise be the responsibility of the Committee, except as otherwise provided in this Plan. To the extent the Committee has delegated authority to another person or persons the term “Committee” shall refer to such other person or persons. Any action duly taken by the Committee will be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements of membership provided herein.

2.16“Common Stock” means the common stock of the Company, par value $0.001 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.4 of this Plan.

2.17“Company” means Radiant Logistics, Inc., a Delaware corporation, and any successor thereto as provided in Section 22.6 of this Plan.

2.18“Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to the Company or any Subsidiary that: (a) are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

2.19“Continuing Director” means an individual (a) who is, as of the Effective Date of this Plan, a director of the Company, or (b) who becomes a director of the Company after the Effective Date and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding for purposes of this clause (b) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

2.20“Deferred Stock Unit” means a right granted to an Eligible Recipient pursuant to Section 8 of this Plan to receive shares of Common Stock (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

2.21“Director” means a member of the Board.

2.22“Disability” means, unless otherwise provided in an Award Agreement, with respect to a Participant who is a party to an Individual Agreement, which agreement contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment thereunder by the Company, “disability” or “permanent disability” as defined in the most recent of such agreements; or in all other cases, means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.

2.23“Dividend Equivalents” has the meaning set forth in Section 3.2(l) of this Plan.

2.24“Effective Date” means November 17, 2021 or such later date as this Plan is approved by the Company’s stockholders.

2.25“Eligible Recipients” means all Employees, all Non-Employee Directors and all Consultants.

2.26“Employee” means any individual performing services for the Company or a Subsidiary and designated as an employee of the Company or a Subsidiary on the payroll records thereof.  An Employee will not include any individual during any period he or she is classified or treated by the Company or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting or temporary agency or any other entity other than the Company or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company or Subsidiary during such period.  An individual will not cease to be an Employee in the case of: (a) any leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company or any Subsidiaries.  For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary, as applicable, is not so guaranteed, then three (3) months following the ninety-first (91st) day of such leave, any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Non-Statutory Stock Option. Neither service as a Director nor payment of a Director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.27“Exchange Act” means the Securities Exchange Act of 1934, as amended.  Any reference to a section of the Exchange Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Exchange Act.

2.28“Fair Market Value” means, with respect to the Common Stock, as of any date: (a) the closing sale price of the Common Stock as of such date at the end of the regular trading session, as reported by The New York Stock Exchange, the Nasdaq Stock Market, NYSE American or any national securities exchange on which the Common Stock is then listed (or, if no shares were traded on such date, as of the next preceding date on which there was such a trade); (b) if the Common Stock is not so listed, admitted to unlisted trading privileges or reported on any national exchange, the closing sale price as of such date at the end of the regular trading session, as reported by the OTC Bulletin Board, OTC Markets or other comparable quotation service (or, if no shares were traded or quoted on such date, as of the next preceding date on which there was such a trade or quote); or (c) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion, and consistent with the definition of “fair market value” under Section 409A of the Code.  If determined by the Committee, such determination will be final, conclusive and binding for all purposes and on all persons, including the Company, the stockholders of the Company, the Participants and their respective successors-in-interest.  No member of the Committee will be liable for any determination regarding the fair market value of the Common Stock that is made in good faith.

2.29“Full Value Award” means an Award other than in the form of an Option or Stock Appreciation Right, and which is settled by the issuance of shares of Common Stock.

2.30“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan and as determined pursuant to Section 5 of this Plan.

2.31“Incentive Stock Option” means a right to purchase Common Stock granted to an Employee pursuant to Section 6 of this Plan that is designated as and intended to meet the requirements of an “incentive stock option” within the meaning of Section 422 of the Code.

2.32“Individual Agreement” has the meaning set forth in Section 2.11 of this Plan.

2.33“Net After Tax Receipts” has the meaning set forth in Section 15.4 of this Plan.

2.34“Non-Employee Director” means a Director who is not an Employee.

2.35“Non-Employee Director Award” means any Award granted, whether singly, in combination, or in tandem, to an Eligible Recipient who is a Non-Employee Director, pursuant to such applicable terms, conditions and limitations as the Board or Committee may establish in accordance with this Plan, including any Non-Employee Director Option.

2.36“Non-Employee Director Option” means a Non-Statutory Stock Option granted to a Non-Employee Director pursuant to Section 10 of this Plan.

2.37“Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of this Plan that is not intended to meet the requirements of or does not qualify as an Incentive Stock Option.

2.38 “Option” means an Incentive Stock Option or a Non-Statutory Stock Option, including a Non-Employee Director Option.

2.39“Other Cash-Based Award” means an Award, denominated in cash, not otherwise described by the terms of this Plan, granted pursuant to Section 11 of this Plan.

2.40“Other Stock-Based Award” means an Award, denominated in Shares, not otherwise described by the terms of this Plan, granted pursuant to Section 11 of this Plan.

2.41“Overpayment” has the meaning set forth in Section 15.4 of this Plan.

2.42“Participant” means an Eligible Recipient who receives one or more Awards under this Plan.

2.43“Performance Award” means a right granted to an Eligible Recipient pursuant to Section 9 of this Plan to receive an amount of cash, number of shares of Common Stock, or a combination of both, contingent upon and the value of which at the time it is payable is determined as a function of the extent of the achievement of one or more Performance Goals during a specified Performance Period or the achievement of other objectives during a specified period.

2.44“Performance Goals” mean with respect to any applicable Award, one or more targets, goals or levels of attainment required to be achieved in terms of any one or more of the measures described in Section 9.4 of this Plan or any other performance measures as determined by the Committee in its sole discretion and set forth in the applicable Award Agreement during the specified Performance Period, as set forth in the related Award Agreement.

2.45“Performance Period” means the period of time, as determined by the Committee, during which the Performance Goals must be met in order to determine the degree of payout or vesting with respect to an Award.

2.46“Period of Restriction” means the period when a Restricted Stock Award or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of Performance Goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Section 8 of this Plan.

2.47“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.

2.48“Plan” means the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan, as may be amended from time to time.

2.49“Plan Year” means the Company’s fiscal year.

2.50“Present Value” has the meaning set forth in Section 15.4 of this Plan.

2.51“Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant or, with respect to any Award, that are to be issued to the Participant upon the grant, exercise, vesting or settlement of such Award.

2.52“Prior Plan” means the Radiant Logistics, Inc. 2012 Stock Option and Performance Award Plan.

2.53“Reduced Amount” has the meaning set forth in Section 15.4 of this Plan.

2.54“Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of such Section 8.

2.55“Restricted Stock Unit” means an award denominated in shares of Common Stock granted to an Eligible Recipient pursuant to Section 8 of this Plan.

2.56“Retirement,” means, unless otherwise defined in the Award Agreement or in an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, “Retirement” as defined from time to time for purposes of this Plan by the Committee or by the Company’s chief human resources officer or other person performing that function or, if not so defined, means voluntary termination of employment or service by the Participant on or after the date the Participant reaches age sixty-five (65) with the present intention to leave the Company’s industry or to leave the general workforce and completing ten (10) years of service with the Company or any Subsidiary.

2.57“Scale Back” has the meaning set forth in Section 9.7.

2.58“Securities Act” means the Securities Act of 1933, as amended.  Any reference to a section of the Securities Act herein will be deemed to include a reference to any applicable rules and regulations thereunder and any successor or amended section of the Securities Act.

2.59“Separation from Service” has the meaning set forth in Section 15.2(b) of this Plan.

2.60 “Stock Appreciation Right” means a right granted to an Eligible Recipient pursuant to Section 7 of this Plan to receive a payment from the Company, upon exercise, in the form of shares of Common Stock, cash or a combination of both, equal to the difference between the Fair Market Value of one or more shares of Common Stock and the grant price of such shares under the terms of such Stock Appreciation Right.

2.61“Stock-Based Award” means any Award, denominated in Shares, made pursuant to this Plan, including Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards or Other Stock-Based Awards.

2.62“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, an interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.63“Successor” has the meaning set forth in Section 15.2 of this Plan.

2.64“Tax Date” means the date any withholding or employment related tax obligation arises under the Code or any Applicable Law for a Participant with respect to an Award.

2.65“Tax Laws” has the meaning set forth in Section 22.9 of this Plan.

2.66“Underpayment” has the meaning set forth in Section 15.4 of this Plan.

3.	Plan Administration.

3.1The Committee.  The Plan will be administered by the Committee.  Unless otherwise provided in its formal written charter, the Committee will act by majority approval of the members at a meeting or by unanimous written consent, and a majority of the members of the Committee will constitute a quorum.  The Committee may exercise its duties, power and authority under this Plan in its sole discretion without the consent of any Participant or other party, unless this Plan specifically provides otherwise.  The Committee will not be obligated to treat Participants or Eligible Recipients uniformly, and determinations made under this Plan may be made by the Committee selectively among Participants or Eligible Recipients, whether or not such Participants and Eligible Recipients are similarly situated.  Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of this Plan will be final, conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Award granted under this Plan.

3.2Authority of the Committee.  In accordance with and subject to the provisions of this Plan, the Committee will have full and exclusive discretionary power and authority to take such actions as it deems necessary and advisable with respect to the administration of this Plan, including the following:

(a)To designate the Eligible Recipients to be selected as Participants;

(b)To determine the nature, extent and terms of the Awards to be made to each Participant, including the amount of cash or number of shares of Common Stock to be subject to each Award, any exercise price or grant price, the manner in which Awards will vest, become exercisable, settled or paid out and whether Awards will be granted in tandem with other Awards, and the form of Award Agreement, if any, evidencing such Award;

(c)To determine the time or times when Awards will be granted;

(d)To determine the duration of each Award;

(e)To determine the terms, restrictions and other conditions to which the grant of an Award or the payment or vesting of Awards may be subject;

(f)To construe and interpret this Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration and in so doing, to correct any defect, omission, or inconsistency in this Plan or in an Award Agreement, in a manner and to the extent it will deem necessary or expedient to make this Plan fully effective;

(g)To determine Fair Market Value in accordance with Section 2.28 of this Plan;

(h)To amend this Plan or any Award Agreement, as provided in this Plan;

(i)To adopt subplans or special provisions applicable to Awards regulated by the laws of a jurisdiction other than, and outside of, the United States, which except as otherwise provided in this Plan, such subplans or special provisions may take precedence over other provisions of this Plan;

(j)To authorize any person to execute on behalf of the Company any Award Agreement or any other instrument required to effect the grant of an Award previously granted by the Committee;

(k)To determine whether Awards will be settled in shares of Common Stock, cash or in any combination thereof;

(l)To determine whether Awards will be adjusted for dividend equivalents, with “Dividend Equivalents” meaning a credit, made at the discretion of the Committee, to the account of a Participant in an amount equal to the cash dividends paid on one share of Common Stock for each share of Common Stock represented by an Award held by such Participant, subject to Section 12 of this Plan and any other provision of this Plan, and which Dividend Equivalents may be subject to the same conditions and restrictions as the Awards to which they attach and may be settled in the form of cash, shares of Common Stock, or in any combination of both; and

(m)To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock, including restrictions under an insider trading policy, stock ownership guidelines, restrictions as to the use of a specified brokerage firm for such resales or other transfers and other restrictions designed to increase equity ownership by Participants or otherwise align the interests of Participants with the Company’s stockholders.

3.3Delegation.  To the extent permitted by Applicable Law, the Committee may delegate to one or more of its members or to one or more officers of the Company or any Subsidiary or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.  The Committee may, by resolution, authorize one or more directors of the Company or one or more officers of the Company to do one or both of the following on the same basis as can the Committee:  (a) designate Eligible Recipients to be recipients of Awards pursuant to this Plan; and (b) determine the size of any such Awards; provided, however, that (x) the Committee will not delegate such responsibilities to any such director(s) or officer(s) for any Awards granted to an Eligible Recipient: (i) who is a Non-Employee Director, or who is subject to the reporting and liability provisions of Section 16 under the Exchange Act, or (ii) to whom authority to grant or amend Awards has been delegated hereunder; provided, further; that any delegation of administrative authority will only be permitted to the extent it is permissible under Applicable Law; (y) the resolution providing such authorization will set forth the type of Awards and total number of each type of Awards such director(s) or officer(s) may grant; and (z) such director(s) or officer(s) will report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. At all times, the delegate appointed under this Section 3.3 will serve in such capacity at the pleasure of the Committee.

3.4No Re-pricing.  Notwithstanding any other provision of this Plan other than Section 4.4 or Section 15.2 of this Plan, the Committee may not, without prior approval of the Company’s stockholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by: (a) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price or grant price; (b) canceling the underwater Option or Stock Appreciation Right in exchange for (i) cash; (ii) replacement Options or Stock Appreciation Rights having a lower exercise price or grant price; or (iii) other Awards; (c) repurchasing the underwater Options or Stock Appreciation Rights and granting new Awards under this Plan; or (d) a repricing within the meaning of the Applicable Accounting Standard.  For purposes of this Section 3.4, an Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Common Stock is less than the exercise price of the Option or grant price of the Stock Appreciation Right.

3.5Participants Based Outside of the United States.  In addition to the authority of the Committee under Section 3.2(i) and notwithstanding any other provision of this Plan, the Committee may, in its sole discretion, amend the terms of this Plan or Awards with respect to Participants resident outside of the United States or employed by a non-U.S. Subsidiary in order to comply with local legal requirements, to otherwise protect the Company’s or Subsidiary’s interests or to meet objectives of this Plan, and may, where appropriate, establish one or more sub-plans (including the adoption of any required rules and regulations) for the purposes of qualifying for preferred tax treatment under foreign tax laws.  The Committee will have no authority, however, to take action pursuant to this Section 3.5:  (a) to reserve shares of Common Stock or grant Awards in excess of the limitations provided in Section 4.1 of this Plan; (b) to effect any re-pricing in violation of Section 3.4 of this Plan; (c) to grant Options or Stock Appreciation Rights having an exercise price or grant price less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date in violation of Section 6.3 or Section 7.3 of this Plan; or (d) for which stockholder approval would then be required pursuant to Section 19.2 of this Plan.

4.	Shares Available for Issuance.

4.1Maximum Number of Shares Available.  Subject to adjustment as provided in Section 4.4 of this Plan, the maximum number of shares of Common Stock that will be available for issuance under this Plan will be the sum of:

(a)4,500,000 shares of Common Stock; plus

(b)the number of shares of Common Stock remaining available for issuance under the Prior Plan but not subject to outstanding awards as of the Effective Date; plus

(c)the number of additional shares of Common Stock subject to awards outstanding under the Prior Plan as of the Effective Date but only to the extent that such outstanding awards are forfeited, cancelled, expire or otherwise terminate without the issuance of such shares of Common Stock after the Effective Date.

4.2Limits on Incentive Stock Options, Full Value Awards and Non-Employee Director Compensation.  Notwithstanding any other provisions of this Plan to the contrary and subject to adjustment as provided in Section 4.4 of this Plan,

(a)the maximum aggregate number of shares of Common Stock that will be available for issuance pursuant to Incentive Stock Options under this Plan will be 4,500,000 shares; and

(b)the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $250,000 (increased to $400,000 with respect to any Non-Employee Director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a non-employee Director’s initial service as a Non-Employee Director) (with any compensation that is deferred counting towards this limit for the year in which the compensation is first earned, and not a later year of settlement).

4.3Accounting for Awards.  Shares of Common Stock that are issued under this Plan or that are subject to outstanding Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under this Plan; provided, however, that the full number of shares of Common Stock subject to a stock-settled Stock Appreciation Right or other Stock-Based Award will be counted against the shares authorized for issuance under this Plan, regardless of the number of shares actually issued upon settlement of such Stock Appreciation Right or other Stock-Based Award.  Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on Awards issued under this Plan, any shares of Common Stock withheld to pay the exercise price or grant price of Awards under this Plan and any shares of Common Stock not issued or delivered as a result of the “net exercise” of an outstanding Option pursuant to Section 6.5 or settlement of a Stock Appreciation Right in shares of Common Stock pursuant to Section 7.6 will be counted against the shares of Common Stock authorized for issuance under this Plan and will not be available again for grant under this Plan.  Shares of Common Stock subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan. Any shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award will not increase the number of shares of Common Stock available for future grant of Awards.  Any shares of Common Stock related to Awards granted under this Plan or under the Prior Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares of Common Stock, will be available again for grant under this Plan and correspondingly increase the total number of shares of Common Stock available for issuance under this Plan under Section 4.1. To the extent permitted by Applicable Law, shares of Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or a Subsidiary pursuant to Section 22.6 of this Plan or otherwise will not be counted against shares of Common Stock available for issuance pursuant to this Plan. The shares of Common Stock available for issuance under this Plan may be authorized and unissued shares or treasury shares.

4.4Adjustments to Shares and Awards.

(a)In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or any other similar change in the corporate structure or shares of Common Stock the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) will make appropriate adjustment or substitutions (which determination will be conclusive) as to: (i) the number and kind of securities or other property (including cash) available for issuance or payment under this Plan, including the sub-limits set forth in Section 4.2 of this Plan, and (ii) in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price or grant price of outstanding Awards; provided, however, that this Section 4.4 will not limit the authority of the Committee to take action pursuant to Section 15 of this Plan in the event of a Change in Control.  The determination of the Committee as to the foregoing adjustments and/or substitutions, if any, will be final, conclusive and binding on Participants under this Plan.

(b)Notwithstanding anything else herein to the contrary, without affecting the number of shares of Common Stock reserved or available hereunder, the limits in Section 4.2 of this Plan, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Sections 422, 424 and 409A of the Code, as and where applicable.

4.5Minimum Vesting Requirements on Awards. Notwithstanding any other provision of the Plan to the contrary, but subject to Sections 4.4 and 15 of the Plan, equity-based Awards granted under the Plan will vest no earlier than the one-year anniversary of the date the Award is granted and any Awards under this Plan which vest upon the attainment of Performance Goals will provide for a Performance Period of at least one (1) year; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of Common Stock available pursuant to Section 4.1 above may be granted to any one or more eligible Directors, Consultants or Employees without respect to such minimum vesting condition. Nothing in this Section 4.5 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, termination of employment or service or otherwise, or the consummation of a Change in Control. This Section 4.5 will be inapplicable to (i) substitute Awards granted pursuant to Section 20 of this Plan, (ii) shares delivered in lieu of fully vested cash Awards and (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting.

4.6Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of this Plan, if a Participant is subject to Section 16 of the Exchange Act, this Plan, the Award, and the Award Agreement will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule, and such additional limitations will be deemed to be incorporated by reference into such Award to the extent permitted by Applicable Law.

5.	Participation.

Participants in this Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of the objectives of the Company or its Subsidiaries.  Eligible Recipients may be granted from time to time one or more Awards, singly or in combination or in tandem with other Awards, as may be determined by the Committee in its sole discretion.  Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the Grant Date of any related Award Agreement with the Participant.

6.	Options.

6.1Grant.  An Eligible Recipient may be granted one or more Options under this Plan, and such Options will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion.  Incentive Stock Options may be granted solely to eligible Employees of the Company or a Subsidiary. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option.  To the extent that any Incentive Stock Option (or portion thereof) granted under this Plan ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Incentive Stock Option (or portion thereof) will continue to be outstanding for purposes of this Plan but will thereafter be deemed to be a Non-Statutory Stock Option. Options may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

6.2Award Agreement.  Each Option grant will be evidenced by an Award Agreement that will specify the exercise price of the Option, the maximum duration of the Option, the number of shares of Common Stock to which the Option pertains, the conditions upon which an Option will become vested and exercisable, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.  The Award Agreement also will specify whether the Option is intended to be an Incentive Stock Option or a Non-Statutory Stock Option.

6.3Exercise Price.  The per share price to be paid by a Participant upon exercise of an Option granted pursuant to this Section 6 will be determined by the Committee in its sole discretion at the time of the Option grant; provided, however, that such price will not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date (one hundred and ten percent (110%) of the Fair Market Value if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

6.4Exercisability and Duration.  An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion at the time of grant, including (a) the achievement of one or more of the Performance Goals; or that (b) the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period; provided, however, that no Option may be exercisable after ten (10) years from the Grant Date (five (5) years from the Grant Date in the case of an Incentive Stock Option that is granted to a Participant who owns, directly or indirectly, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).  Notwithstanding the foregoing, if the exercise of an Option that is exercisable in accordance with its terms is prevented by the provisions of Section 17 of this Plan, the Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Option.

6.5Payment of Exercise Price.

(a)The total purchase price of the shares of Common Stock to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by (i) tender of a Broker Exercise Notice; (ii) by tender, either by actual delivery or attestation as to ownership, of Previously Acquired Shares; (iii) a “net exercise” of the Option (as further described in paragraph (b), below); (iv) by a combination of such methods; or (v) any other method approved or accepted by the Committee in its sole discretion. Notwithstanding any other provision of this Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any Awards granted under this Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(b)In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the shares exercised under this method.  Shares of Common Stock will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) shares used to pay the exercise price of an Option under the “net exercise,” (ii) shares actually delivered to the Participant as a result of such exercise and (iii) any shares withheld for purposes of tax withholding pursuant to Section 14 of this Plan.

(c)For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the exercise date of the Option.

6.6Manner of Exercise.  An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in this Plan and in the Award Agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to the Company at its principal executive office (or to the Company’s designee as may be established from time to time by the Company and communicated to Participants) and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.5 of this Plan.

7.	Stock Appreciation Rights.

7.1Grant.  An Eligible Recipient may be granted one or more Stock Appreciation Rights under this Plan, and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion. Stock Appreciation Rights may be granted to an Eligible Recipient for services provided to a Subsidiary only if, with respect to such Eligible Recipient, the underlying shares of Common Stock constitute “service recipient stock” within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii) promulgated under the Code.

7.2Award Agreement.  Each Stock Appreciation Right will be evidenced by an Award Agreement that will specify the grant price of the Stock Appreciation Right, the term of the Stock Appreciation Right, and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

7.3Grant Price.  The grant price of a Stock Appreciation Right will be determined by the Committee, in its discretion, at the Grant Date; provided, however, that such price may not be less than one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the Grant Date.

7.4Exercisability and Duration.  A Stock Appreciation Right will become exercisable at such times and in such installments as may be determined by the Committee in its sole discretion at the time of grant; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its Grant Date. Notwithstanding the foregoing, if the exercise of a Stock Appreciation Right that is exercisable in accordance with its terms is prevented by the provisions of Section 17 of this Plan, the Stock Appreciation Right will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of such Stock Appreciation Right.

7.5Manner of Exercise.  A Stock Appreciation Right will be exercised by giving notice in the same manner as for Options, as set forth in Section 6.6 of this Plan, subject to any other terms and conditions consistent with the other provisions of this Plan as may be determined by the Committee in its sole discretion.

7.6Settlement.  Upon the exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)The excess of the Fair Market Value of a share of Common Stock on the date of exercise over the per share grant price; by

(b)The number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised.

7.7Form of Payment.  Payment, if any, with respect to a Stock Appreciation Right settled in accordance with Section 7.6 of this Plan will be made in accordance with the terms of the applicable Award Agreement, in cash, shares of Common Stock or a combination thereof, as the Committee determines.

8.	Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units.

8.1Grant.  An Eligible Recipient may be granted one or more Restricted Stock Awards, Restricted Stock Units or Deferred Stock Units under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion.  Restricted Stock Units will be similar to Restricted Stock Awards except that no shares of Common Stock are actually awarded to the Participant on the Grant Date of the Restricted Stock Units. Restricted Stock Units and Deferred Stock Units will be denominated in shares of Common Stock but paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, will determine, and as provided in the Award Agreement.

8.2Award Agreement. Each Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit grant will be evidenced by an Award Agreement that will specify the type of Award, the period(s) of restriction, the number of shares of restricted Common Stock, or the number of Restricted Stock Units or Deferred Stock Units granted, and such other provisions as the Committee will determine that are not inconsistent with the terms of this Plan.

8.3Conditions and Restrictions.  Subject to the terms and conditions of this Plan, including Sections 4.4 and 4.5 of this Plan, the Committee will impose such conditions or restrictions on a Restricted Stock Award, Restricted Stock Units or Deferred Stock Units granted pursuant to this Plan as it may deem advisable including a requirement that Participants pay a stipulated purchase price for each share of Common Stock underlying a Restricted Stock Award, Restricted Stock Unit or Deferred Stock Unit, restrictions based upon the achievement of specific Performance Goals, time-based restrictions on vesting following the attainment of the Performance Goals, time-based restrictions, restrictions under Applicable Laws or holding requirements or sale restrictions placed on the shares of Common Stock by the Company upon vesting of such Restricted Stock Award, Restricted Stock Units or Deferred Stock Units.

8.4Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will be granted the right to exercise full voting rights with respect to the shares of Common Stock underlying such Restricted Stock Award during the Period of Restriction. A Participant will have no voting rights with respect to any Restricted Stock Units or Deferred Stock Units granted hereunder.

8.5Dividend Rights.

(a)Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding a Restricted Stock Award granted hereunder will have the same dividend rights as the Company’s other stockholders. Notwithstanding the foregoing any such dividends as to a Restricted Stock Award that is subject to vesting requirements will be subject to forfeiture and termination to the same extent as the Restricted Stock Award to which such dividends relate and the Award Agreement may require that any cash dividends be reinvested in additional shares of Common Stock subject to the Restricted Stock Award and subject to the same conditions and restrictions as the Restricted Stock Award with respect to which the dividends were paid. In no event will dividends with respect to Restricted Stock Awards that are subject to vesting be paid or distributed until the vesting provisions of such Restricted Stock Award lapse.

(b)Restricted Stock Units and/or Deferred Stock Unit awarded under this Plan may, at the Committee’s discretion, carry with it a right to Dividend Equivalents, which right will be set forth in a Participant’s Award Agreement. If applicable, such right will entitle the Participant to be credited with any amount equal to all cash dividends paid on one share of Common Stock while the Restricted Stock Unit or Deferred Stock Unit is outstanding.  Dividend Equivalents may be converted into additional Restricted Stock Units or Deferred Stock Units and may (and will, to the extent required below) be made subject to the same conditions and restrictions as the Restricted Stock Units or Deferred Stock Units to which they attach. Settlement of Dividend Equivalents may be made in the form of cash, in the form of shares of Common Stock, or in a combination of both. Dividend Equivalents as to Restricted Stock Units or Deferred Stock Units will be subject to forfeiture and termination to the same extent as the corresponding Restricted Stock Units or Deferred Stock Units as to which the Dividend Equivalents relate and provided, however, that such cash dividends or Dividend Equivalents may not be paid out until the vesting provisions of such Restricted Stock Units or Deferred Stock Units lapse.

8.6Enforcement of Restrictions.  To enforce the restrictions referred to in this Section 8, the Committee may place a legend on the stock certificates or book-entry notations representing Restricted Stock Awards referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep any stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company’s transfer agent. Alternatively, Restricted Stock Awards may be held in non-certificated form pursuant to such terms and conditions as the Company may establish with its registrar and transfer agent or any third-party administrator designated by the Company to hold Restricted Stock Awards on behalf of Participants.

8.7Lapse of Restrictions; Settlement. Except as otherwise provided in this Plan, shares of Common Stock underlying a Restricted Stock Award will become freely transferable by the Participant after all conditions and restrictions applicable to such shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations).  Upon the vesting of a Restricted Stock Unit, the Restricted Stock Unit will be settled, subject to the terms and conditions of the applicable Award Agreement, (a) in cash, based upon the Fair Market Value of the vested underlying shares of Common Stock, (b) in shares of Common Stock or (c) a combination thereof, as provided in the Award Agreement, except to the extent that a Participant has properly elected to defer income that may be attributable to a Restricted Stock Unit under a Company deferred compensation plan or arrangement.

8.8Section 83(b) Election for Restricted Stock Award.  If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant must file, within thirty (30) days following the Grant Date of the Restricted Stock Award, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code.  The Committee may provide in the Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the award under Section 83(b) of the Code.

9.	Performance Awards.

9.1Grant.  An Eligible Recipient may be granted one or more Performance Awards under this Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, including the achievement of one or more Performance Goals.

9.2Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the amount of cash, shares of Common Stock, other Awards, or combination of both to be received by the Participant upon payout of the Performance Award, any Performance Goals upon which the Performance Award is subject, any Performance Period during which any Performance Goals must be achieved and such other provisions as the Committee will determine which are not inconsistent with the terms of this Plan.

9.3Vesting.  Subject to the terms of this Plan, the Committee may impose such restrictions or conditions, not inconsistent with the provisions of this Plan, to the vesting of such Performance Awards as it deems appropriate, including the achievement of one or more of the Performance Goals and any additional time-based restrictions on vesting following the attainment of the Performance Goals.

9.4Performance Goals.  The Performance Goals may be based on any one or more of the following performance measures, among any other measures as determined by the Committee: revenue, net revenue, invoiced revenue, collected revenue, revenues from new services, bad debts, orders, cost of transportation and other services, operating partner commissions, personnel costs, selling, general and administrative expenses, operating expenses, non-cash expenses, tax expense, non-operating expenses, total expenses; gross margin, net operating income, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), net operating income after taxes (NOPAT), net income, net income before taxes, net cash flow, net cash flow from operations, maintenance or improvement of profit margins; cash, excess cash, accounts receivable, days sales outstanding, current assets, working capital, total capital, fixed assets, total assets, change in net assets, accounts payable, current accrued liabilities, total current liabilities, total debt, debt principal payments, net current borrowings, total long-term debt, credit rating, retained earnings, total common equity, total equity, cash-to-debt, interest coverage, liquidity; earnings per share (diluted and fully diluted), stock price, dividends, shares repurchased, total return to stockholders, price/earnings ratio, market capitalization, book value, debt coverage ratios, return on assets, return on equity, return on invested capital, economic profit (for example, economic value added); customer satisfaction, customer retention, customer service/care, brand awareness and perception, market share, warranty rates, service quality, strategic business objectives, introduction of new services, acquisition/entrance into new markets, asset acquisitions, strategic asset sales or acquisitions, improvements in capital structure; headcount, employee performance, employee productivity, standard hours, employee engagement/satisfaction, employee turnover, employee diversity, safety, or satisfactory completion of major project or organizational initiative. Any Performance Goal can be based on the performance of the Company or any Subsidiary as a whole or any division or business unit of the Company, station, service group, region or territory, or Subsidiary, or any combination thereof, as the Committee may deem appropriate.  Any Performance Goal can be compared to the performance of a peer group or published or special index that the Committee, in its sole discretion, deems appropriate.

9.5Earning of Performance Award Payment.  Subject to the terms of this Plan and the Award Agreement, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payout on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved and such other restrictions or conditions imposed on the vesting and payout of the Performance Awards has been satisfied.

9.6Reassignment. If prior to the end of a Performance Period, but after the conclusion of one year of the Performance Period, a Participant holding Performance Awards is reassigned to a position with the Company or any Subsidiary, and that position is not eligible to participate in such a Performance Award, but the Participant does not terminate employment or service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion: (a) cause shares of Common Stock to be delivered or payment made with respect to the Participant’s Performance Award in accordance with Section 9.10 of this Plan, but only if otherwise earned for the entire Performance Period or (b) cause shares of Common Stock to be delivered or payment made with respect to the Participant’s Performance Award in accordance with Section 9.7 of this Plan, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such reassignment, with proration based on the number of months or years such Participant served in the prior position during the Performance Period.

9.7Committee Discretion to Scale Back Awards.  At any time during a Performance Period of more than one fiscal year, the Committee may, in its discretion, cancel a portion of a Performance Award prior to the conclusion of the Performance Period (a “Scale Back”), provided that:

(a) the Performance Award has not yet vested;

(b)based on financial information contained in the financial statements or similar internal reports of the Company or any Subsidiary, as the case may be, the Committee determines that the Performance Goals for the Performance Period cannot be achieved at the maximum levels established at the time of grant;

(c)once a Performance Award is Scaled Back, it may not again be increased to add or recover a Performance Award that was canceled; and

(d)Performance Awards canceled in a Scale Back will again be available to the Committee for grant of new Performance Awards for any future Performance Period.  This provision will not be used in any manner that could have the effect of repricing a previous Performance Award.

9.8Evaluation of Performance.  The Committee may provide in an Award Agreement that any evaluation of performance or achievement of Performance Goals may include or exclude certain items or events that occur during a Performance Period, including without limitation any of the following:  (a) items related to a change in accounting principles; (b) items relating to financing activities; (c) expenses for restructuring or productivity initiatives; (d) other non-operating items; (e) items related to acquisitions; (f) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (g) items related to the disposal of a business or segment of a business; (h) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (i) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (j) any other items of significant income or expense which are determined to be appropriate adjustments; (k) items relating to unusual or extraordinary corporate transactions, events or developments; (l) items related to amortization of acquired intangible assets; (m) items that are outside the scope of the Company’s core, on-going business activities; (n) items related to acquired in-process research and development; (o) items relating to changes in tax laws; (p) items relating to major licensing or partnership arrangements; (q) items relating to asset impairment charges; (r) items relating to gains or losses for litigation, arbitration and contractual settlements; (s) foreign exchange gains and losses; or (t) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

9.9Adjustment of Performance Goals, Performance Periods or other Vesting Criteria.  The Committee may amend or modify the vesting criteria (including any Performance Goals or Performance Periods) of any outstanding Awards based in whole or in part on the financial performance of the Company (or any Subsidiary or division, business unit, station, service group, region, territory or other sub-unit thereof) in recognition of unusual or nonrecurring events (including the events described in Section 9.8 or 4.4(a) of this Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, will be final, conclusive and binding on Participants under this Plan.

9.10Form and Timing of Performance Award Payment.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Awards will be entitled to receive payment on the value and number of Performance Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Payment of earned Performance Awards will be as determined by the Committee and as evidenced in the Award Agreement.  Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Awards in the form of cash, in shares of Common Stock or other Awards (or in a combination thereof) equal to the value of the earned Performance Awards at the close of the applicable Performance Period. Payment of any Performance Award will be made as soon as practicable after the Committee has determined the extent to which the applicable Performance Goals have been achieved and not later than the fifteenth (15th) day of the third (3rd) month immediately following the later of (i) the end of the Company’s fiscal year in which the Performance Period ends and any additional vesting restrictions are satisfied or (ii) the end of the calendar year in which the Performance Period ends and any additional vesting restrictions are satisfied, except to the extent that a Participant has properly elected to defer payment that may be attributable to a Performance Award under a Company deferred compensation plan or arrangement.  The determination of the Committee with respect to the form and time of payment of Performance Awards will be set forth in the Award Agreement pertaining to the grant of the Performance Award.  Any shares of Common Stock or other Awards issued in payment of earned Performance Awards may be granted subject to any restrictions deemed appropriate by the Committee, including that the Participant remain in the continuous employment or service with the Company or a Subsidiary for a certain period.

9.11Voting Rights.  A Participant will have no voting rights with respect to any Performance Award granted hereunder.

9.12Dividend Rights.  If provided in an Award Agreement, a Participant holding a Performance Award granted under this Plan may receive cash dividends or Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to such Performance Award during the period between the date that such Performance Award is granted and the date such Performance Award is settled; provided, however, that such cash dividends or Dividend Equivalents may not be paid out until the vesting provisions of such Performance Award lapse.

10.	Non-Employee Director Awards.

10.1Automatic and Non-Discretionary Awards to Non-Employee Directors.  Subject to such terms and conditions, consistent with the other provisions of this Plan, the Committee at any time and from time to time may approve resolutions providing for the automatic grant to Non-Employee Directors of Non-Employee Director Awards granted under this Plan and may grant to Non-Employee Directors such discretionary Non-Employee Director Awards on such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, and set forth in an applicable Award Agreement. Such Non-Employee Director Awards will not be subject to management’s discretion.

10.2Deferral of Award Payment; Election to Receive Award in Lieu of Retainers.  The Committee may permit Non-Employee Directors the opportunity to defer the payment of an Award pursuant to such terms and conditions as the Committee may prescribe from time to time. In addition, the Committee may permit Non-Employee Directors to elect to receive, pursuant to the procedures established by the Board or a committee of the Board, all or any portion of their annual retainers, meeting fees, or other fees in Restricted Stock, Restricted Stock Units, Deferred Stock Units or other Stock-Based Awards as contemplated by this Plan in lieu of cash.

11.	Other Cash-Based Awards and Other Stock-Based Awards.

11.1Other Cash-Based Awards.  Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee, at any time and from time to time, may grant Other Cash-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan in such amounts and upon such terms as the Committee may determine.

11.2Other Stock-Based Awards.  Subject to such terms and conditions, consistent with the other provisions of this Plan, as may be determined by the Committee in its sole discretion, the Committee may grant Other Stock-Based Awards to Eligible Recipients not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee will determine.  Such Awards may involve the transfer of actual shares of Common Stock to Participants as a bonus or in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3Value of Other Cash-Based Awards and Other Stock-Based Awards.  Each Other Cash-Based Award will specify a payment amount or payment range as determined by the Committee.  Each Other Stock-Based Award will be expressed in terms of shares of Common Stock or units based on shares of Common Stock, as determined by the Committee.  The Committee may establish Performance Goals in its discretion for any Other Cash-Based Award or any Other Stock-Based Award.  If the Committee exercises its discretion to establish Performance Goals for any such Awards, the number or value of Other Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the Performance Goals are met.

11.4Payment of Other Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to an Other Cash-Based Award or an Other Stock-Based Award will be made in accordance with the terms of the Award, in cash for any Other Cash-Based Award and in cash or shares of Common Stock for any Other Stock-

Based Award, as the Committee determines, except to the extent that a Participant has properly elected to defer payment that may be attributable to an Other Cash-Based Award or Other Stock-Based Award under a Company deferred compensation plan or arrangement.

12.	Dividend Equivalents.

Subject to the provisions of this Plan and any Award Agreement, any Participant selected by the Committee may be granted Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to any Award (including any Award that has been deferred), to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, settles, is paid or expires, as determined by the Committee. Such Dividend Equivalents will be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee and the Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested.  Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents based on the dividends declared on shares of Common Stock that are subject to an Option or Stock Appreciation Right; and further, no dividend or Dividend Equivalents will be paid out with respect to any unvested Performance Awards or other unvested Awards.

13.	Effect of Termination of Employment or Other Service.

13.1Termination Due to Cause.  Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 13.4 and 13.5 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for Cause:

(a)All outstanding Options and Stock Appreciation Rights held by the Participant as of the effective date of such termination will be immediately terminated and forfeited;

(b)All outstanding but unvested Restricted Stock Awards, Restricted Stock Units, Performance Awards Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; and

(c)All other outstanding Awards to the extent not vested will be immediately terminated and forfeited.

13.2Termination Due to Death, Disability or Retirement.  Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or the terms of an Individual Agreement or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 13.4, 13.5 and 15 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability of a Participant, or in the case of a Participant that is an Employee, Retirement:

(a)All outstanding Options (excluding Non-Employee Director Options in the case of Retirement) and Stock Appreciation Rights held by the Participant as of the effective date of such termination or Retirement will, to the extent exercisable as of the date of such termination or Retirement, remain exercisable for a period of one (1) year after the date of such termination or Retirement (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of the date of such termination or Retirement will be terminated and forfeited;

(b)All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination or Retirement will be terminated and forfeited; and

(c)All outstanding unvested Restricted Stock Units, Deferred Stock Units, Performance Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination or Retirement will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause shares of Common Stock to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or  years that the Participant was employed or performed services during the Performance Period.  The Committee will consider the provisions of Section 13.5 of this Plan and will have the discretion to consider any other fact or circumstance in making its decision as to whether to deliver such shares of Common Stock or other payment, including whether the Participant again becomes employed.

13.3Termination for Reasons Other than Death, Disability or Retirement.  Unless otherwise expressly provided by the Committee in its sole discretion in an Award Agreement or the terms of an Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates or a plan or policy of the Company applicable to the Participant specifically provides otherwise, and subject to Sections 13.4, 13.5 and 15 of this Plan, in the event a Participant’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than for Cause or death or Disability of a Participant, or in the case of a Participant that is an Employee, Retirement:

(a)All outstanding Options (including Non-Employee Director Options) and Stock Appreciation Rights held by the Participant as of the effective date of such termination will, to the extent exercisable as of such termination, remain exercisable for a period of three (3) months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right) and Options and Stock Appreciation Rights not exercisable as of such termination will be terminated and forfeited. If the Participant dies within the three (3) month period referred to in the preceding sentence, the Option or Stock Appreciation Right may be exercised by those entitled to do so under the Participant’s will or by the laws of descent and distribution within a period of one (1) year following the Participant’s death (but in no event after the expiration date of any such Option or Stock Appreciation Right).

(b)All outstanding unvested Restricted Stock Awards held by the Participant as of the effective date of such termination will be terminated and forfeited;

(c)All outstanding unvested Restricted Stock Units, Performance Awards, Other Cash-Based Awards and Other Stock-Based Awards held by the Participant as of the effective date of such termination will be terminated and forfeited; provided, however, that with respect to any such Awards the vesting of which is based on the achievement of Performance Goals, if a Participant’s employment or other service with the Company or any Subsidiary, as the case may be, is terminated by the Company without Cause prior to the end of the Performance Period of such Award, but after the conclusion of a portion of the Performance Period (but in no event less than one year), the Committee may, in its sole discretion, cause Shares to be delivered or payment made (except to the extent that a Participant has properly elected to defer income that may be attributable to such Award under a Company deferred compensation plan or arrangement) with respect to the Participant’s Award, but only if otherwise earned for the entire Performance Period and only with respect to the portion of the applicable Performance Period completed at the date of such event, with proration based on the number of months or years that the Participant was employed or performed services during the Performance Period.

13.4Modification of Rights upon Termination.  Notwithstanding the other provisions of this Section 13, upon a Participant’s termination of employment or other service with the Company or any Subsidiary, as the case may be, the Committee may, in its sole discretion (which may be exercised at any time on or after the Grant Date, including following such termination) cause Options or Stock Appreciation Rights (or any part thereof) held by such Participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Non-Employee Director Awards, Other Cash-Based Awards and Other Stock-Based Awards held by such Participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that (a) no Option or Stock Appreciation Right may remain exercisable beyond its expiration date; and (b) any such action by the Committee adversely affecting any outstanding Award will not be effective without the consent of the affected Participant (subject to the right of the Committee to take whatever action it deems appropriate under Section 4.4, 13.5, 15 or 19 of this Plan).

13.5Additional Forfeiture Events.

(a)Effect of Actions Constituting Cause or Adverse Action.  Notwithstanding anything in this Plan to the contrary and in addition to the other rights of the Committee under this Plan, including this Section 13.5, if a Participant is determined by the Committee, acting in its sole discretion, to have taken any action that would constitute Cause or an Adverse Action during or within one (1) year after the termination of employment or other service with the Company or a Subsidiary, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or other service with the Company or any Subsidiary and irrespective of whether or not the Participant was terminated as a result of such Cause or Adverse Action, (i) all rights of the Participant under this Plan and any Award Agreements evidencing an Award then held by the Participant will terminate and be forfeited without notice of any kind, and (ii) the Committee in its sole discretion will have the authority to rescind the exercise, vesting or issuance of, or payment in respect of, any Awards of the Participant that were exercised, vested or issued, or as to which such payment was made, and to require the Participant to pay to the Company, within ten (10) days of receipt from the Company of notice of such rescission, any amount received or the amount of any gain realized as a result of such rescinded exercise, vesting, issuance or payment (including any dividends paid or other distributions made with respect to any shares of Common Stock subject to any Award).  The Company may defer the exercise of any Option or Stock Appreciation Right for a period of up to six (6) months after receipt of the Participant’s written notice of exercise or the issuance of share certificates or book-entry notations upon the vesting of any Award for a period of up to six (6) months after the date of such vesting in order for the Committee to make any determination as to the existence of Cause or an Adverse Action.  The Company will be entitled to withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligations.  Unless otherwise provided by the Committee in an applicable Award Agreement, this Section 13.5(a) will not apply to any Participant following a Change in Control.

(b)Forfeiture or Clawback of Awards Under Company Policy and Applicable Law.  All Awards under this Plan will be subject to forfeiture or other penalties pursuant to any clawback or forfeiture policy of the Company, as in effect from time to time (including, but not limited to, the Company’s Clawback and Forfeiture Policy as adopted in 2021), and such forfeiture and/or penalty conditions or provisions as determined by the Committee and set forth in the applicable Award Agreement, or as otherwise required or permitted under Applicable Law.

14.	Payment of Withholding Taxes.

14.1General Rules.  The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all amounts the Company reasonably determines are necessary to satisfy any and all federal, foreign, state and local withholding and employment related tax requirements attributable to an Award, including the grant, exercise, vesting or settlement of, or payment of dividends with respect to, an Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award.  When withholding shares of Common Stock for taxes is effected under this Plan, it will be withheld only up to an amount based on the maximum statutory tax rates in the Participant’s applicable tax jurisdiction or such other rate that will not trigger a negative accounting impact on the Company.

14.2Special Rules.  The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment related tax obligation described in Section 14.1 of this Plan by withholding shares of Common Stock underlying an Award, by electing to tender, or by attestation as to ownership of, Previously Acquired Shares, by delivery of a Broker Exercise Notice or a combination of such methods.  For purposes of satisfying a Participant’s withholding or employment-related tax obligation, shares of Common Stock withheld by the Company or Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value on the Tax Date.

15.	Change in Control.

15.1Definition of Change in Control.  Unless otherwise provided in an Award Agreement or Individual Agreement between the Participant and the Company or one of its Subsidiaries or Affiliates, a “Change in Control” will mean the occurrence of any of the following:

(a)The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any entity with respect to which, following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity’s governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(b)The consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%)  of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation;

(c)individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board; or

(d)a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

15.2Continuation, Assumption or Substitution of Outstanding Awards; Treatment Upon Subsequent Termination. In the event of a Change in Control, the surviving or successor organization (or a parent or subsidiary thereof) (the “Successor”) may continue, assume or substitute equivalent awards (with such adjustments as may be required or permitted by Section 4.4 of this Plan). The Successor may elect to continue, assume or substitute only some Awards or portions of Awards. A substitute equivalent award must (i) have a value at least equal to the value of the Award being substituted; (ii) relate to a publicly-traded equity security of the Successor involved in the Change in Control or another entity that is affiliated with the Company or the Successor following the Change in Control; (iii) be the same type of award as the Award being substituted; (iv) be vested to the extent vested at the time of and as a result of the Change in Control and (v) have other terms and conditions (including vesting, exercisability and effect of termination within one (1) year following a Change in Control) that are not less favorable to the Participant than the terms and conditions of the Award being substituted, in each case, as determined by the Committee (as constituted prior to the Change in Control) in its sole discretion. If an Award is continued, assumed or substituted by the Successor and within one (1) year following a Change in Control the Participant is terminated by the Successor (or an Affiliate thereof) without Cause, the following rules will apply to the continued, assumed or substituted Awards, unless otherwise specifically provided in the applicable Award Agreement:

(a)Any and all Options and Stock Appreciation Rights will vest and become immediately exercisable as of the termination or resignation and will remain exercisable until the earlier of the expiration of its full specified term or the first anniversary of the date of such termination or resignation.

(b)All restrictions imposed on Restricted Stock, Restricted Stock Units or Deferred Stock Units that are not performance-based will lapse. Such Restricted Stock Units and Deferred Stock Units will be settled and paid in cash or shares of Common Stock as provided in the Award Agreement. If such Restricted Stock Units or Deferred Stock Units are exempt from the requirements of Section 409A of the Code, the Restricted Stock Units or Deferred Stock Units will be paid within thirty (30) days following the termination or resignation. If such Restricted Stock Units or Deferred Stock Units are subject to the requirements of Section 409A of the Code, then, subject to the delay, if any, required under Section 18,  the Restricted Stock Units or Deferred Stock Units will be paid within the thirty (30) day period following the Participant’s separation from service (within the meaning of Section 409A of the Code) (a “Separation from Service”).

(c)All vested and earned Awards that are performance-based for which the Performance Period has been completed as of the date of such termination or resignation but have not yet been paid will be paid in cash or Shares and at such time as provided in the Award Agreement; provided, however that if any such payment is to be made in Shares, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control. All performance-based Awards for which the Performance Period has not been completed as of the date of such termination or resignation will immediately vest and be earned in full, and paid out with respect to each Performance Goal based on the greater of (i) target performance; or (ii) actual performance achieved through the date of such termination or resignation, in each case with the manner of payment to be made in cash or Shares as provided in the Award Agreement within thirty (30) days following the date of such termination or resignation, subject to the delay, if any, required under Section 18.

15.3No Continuation, Assumption or Substitution of Outstanding Awards; Dissolution or Liquidation. In the event of a Change in Control, any outstanding Awards that are not continued, assumed or substituted with equivalent awards by the Successor pursuant to Section 15.2 of this Plan, or in the case of a dissolution or liquidation of the Company, all Awards, will be subject to the following rules, in each case effective immediately prior to such Change in Control but conditioned upon the completion of such Change in Control:

(a)Any Options and Stock Appreciation Rights will be fully vested and exercisable and the Committee will either (1) give a Participant a reasonable opportunity to exercise the Option and Stock Appreciation Right before the transaction resulting in the Change in Control (including cashless exercise by a Participant) or (2) pay the Participant the difference between the exercise price for such Option or the grant price for such Stock Appreciation Right and the per Share consideration provided to other similarly situated stockholders in such Change in Control; provided, however, that if the exercise price of such Option or the grant price of such Stock Appreciation Right exceeds the aforementioned consideration provided, then the Option or Stock Appreciation Right will be canceled and terminated without any payment. In either case, such Option or Stock Appreciation Right will be cancelled. The Committee will not be obligated to treat all Options and Stock Appreciation Rights subject to this Section 15.3 in the same manner. The exercise of any Option or Stock Appreciation Right whose exercisability is accelerated as provided in this Section 15.3 will be conditioned upon the consummation of the Change in Control and will be effective only immediately before such consummation.

(b)All restrictions imposed on Restricted Stock, Restricted Stock Units or Deferred Stock Units that are not performance-based will lapse. Such Restricted Stock Units or Deferred Stock Units will be settled and paid in cash or shares of Common Stock as provided in the Award Agreement. If Restricted Stock Units or Deferred Stock Units are exempt from the requirements of Section 409A of the Code, then the Restricted Stock Units or Deferred Stock Units will be paid within thirty (30) days following the Change in Control. If Restricted Stock Units or Deferred Stock Units are subject to the requirements of Section 409A of the Code, then the time of payment will depend on whether the Change in Control is a distribution event under Treasury Regulation § 1.409A-3(a)(5) (a “409A Change in Control”). If the Change in Control is a 409A Change in Control, then the Restricted Stock Units or Deferred Stock Units subject to the requirements of Section 409A of the Code will be paid within the thirty (30) day period following the Change in Control. If the Change in Control is not a 409A Change in Control, Restricted Stock Units or Deferred Stock Units subject to the requirements of Section 409A of the Code will be paid as of the earlier of the time specified in the Award Agreement or within the thirty (30) day period following the date the Participant has a Separation from Service following such Change in Control; provided, however, that if at the time of the Participant’s Separation from Service, such Participant is a “specified employee” (within the meaning of Code Section 409A), then payment will be suspended, except as permitted under Code Section 409A, until the first business day after the earlier of (i) the date that is six (6) months after the date of the Participant’s Separation from Service or (ii) the Participant’s death.

(c)All vested and earned Awards that are performance-based for which the Performance Period has been completed as of the date of the Change in Control but have not yet been paid will be paid in cash or Shares and at such time as provided in the Award Agreement; provided, however that if any such payment is to be made in Shares, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control. All performance-based Awards for which the Performance Period has not been completed as of the date of the Change in Control will immediately vest and be earned in full, and paid out with respect to each Performance Goal based on the greater of: (i) target performance; or (ii) actual performance achieved through the date of such Change in Control, in each case with the manner of payment to be made in cash or Shares as provided in the Award Agreement as soon as reasonably practicable after the Change in Control, but no later than within thirty (30) days following the date of the Change in Control; provided, however that if any such payment is to be made in Shares, the Committee may in its discretion, provide such holders the consideration provided to other similarly situated shareholders in such Change in Control.

15.4Limitation on Change in Control Payments.  Notwithstanding anything in this Section 15 to the contrary, if, with respect to a Participant, the acceleration of the vesting of an Award or the payment of cash in exchange for all or part of a Stock-Based Award (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other “payments” that such Participant has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the “payments” to such Participant pursuant to Section 15.2 of this Plan will be reduced (or acceleration of vesting eliminated) to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that such reduction will be made only if the aggregate Net After Tax Receipts (as defined below) to the Participant after such reduction exceeds the aggregate Net After Tax Receipts to the Participant of such payments absent such reduction; and provided, further that such payments will be reduced (or acceleration of vesting eliminated) by first reducing or eliminating payments or benefits the full value of which are required to be recognized as contingent upon a Change in Control (determined in accordance with Treasury Regulation § 1.280G-1, Q/A-24), followed by reducing or eliminating payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from such date. For purposes of this Section, (i) ”Net After Tax Receipts” means the Present Value of a payment under this Plan net of all taxes imposed on Participant with respect thereto under Sections 1, 3101 and 4999 of the Code, determined by applying the highest marginal rate under Code Section 1 that applies to the Participant’s taxable income for the applicable taxable year; and (ii) ”Present Value” means the value determined in accordance with Section 280G(d)(4) of the Code. If the Committee determines that payments to the Participant must be reduced under this Section 15.4 (the “Reduced Amount”), the Company must promptly notify the Participant of that determination, with a copy of the detailed calculations by the Committee. All determinations of the Committee under this Section 15.4 are final, conclusive and binding upon the Company and the Participant. As result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Committee under this Section 15.4, however, it is possible that amounts will have been paid under the Plan to or for the benefit of a Participant that should not have been so paid (“Overpayment”) or that additional amounts that have not been paid under the Plan to or for the benefit of a Participant could have been so paid (“Underpayment”), in each case consistent with the calculation of the Reduced Amount. If the Committee, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, that the Committee believes has a high probability of success, or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan, to the extent permitted by applicable law, which the Participant must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Code Sections 1, 3101 or 4999 or generate a refund of such taxes. If the Committee, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Committee must promptly notify the Company of the amount of the Underpayment, which then shall be paid promptly to the Participant but no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the determination is made that the Underpayment has occurred. Notwithstanding the foregoing provisions of this Section 15.4, if a Participant is subject to a separate agreement with the Company or a Subsidiary that expressly addresses the potential application of Section 280G or 4999 of the Code, then this Section 15.4 will not apply and any “payments” to a Participant pursuant to Section 15 of this Plan will be treated as “payments” arising under such separate agreement; provided, however, such separate agreement may not modify the time or form of payment under any Award that constitutes deferred compensation subject to Section 409A of the Code if the modification would cause such Award to become subject to the adverse tax consequences specified in Section 409A of the Code.

15.5Exceptions. Notwithstanding anything in this Section 15 to the contrary, individual Award Agreements or Individual Agreements between a Participant and the Company or one of its Subsidiaries or Affiliates may contain provisions with respect to vesting, payment or treatment of Awards upon the occurrence of a Change in Control, and the terms of any such Award Agreement or Individual Agreement will govern to the extent of any inconsistency with the terms of this Section 15. The Committee will not be obligated to treat all Awards subject to this Section 15 in the same manner. The timing of any payment under this Section 15 may be governed by any election to defer receipt of a payment made under a Company deferred compensation plan or arrangement.

16.	Rights of Eligible Recipients and Participants; Transferability.

16.1Employment.  Nothing in this Plan or an Award Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue employment or other service with the Company or any Subsidiary.

16.2Effect on Existing Rights.  Nothing in this Plan is intended to abrogate the rights of any Participant under any contract or agreement existing between the Participant and the Company or any Subsidiary, or any subsequent amendments or modifications of such contract or agreement, and all Awards granted under this Plan and actions taken with respect to this Plan shall be subject to the terms of any contract or agreement between the Participant and the Company or any Subsidiary.

16.3No Rights to Awards. No Participant or Eligible Recipient will have any claim to be granted any Award under this Plan.

16.4Rights as a Stockholder.  Except as otherwise provided in the Award Agreement, a Participant will have no rights as a stockholder with respect to shares of Common Stock covered by any Stock-Based Award unless and until the Participant becomes the holder of record of such shares of Common Stock and then subject to any restrictions or limitations as provided herein or in the Award Agreement.

16.5Restrictions on Transfer.

(a)Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting, issuance or settlement of such Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

(b)A Participant will be entitled to designate a beneficiary to receive an Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 13 of this Plan) may be made by, such beneficiary.  If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under this Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 13 of this Plan) may be made by, the Participant’s legal representatives, heirs and legatees.  If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under this Plan or exercise of all exercisable Options or Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options or Stock Appreciation Rights may be made by, the legal representatives, heirs and legatees of the beneficiary.

(c)Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, any person sharing such Participant’s household (other than a tenant or employee), a trust in which any of the foregoing have more than fifty percent (50%) of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.  Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer.  A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including execution or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

(d)The Committee may impose such restrictions on any shares of Common Stock acquired by a Participant under this Plan as it may deem advisable, including minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Common Stock is then listed or traded, or under any blue sky or state securities laws applicable to such shares or the Company’s insider trading policy.

16.6Non-Exclusivity of this Plan.  Nothing contained in this Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

17.	Securities Law and Other Restrictions.

Notwithstanding any other provision of this Plan or any Award Agreements entered into pursuant to this Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under this Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates or book-entry notations representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

18.	Deferred Compensation; Compliance with Section 409A.

It is intended that all Awards issued under this Plan be in a form and administered in a manner that will comply with the requirements of Section 409A of the Code, or the requirements of an exception to Section 409A of the Code, and the Award Agreements and this Plan will be construed and administered in a manner that is consistent with and gives effect to such intent.  The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code.  With respect to an Award that constitutes a deferral of compensation subject to Code Section 409A: (a) if any amount is payable under such Award upon a termination of service, a termination of service will be treated as having occurred only at such time the Participant has experienced a Separation from Service; (b) if any amount is payable under such Award upon a Disability, a Disability will be treated as having occurred only at such time the Participant has experienced a “disability” as such term is defined for purposes of Code Section 409A; (c) if any amount is payable under such Award on account of the occurrence of a Change in Control, a Change in Control will be treated as having occurred only at such time a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” as such terms are defined for purposes of Code Section 409A, (d) if any amount becomes payable under such Award on account of a Participant’s Separation from Service at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment will be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the date of the Participant’s Separation from Service or (ii) the Participant’s death, and (e) no amendment to or payment under such Award will be made except and only to the extent permitted under Code Section 409A.

19.	Amendment, Modification and Termination.

19.1Generally.  Subject to other subsections of this Section 19 and Section 3.4 of this Plan, the Board at any time may suspend or terminate this Plan (or any portion thereof) or terminate any outstanding Award Agreement and the Committee, at any time and from time to time, may amend this Plan or amend or modify the terms of an outstanding Award.  The Committee’s power and authority to amend or modify the terms of an outstanding Award includes the authority to modify the number of shares of Common Stock or other terms and conditions of an Award, extend the term of an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however that the amended or modified terms are permitted by this Plan as then in effect, including without limitation Section 3.4 of this Plan and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

19.2Stockholder Approval.  No amendments to this Plan will be effective without approval of the Company’s stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange or stock market on which the Common Stock is then traded, applicable state corporate laws or regulations, applicable federal laws or regulations, and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under this Plan; or (b) such amendment would: (i) modify Section 3.4 of this Plan; (ii) materially increase benefits accruing to Participants; (iii) increase the aggregate number of shares of Common Stock issued or issuable under this Plan; (iv) increase any limitation set forth in this Plan on the number of shares of Common Stock which may be issued or the aggregate value of Awards which may be made, in respect of any type of Award to any single Participant during any specified period; (v) modify the eligibility requirements for Participants in this Plan; or (vi) reduce the minimum exercise price or grant price as set forth in Sections 6.3 and 7.3 of this Plan.

19.3Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary, no termination, suspension or amendment of this Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.4, 4.4, 13, 15, 18 or 19.4 of this Plan.

19.4Amendments to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Committee may amend this Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Plan or an Award Agreement to any present or future law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder.  By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 19.4 to any Award granted under this Plan without further consideration or action.

20.	Substituted Awards.

The Committee may grant Awards under this Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or a Subsidiary as a result of a merger or consolidation of the former employing entity with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the former employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

21.	Effective Date and Duration of this Plan.

This Plan is effective as of the Effective Date.  This Plan will terminate at midnight on the day before the ten (10) year anniversary of the Effective Date, and may be terminated prior to such time by Board action.  No Award will be granted after termination of this Plan, but Awards outstanding upon termination of this Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

22.	Miscellaneous.

22.1Usage.  In this Plan, except where otherwise indicated by clear contrary intention, (a) any masculine term used herein also will include the feminine, (b) the plural will include the singular, and the singular will include the plural, (c) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term, and (d) “or” is used in the inclusive sense of “and/or”.

22.2Unfunded Plan.  Participants will have no right, title or interest whatsoever in or to any investments that the Company or its Subsidiaries may make to aid it in meeting its obligations under this Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual.  To the extent that any individual acquires a right to receive payments from the Company or any Subsidiary under this Plan, such right will be no greater than the right of an unsecured general creditor of the Company or the Subsidiary, as the case may be.  All payments to be made hereunder will be paid from the general funds of the Company or the Subsidiary, as the case may be, and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts except as expressly set forth in this Plan.

22.3Relationship to Other Benefits. Neither Awards made under this Plan nor shares of Common Stock or cash paid pursuant to such Awards under this Plan will be included as “compensation” for purposes of computing the benefits payable to any Participant under any pension, retirement (qualified or non-qualified), savings, profit sharing, group insurance, welfare, or benefit plan of the Company or any Subsidiary unless provided otherwise in such plan.

22.4Fractional Shares.  No fractional shares of Common Stock will be issued or delivered under this Plan or any Award.  The Committee will determine whether cash, other Awards or other property will be issued or paid in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto will be forfeited or otherwise eliminated by rounding up or down.

22.5Governing Law; Mandatory Arbitration.  All questions pertaining to the validity, construction and administration of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law. In the event that any person is compelled to bring a claim related to this Plan, to interpret or enforce the provisions of the Plan, to recover damages as a result of a breach of the terms of this Plan, or from any other cause (a “Claim”), such Claim must be processed as follows:

(i) THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION, AND EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by the terms of this Plan.

(ii) The arbitration shall be binding and conducted before a single arbitrator in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes or the appropriate governing body, as modified by the terms and conditions of this paragraph. Venue for any arbitration pursuant to this Plan will lie in Seattle, Washington. The arbitrator will be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS or the appropriate governing body. The parties to the arbitration shall each pay an equal amount of the arbitrator’s fees and arbitration costs (recognizing that each side bears the cost of its own deposition(s), witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in a court of law). Upon the conclusion of the arbitration hearing, the arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The award of the arbitrator shall be final and binding. Judgment upon any award may be entered in any court having jurisdiction thereof.

22.6Successors.  All obligations of the Company under this Plan with respect to Awards granted hereunder will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

22.7Construction.  Wherever possible, each provision of this Plan and any Award Agreement will be interpreted so that it is valid under the Applicable Law.  If any provision of this Plan or any Award Agreement is to any extent invalid under the Applicable Law, that provision will still be effective to the extent it remains valid.  The remainder of this Plan and the Award Agreement also will continue to be valid, and the entire Plan and Award Agreement will continue to be valid in other jurisdictions.

22.8Delivery and Execution of Electronic Documents.  To the extent permitted by Applicable Law, the Company may:  (a) deliver by email or other electronic means (including posting on a Web site maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award hereunder (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements), and (b) permit Participants to use electronic, internet or other non-paper means to execute applicable Plan documents (including Award Agreements) and take other actions under this Plan in a manner prescribed by the Committee.

22.9No Representations or Warranties Regarding Tax Effect; No Obligation to Minimize or Notify Regarding Taxes. Notwithstanding any provision of this Plan to the contrary, the Company and its Subsidiaries, the

Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under this Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws and have no duty or obligation to minimize the tax consequences of an Award to the holder of such Award. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.

22.10Indemnification.  Subject to any limitations and requirements of Delaware law, each individual who is or will have been a member of the Board, or a Committee appointed by the Board, or an officer or Employee of the Company to whom authority was delegated in accordance with Section 3.3 of this Plan, will be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf.  The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or pursuant to any agreement with the Company, or any power that the Company may have to indemnify them or hold them harmless.

RADIANT LOGISTICS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF RADIANT LOGISTICS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned revokes all previous proxies and constitutes and appoints Bohn H. Crain and Todd E. Macomber, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of common stock of Radiant Logistics, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Triton Towers Two, 700 S. Renton Village Place, Seventh Floor, Renton, Washington 98057, at 9:00 a.m., local time, on November 17, 2021, and at any adjournment(s) or postponement(s) thereof, upon the Proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting (receipt of which is hereby acknowledged).

This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the nominees in Proposal 1, FOR Proposal 2, Proposal 3 and Proposal 4, and in the proxies’ discretion, upon other matters as may properly come before the Annual Meeting.

(continued and to be signed on reverse side)

Please Detach and Mail In the Envelope Provided

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For	Against	Abstain

1.	Election of Directors
Nominees
	1a. Bohn H. Crain	☐	☐	☐
	1b. Richard P. Palmieri	☐	☐	☐
	1c. Michael Gould	☐	☐	☐
	1d. Kristin Toth Smith	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	To ratify the appointment of BDO USA, LLP as the Company's independent auditor for the fiscal year ending June 30, 2022.	☐	☐	☐

3.	To approve, on an advisory basis, our executive compensation.	☐	☐	☐

4. To approve the Radiant Logistics, Inc. 2021 Omnibus Incentive Plan.		☐	☐	☐

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

			Yes	No
	Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)		Date